Exhibit 99.1
TIME WARNER INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER FINANCIAL INFORMATION
     Under the rules of the Securities and Exchange Commission (the “SEC”), in certain circumstances, a registration statement for a public offering of securities filed with the SEC must include or incorporate by reference recast annual financial statements that reflect subsequent changes in accounting principles or basis of presentation that are being applied retrospectively. As a result, to update the information in the Registration Statement on Form S-3 of Time Warner Inc. (“Time Warner” or the “Company”) (Registration No. 333-165156) that was filed with the SEC on March 3, 2010, the Company has recast the financial information presented in its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on February 19, 2010 (the “2009 Form 10-K”), to reflect certain changes in accounting principles that are being applied retrospectively.
     Specifically, the Company has recast its consolidated financial statements as of December 31, 2009 and 2008 and for each year in the three-year period ended December 31, 2009, including the accompanying supplementary information and schedule, and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition to reflect the adoption of amendments to accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities. These changes were previously reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 that was filed with the SEC on May 5, 2010 (the “March 2010 Form 10-Q”). The information contained herein has not been updated for other transactions or events; accordingly, the information herein should be read in conjunction with the March 2010 Form 10-Q.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
INTRODUCTION
     Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on Time Warner Inc.’s (“Time Warner” or the “Company”) businesses, current developments, financial condition, cash flows and results of operations. MD&A is organized as follows:
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Overview. This section provides a general description of Time Warner’s business segments, as well as recent developments the Company believes are important in understanding the results of operations and financial condition or in understanding anticipated future trends.

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Results of operations. This section provides an analysis of the Company’s results of operations for the three years ended December 31, 2009. This analysis is presented on both a consolidated and a business segment basis. In addition, a brief description is provided of significant transactions and events that affect the comparability of the results being analyzed.

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Financial condition and liquidity. This section provides an analysis of the Company’s cash flows for the three years ended December 31, 2009, as well as a discussion of the Company’s outstanding debt and commitments that existed as of December 31, 2009. Included in the analysis of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements.

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Market risk management. This section discusses how the Company monitors and manages exposure to potential gains and losses arising from changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of financial instruments.

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Critical accounting policies. This section identifies those accounting principles that are considered important to the Company’s results of operations and financial condition, require significant judgment and require estimates on the part of management in application. All of the Company’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 1 to the accompanying consolidated financial statements.

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Caution concerning forward-looking statements. This section provides a description of the use of forward-looking information appearing herein. Such information is based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Refer to Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”) for a discussion of the risk factors applicable to the Company.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
OVERVIEW
     Time Warner is a leading media and entertainment company, whose major businesses encompass an array of the most respected and successful media brands. Among the Company’s brands are HBO, TNT, CNN, People, Sports Illustrated and Time. The Company produces and distributes films through Warner Bros. and New Line Cinema, including Harry Potter and the Half-Blood Prince, The Hangover, The Blind Side and Sherlock Holmes, as well as television series, including Two and a Half Men, The Mentalist, The Big Bang Theory, Gossip Girl and The Closer. During 2009, the Company generated revenues of $25.388 billion (down 4% from $26.434 billion in 2008), Operating Income of $4.470 billion (compared to Operating Loss of $3.044 billion in 2008), Net Income attributable to Time Warner shareholders of $2.477 billion (compared to Net Loss attributable to Time Warner shareholders of $13.398 billion in 2008) and Cash Provided by Operations from Continuing Operations of $3.386 billion (down 21% from $4.292 billion in 2008). As discussed more fully in “Business Segment Results,” the year ended December 31, 2008 included asset impairments of $7.213 billion, primarily related to reductions in the carrying values of goodwill and identifiable intangible assets at the Company’s Publishing segment.
     On March 12, 2009, the Company completed the legal and structural separation of Time Warner Cable Inc. (“TWC”) from the Company. In addition, on December 9, 2009, the Company completed the legal and structural separation of AOL Inc. (“AOL”) from the Company. With the completion of these separations, the Company disposed of its Cable and AOL segments in their entirety and ceased to consolidate their financial condition and results of operations in its consolidated financial statements. Accordingly, the Company has presented the financial condition and results of operations of its former Cable and AOL segments as discontinued operations in the accompanying consolidated financial statements for all periods presented.
Time Warner Businesses
     Time Warner classifies its operations into three reportable segments: Networks, Filmed Entertainment and Publishing.
     Time Warner evaluates the performance and operational strength of its business segments based on several factors, of which the primary financial measure is operating income before depreciation of tangible assets and amortization of intangible assets (“Operating Income before Depreciation and Amortization”). Operating Income before Depreciation and Amortization eliminates the uneven effects across all business segments of noncash depreciation of tangible assets and amortization of certain intangible assets, primarily intangible assets recognized in business combinations. Operating Income before Depreciation and Amortization should be considered in addition to Operating Income, as well as other measures of financial performance. Accordingly, the discussion of the results of operations for each of Time Warner’s business segments includes both Operating Income before Depreciation and Amortization and Operating Income. For additional information regarding Time Warner’s business segments, refer to Note 14, “Segment Information” to the accompanying consolidated financial statements.
     Networks. Time Warner’s Networks segment is comprised of Turner Broadcasting System, Inc. (“Turner”) and Home Box Office, Inc. (“HBO”). In 2009, the Networks segment generated revenues of $11.253 billion (44% of the Company’s overall revenues), $3.842 billion in Operating Income before Depreciation and Amortization and $3.470 billion in Operating Income.
     The Turner networks – including such recognized brands as TNT, TBS, CNN, Cartoon Network, truTV and HLN – are among the leaders in advertising-supported cable television networks. For eight consecutive years, more primetime households have watched advertising-supported cable television networks than the national broadcast networks. The Turner networks generate revenues principally from providing programming to cable system operators, satellite distribution services, telephone companies and other distributors (known as affiliates) that have contracted to receive and distribute this programming and from the sale of advertising. Key contributors to Turner’s success are its continued investments in high-quality, popular programming focused on sports, original and syndicated series, news, network movie premieres and animation leading to strong ratings and revenue growth, as well as strong brands and operating efficiencies.
     HBO operates the HBO and Cinemax multichannel premium pay television programming services, with the HBO service ranking as the nation’s most widely distributed premium pay television service. HBO generates revenues principally

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
from providing programming to affiliates that have contracted to receive and distribute such programming to subscribers who are generally free to cancel their subscriptions at any time. An additional source of revenues for HBO is the sale of its original programming, including Sex and the City, True Blood, Entourage, The Sopranos and Rome.
     The Company’s Networks segment has been pursuing international expansion in select areas. For example, in January 2010, HBO acquired the remainder of its partners’ interests in HBO Central Europe (“HBO CE”), and in December 2009, Turner entered into an agreement to acquire a majority stake in NDTV Imagine Limited, which owns a Hindi general entertainment channel in India, which is expected to close in the first quarter of 2010 and is subject to customary closing conditions, including the receipt of regulatory approvals. In addition, during the third quarter of 2009, Turner acquired Japan Image Communications Co., Ltd., a Japanese pay television business. During the fourth quarter of 2008, HBO acquired additional equity interests in HBO Latin America Group, consisting of HBO Brasil, HBO Olé and HBO Latin America Production Services (collectively, “HBO LAG”). In recent years, Turner has also expanded its presence in Germany, Korea, Latin America, Turkey and the United Arab Emirates, and HBO has acquired additional equity interests in HBO Asia and HBO South Asia. The Company anticipates that international expansion will continue to be an area of focus at the Networks segment for the foreseeable future.
     Filmed Entertainment. Time Warner’s Filmed Entertainment segment is comprised of Warner Bros. Entertainment Group (“Warner Bros.”), one of the world’s leading studios, and its subsidiary, New Line Cinema LLC (“New Line”). In 2009, the Filmed Entertainment segment generated revenues of $11.066 billion (41% of the Company’s overall revenues), $1.447 billion in Operating Income before Depreciation and Amortization and $1.084 billion in Operating Income.
     The Filmed Entertainment segment has diversified sources of revenues within its film and television businesses, including an extensive film library and a global distribution infrastructure, which have helped it to deliver consistent long-term operating performance. To increase operational efficiencies and maximize performance within the Filmed Entertainment segment, in 2008 the Company reorganized the New Line business to be operated as a unit of Warner Bros. while maintaining separate development, production and other operations. Beginning in the first quarter of 2009, Warner Bros. commenced a significant restructuring, primarily consisting of headcount reductions and the outsourcing of certain functions to an external service provider. As a result of these restructurings, the Filmed Entertainment segment incurred restructuring charges of $105 million for the year ended December 31, 2009, and expects to incur additional restructuring charges of approximately $10 million in the first quarter of 2010.
     Warner Bros. continues to be an industry leader in the television business. During the 2009-2010 broadcast season, Warner Bros. is producing approximately 20 primetime series, with at least one series airing on each of the five broadcast networks (including Two and a Half Men, The Mentalist, The Big Bang Theory, Gossip Girl, Fringe, Chuck and The Bachelor), as well as original series for several cable networks (including The Closer and Nip/Tuck).
     The growth in home video revenues, in particular revenues from DVD sales, has been one of the largest drivers of the segment’s profit over the last several years. The industry and the Company experienced a decline in home video revenues in 2009 and 2008 as a result of several factors, including the general economic downturn in the U.S. and many regions around the world, increasing competition for consumer discretionary time and spending, piracy and the maturation of the standard definition DVD format. During 2009, the decline in home video revenues was also affected by consumers shifting to subscription rental services and discount rental kiosks, which generate significantly less revenue per transaction than DVD sales. Partially offsetting the softening consumer demand for standard definition DVDs and the shift to rental services was growing sales of high definition Blu-ray Discs and increased electronic delivery, which have higher gross margins than standard definition DVDs.
     Piracy, including physical piracy as well as illegal online file-sharing, continues to be a significant issue for the filmed entertainment industry. Due to technological advances, piracy has expanded from music to movies, television programming and interactive video games. The Company seeks to limit the threat of piracy through a combination of approaches, including offering legitimate market alternatives, applying technical protection measures, pursuing legal sanctions for infringement, promoting appropriate legislative initiatives and enhancing public awareness of the meaning and value of intellectual property. The Company also works with various cross-industry groups and trade associations, as well as with strategic partners to develop and implement technological solutions to control digital piracy.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     Publishing. Time Warner’s Publishing segment consists principally of magazine publishing and related websites as well as a number of direct-marketing businesses. In 2009, the Publishing segment generated revenues of $3.736 billion (15% of the Company’s overall revenues), $419 million in Operating Income before Depreciation and Amortization and $246 million in Operating Income.
     As of December 31, 2009, Time Inc. published 21 magazines in the U.S., including People, Sports Illustrated, Time, InStyle, Real Simple, Southern Living, Entertainment Weekly and Fortune, and over 90 magazines outside the U.S., primarily through IPC Media (“IPC”) in the U.K. and Grupo Editorial Expansión (“GEE”) in Mexico. The Publishing segment generates revenues primarily from advertising (including advertising on digital properties), magazine subscriptions and newsstand sales. Time Inc. also owns the magazine subscription marketer, Synapse Group, Inc. (“Synapse”), and the school and youth group fundraising company, QSP, Inc. and its Canadian affiliate, Quality Service Programs Inc. (collectively, “QSP”). Advertising sales at the Publishing segment, particularly print advertising sales, were significantly adversely affected by the economic environment during 2009. Online advertising sales at the Publishing segment have also been adversely affected by the current economic environment, although, on a percentage basis, to a lesser degree than print advertising sales. Time Inc. continues to develop digital content, including the relaunch of RealSimple.com and the expansion of People.com and Time.com, as well as the expansion of digital properties owned by IPC and GEE. For the year ended December 31, 2009, online Advertising revenues were 12% of Time Inc.’s total Advertising revenues compared to 10% for the year ended December 31, 2008. On July 16, 2009, Time Inc. completed the sale of its direct-selling division, Southern Living At Home.
     In its ongoing effort to streamline operations and reduce its cost structure, the Publishing segment executed restructuring initiatives, primarily resulting in headcount reductions, in the fourth quarters of 2009 and 2008. For the years ended December 31, 2009 and 2008, restructuring costs, primarily consisting of severance costs, were $99 million and $176 million, respectively.
Recent Developments
Separations of TWC and AOL from Time Warner and Reverse Stock Split of Time Warner Common Stock
     On March 12, 2009 (the “Distribution Record Date”), the Company disposed of all of its shares of TWC common stock and completed the legal and structural separation of TWC from Time Warner (the “TWC Separation”). In addition, on December 9, 2009, the Company disposed of all of its shares of AOL common stock and completed the legal and structural separation of AOL from Time Warner (the “AOL Separation”). With the completion of these separations, the Company disposed of its Cable and AOL segments in their entirety. Accordingly, the Company has presented the financial condition and results of operations of its former AOL and Cable segments as discontinued operations in the accompanying consolidated financial statements for all periods presented. See Notes 1 and 3 to the accompanying consolidated financial statements.
     In connection with the TWC Separation, prior to the Distribution Record Date, on March 12, 2009, TWC paid a special cash dividend of $10.27 per share to all holders of TWC Class A common stock and TWC Class B common stock as of the close of business on March 11, 2009, which resulted in the receipt by Time Warner of $9.253 billion.
     Also in connection with the TWC Separation, the Company implemented a 1-for-3 reverse stock split on March 27, 2009.
Common Stock Repurchase Program
     On July 26, 2007, Time Warner’s Board of Directors authorized a common stock repurchase program that allows the Company to purchase up to an aggregate of $5 billion of common stock. Purchases under this stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The size and timing of these purchases are based on a number of factors, including price and business and market conditions. From the program’s inception through February 17, 2010, the Company repurchased approximately 102 million shares of common stock for approximately $4.2 billion, pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. This number included approximately 51 million shares of common stock purchased for approximately $1.4

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
billion in 2009 and 2010 (Note 9). As of December 31, 2009, the Company had approximately $1.0 billion remaining on its stock repurchase program. On January 28, 2010, Time Warner’s Board of Directors increased this amount to $3.0 billion.
HBO Central Europe Acquisition
     On January 27, 2010, HBO purchased the remainder of its partners’ interests in the HBO CE joint venture for approximately $155 million in cash. HBO CE operates the HBO and Cinemax premium pay television programming services serving 11 territories in Central Europe. This transaction resulted in HBO owning 100% of the interests of HBO CE. Prior to this transaction, HBO owned 33% of the interests in HBO CE and accounted for this investment under the equity method of accounting. See Note 3 to the accompanying consolidated financial statements.
CME Investment
     On May 18, 2009, the Company completed an investment in Central European Media Enterprises Ltd. (“CME”) in which the Company received a 31% economic interest for $246 million in cash. As of December 31, 2009, the Company was deemed to beneficially hold an approximate 36% voting interest. CME is a publicly-traded broadcasting company operating leading networks in seven Central and Eastern European countries. In connection with its investment, Time Warner agreed to allow CME founder and Non-Executive Chairman Ronald S. Lauder to vote Time Warner’s shares of CME for at least four years, subject to certain exceptions. The Company’s investment in CME is being accounted for under the cost method of accounting. See Note 3 to the accompanying consolidated financial statements.
RESULTS OF OPERATIONS
Changes in Basis of Presentation
     As discussed more fully in Note 1 to the accompanying consolidated financial statements, the financial information presented herein has been recast to reflect the retrospective adoption of amendments to accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities.
Recent Accounting Guidance
     See Note 1 to the accompanying consolidated financial statements for a discussion of accounting guidance adopted in 2009.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Significant Transactions and Other Items Affecting Comparability
     As more fully described herein and in the related notes to the accompanying consolidated financial statements, the comparability of Time Warner’s results from continuing operations has been affected by significant transactions and certain other items in each period as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Amounts related to securities litigation and government investigations, net	$(30)	$(21)	$(171)
Asset impairments	(85)	(7,213)	(34)
Gain (loss) on sale of assets	(33)	(3)	6

Impact on Operating Income	(148)	(7,237)	(199)

Investment gains (losses), net	(21)	(60)	75
Amounts related to the separation of TWC	14	(11)	-
Costs related to the separation of AOL	(15)	-	-
Share of equity investment gain on disposal of assets	-	30	-

Pretax impact	(170)	(7,278)	(124)
Income tax impact of above items	37	488	17
Tax items related to TWC	24	(9)	6

After-tax impact	(109)	(6,799)	(101)
Noncontrolling interest impact	5	-	-

Impact of items on income from continuing operations attributable to Time Warner Inc. shareholders	$(104)	$(6,799)	$(101)

     In addition to the items affecting comparability above, the Company incurred restructuring costs of $212 million, $327 million and $114 million for the years ended December 31, 2009, 2008 and 2007, respectively. For further discussions of restructuring costs, refer to the “Consolidated Results” and “Business Segment Results” discussions.
Amounts Related to Securities Litigation
     The Company recognized legal reserves as well as legal and other professional fees related to the defense of various securities litigation totaling $30 million, $21 million and $180 million for the years ended December 31, 2009, 2008 and 2007 respectively. In addition, the Company recognized insurance recoveries of $9 million in 2007.
Asset Impairments
     During the year ended December 31, 2009, the Company recorded noncash impairments of $52 million at the Networks segment related to Turner’s interest in a general entertainment network in India and $33 million at the Publishing segment related to certain fixed assets in connection with the Publishing segment’s restructuring activities.
     During the year ended December 31, 2008, the Company recorded noncash impairments related to goodwill and identifiable intangible assets of $7.139 billion at the Publishing segment. The Company also recorded noncash impairments of $18 million related to GameTap, an online video game business, at the Networks segment and $30 million related to a sub-lease with a tenant that filed for bankruptcy in September 2008, $21 million related to Southern Living At Home and $5 million related to certain other asset write-offs at the Publishing segment.
     During the year ended December 31, 2007, the Company recorded a $34 million noncash impairment at the Networks segment related to the impairment of the Courtroom Television Network LLC (“Court TV”) tradename as a result of rebranding the Court TV network name to truTV.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Gain (Loss) on Sale of Assets
     For the year ended December 31, 2009, the Company recognized a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.
     For the year ended December 31, 2008, the Company recorded a $3 million loss on the sale of GameTap at the Networks segment.
     For the year ended December 31, 2007, the Company recorded a $6 million gain on the sale of four non-strategic magazine titles at the Publishing segment.
Investment Losses, Net
     For the year ended December 31, 2009, the Company recognized net investment losses of $21 million, including a $23 million impairment of the Company’s investment in Miditech Pvt. Limited, a programming production company in India, and $43 million of other miscellaneous investment losses, net, partially offset by a $28 million gain on the sale of the Company’s investment in TiVo Inc. and a $17 million gain on the sale of the Company’s investment in Eidos plc (formerly Sci Entertainment Group plc) (“Eidos”).
     For the year ended December 31, 2008, the Company recognized net investment losses of $60 million, including a $38 million impairment of the Company’s investment in Eidos, $12 million of other miscellaneous investment losses, net and $10 million of losses resulting from market fluctuations in equity derivative instruments.
     For the year ended December 31, 2007, the Company recognized net investment gains of $75 million, including a $100 million gain on the Company’s sale of its 50% interest in Bookspan, a $56 million gain on the sale of the Company’s investment in Oxygen Media Corporation, $47 million of other miscellaneous investment gains, net and $2 million of gains resulting from market fluctuations in equity derivative instruments, partially offset by a $73 million impairment of the Company’s investment in The CW and a $57 million impairment of the Company’s investment in Eidos.
Amounts Related to the Separation of TWC
     The Company incurred pretax direct transaction costs (e.g., legal and professional fees) related to the separation of TWC of $6 million for the year ended December 31, 2009 and $11 million for the year ended December 31, 2008, which have been reflected in other income (loss), net in the accompanying consolidated statement of operations. In addition, for the year ended December 31, 2009, the Company recognized $20 million of other income related to the increase in the estimated fair value of Time Warner equity awards held by TWC employees.
Costs Related to the Separation of AOL
     During the year ended December 31, 2009, the Company incurred costs related to the separation of AOL of $15 million, which have been reflected in other income (loss), net in the accompanying consolidated statement of operations. These costs related to the solicitation of consents from debt holders to amend the indentures governing certain of the Company’s debt securities for the year ended December 31, 2009. For additional information, refer to “Financial Condition and Liquidity – Outstanding Debt and Other Financing Arrangements – Consent Solicitation.”
Share of Equity Investment Gain on Disposal of Assets
     For the year ended December 31, 2008, the Company recognized $30 million as its share of a pretax gain on the sale of a Central European documentary channel of an equity method investee.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Income Tax Impact and Tax Items Related to TWC
     The income tax impact reflects the estimated tax or tax benefit associated with each item affecting comparability. Such estimated taxes or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions. For the years ended December 31, 2009, 2008 and 2007, the Company also recognized approximately $24 million of tax benefits, $9 million of tax expense and $6 million of tax benefits, respectively, attributable to the impact of certain state tax law changes on TWC net deferred liabilities.
Noncontrolling Interest Impact
     For the year ended December 31, 2009, the noncontrolling interest impact of $5 million reflects the minority owner’s share of the tax provision related to changes in certain state tax laws on TWC net deferred liabilities.
2009 vs. 2008
Consolidated Results
     The following discussion provides an analysis of the Company’s results of operations and should be read in conjunction with the accompanying consolidated statement of operations.
     Revenues. The components of revenues are as follows (millions):

	Years Ended December 31,
	2009	2008	% Change

Subscription	$8,445	$8,300	2%
Advertising	5,161	5,798	(11%)
Content	11,074	11,450	(3%)
Other	708	886	(20%)

Total revenues	$25,388	$26,434	(4%)

     The increase in Subscription revenues for the year ended December 31, 2009 was primarily related to an increase at the Networks segment, offset partially by a decline at the Publishing segment. The increase in Subscription revenues at the Networks segment was due primarily to higher domestic subscription rates at both Turner and HBO and international subscriber growth, partially offset by the negative impact of foreign exchange rates. The decrease at the Publishing segment was primarily due to softening domestic newsstand sales and declines in domestic subscription sales, both due in part to the effect of the current economic environment, as well as decreases at IPC resulting primarily from the negative impact of foreign exchange rates.
     The decrease in Advertising revenues for the year ended December 31, 2009 was primarily due to declines at the Publishing segment and, to a lesser extent, a decline at the Networks segment. The decrease at the Publishing segment was primarily due to declines in domestic print Advertising revenues and international print Advertising revenues, including the effect of foreign exchange rates at IPC, and lower online revenues. The decrease at the Networks segment primarily reflected decreases at Turner’s news networks, mainly due to audience declines, in part tied to the impact of the 2008 election coverage, and weakened demand, as well as the negative impact of foreign exchange rates principally at Turner’s international entertainment networks.
     The decrease in Content revenues for the year ended December 31, 2009 was due primarily to declines at the Filmed Entertainment and Networks segments. The decline at the Filmed Entertainment segment was mainly due to a decrease in theatrical product revenues, partially offset by an increase in television product revenues. The negative impact of foreign exchange rates also contributed to the decline in Content revenues at the Filmed Entertainment segment. The decline at the Networks segment was due primarily to lower ancillary sales of HBO’s original programming.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     Each of the revenue categories is discussed in greater detail by segment in “Business Segment Results.”
     Costs of Revenues. For the year ended December 31, 2009 and 2008, costs of revenues totaled $14.235 billion and $14.911 billion, respectively, and, as a percentage of revenues, were both 56%. The segment variations are discussed in detail in “Business Segment Results.”
     Selling, General and Administrative Expenses. For the year ended December 31, 2009 and 2008, selling, general and administrative expenses decreased 9% to $6.073 billion in 2009 from $6.678 billion in 2008, due to decreases across each of the segments. The segment variations are discussed in detail in “Business Segment Results.”
     Included in selling, general and administrative expenses are amounts related to securities litigation. The Company recognized legal and other professional fees related to the defense of various securities lawsuits totaling $30 million and $21 million in 2009 and 2008, respectively.
     Included in costs of revenues and selling, general and administrative expenses is depreciation expense, which was $668 million in both 2009 and 2008.
     Amortization Expense. Amortization expense decreased to $280 million in 2009 from $346 million in 2008. The decrease in amortization expense primarily related to declines at the Filmed Entertainment and Publishing segments. The segment variations are discussed in detail in “Business Segment Results.”
     Restructuring Costs. During the year ended December 31, 2009, the Company incurred restructuring costs of $212 million primarily related to various employee terminations and other exit activities, including $8 million at the Networks segment, $105 million at the Filmed Entertainment segment and $99 million at the Publishing segment. The total number of employees terminated across the segments in 2009 was approximately 1,500.
     During the year ended December 31, 2008, the Company incurred restructuring costs of $327 million, primarily related to various employee terminations and other exit activities, including $142 million at the Filmed Entertainment segment, $176 million at the Publishing segment and $12 million at the Corporate segment, partially offset by a reversal of $3 million at the Networks segment. The total number of employees terminated across the segments in 2008 was approximately 1,700.
     Operating Income (Loss). Operating Income was $4.470 billion in 2009 compared to Operating Loss of $3.044 billion in 2008. Excluding the items previously noted under “Significant Transactions and Other Items Affecting Comparability” totaling $148 million and $7.237 billion of expense for the year ended December 31, 2009 and 2008, respectively, Operating Income increased $425 million, primarily reflecting increases at the Networks and Filmed Entertainment segments, partially offset by a decline at the Publishing segment. The segment variations are discussed under “Business Segment Results.”
     Interest Expense, Net. Interest expense, net, decreased to $1.166 billion in 2009 from $1.360 billion in 2008. The decrease in interest expense, net for the year ended December 31, 2009 is due primarily to lower average net debt and also included a $43 million benefit in connection with the resolution of an international VAT matter.
     Other Income (Loss), Net. Other income (loss), net detail is shown in the table below (millions):

	Years ended December 31,
	2009	2008

Investment losses, net	$(21)	$(60)
Amounts related to the separation of TWC	14	(11)
Costs related to the separation of AOL	(15)	-
Income (loss) from equity method investees	(32)	34
Other	(13)	44

Other income (loss), net	$(67)	$7

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     The changes in investment losses, net, amounts related to the separation of TWC and costs related to the separation of AOL are discussed under “Significant Transactions and Other Items Affecting Comparability.” The change in Income (loss) from equity method investees for the year ended December 31, 2009 was primarily due to the Company’s recognition in the third quarter of 2008 of its $30 million share of a pretax gain on the sale of a Central European documentary channel by an equity method investee, as well as losses in 2009 from equity method investees. The remaining change reflected the negative impact of foreign exchange rates.
     Income Tax Provision. Income tax expense from continuing operations was $1.153 billion in 2009 compared to $693 million in 2008. The Company’s effective tax rate for continuing operations was 36% in 2009 compared to (16%) in 2008. The change is primarily attributable to the portion of the goodwill impairment in 2008 that did not generate a tax benefit and the recognition of certain state and local tax benefits in 2009.
     Income (Loss) from Continuing Operations. Income from continuing operations was $2.084 billion in 2009 compared to a loss from continuing operations of $5.090 billion in 2008. Excluding the items previously noted under “Significant Transactions and Other Items Affecting Comparability” totaling $109 million and $6.799 billion of expense, net in 2009 and 2008, respectively, income from continuing operations increased by $484 million, primarily reflecting higher Operating Income and lower interest expense, net, partially offset by other losses, net in 2009, all as noted above. Basic and diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders were $1.76 and $1.75, respectively, in 2009 compared to basic and diluted loss per common share from continuing operations attributable to Time Warner Inc. common shareholders of $4.27 for both in 2008.
     Discontinued Operations, Net of Tax. The financial results for the year ended December 31, 2009 and 2008 included the impact of treating the results of operations and financial condition of TWC and AOL as discontinued operations. Discontinued operations, net of tax was income of $428 million in 2009 and was a loss of $9.559 billion in 2008. The current year results included TWC’s results for the period from January 1, 2009 through March 12, 2009 and AOL’s results for the period January 1, 2009 through December 9, 2009, as compared to the results for 2008, which included TWC’s results and AOL’s results for the full twelve-month period in 2008. Included in discontinued operations for 2008 was a noncash impairment of $14.822 billion and a related tax benefit of $5.729 billion to reduce the carrying values of certain cable franchise rights at TWC and a noncash impairment of $2.207 billion and a related tax benefit of $90 million to reduce the carrying value of goodwill at AOL. For additional information, see Note 3 to the accompanying consolidated financial statements.
     Net Income (Loss) Attributable to Noncontrolling Interests. Net income attributable to noncontrolling interests was $35 million in 2009 compared to a net loss attributable to noncontrolling interests of $1.251 billion in 2008 of which $39 million of income and a $1.251 billion loss, respectively, were attributable to discontinued operations.
     Net Income (Loss) Attributable to Time Warner Inc. shareholders. Net income attributable to Time Warner Inc. common shareholders was $2.477 billion in 2009 compared to a loss of $13.398 billion in 2008. Basic and diluted net income per common share attributable to Time Warner Inc. common shareholders were $2.08 and $2.07, respectively, in 2009 compared to basic and diluted net loss per common share attributable to Time Warner Inc. common shareholders of $11.22 for both in 2008.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Business Segment Results
     Networks. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Networks segment for the years ended December 31, 2009 and 2008 are as follows (millions):

	Years ended December 31,
	2009	2008	% Change
Revenues:
Subscription	$7,077	$6,738	5%
Advertising	3,272	3,359	(3%)
Content	819	901	(9%)
Other	85	60	42%

Total revenues	11,253	11,058	2%
Costs of revenues(a)	(5,349)	(5,261)	2%
Selling, general and administrative(a)	(2,002)	(2,320)	(14%)
Loss on disposal of consolidated business	-	(3)	(100%)
Asset impairments	(52)	(18)	189%
Restructuring costs	(8)	3	NM

Operating Income before Depreciation and Amortization	3,842	3,459	11%
Depreciation	(338)	(324)	4%
Amortization	(34)	(33)	3%

Operating Income	$3,470	$3,102	12%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     The increase in Subscription revenues was comprised primarily of a $325 million increase in domestic subscription revenues mainly due to higher domestic subscription rates at both Turner and HBO and an increase in international subscription revenues of $51 million due to international subscriber growth, which was partially offset by a $37 million negative impact of foreign exchange rates.
     The decrease in Advertising revenues primarily reflected a decrease of $69 million at Turner’s news networks, mainly due to audience declines, in part tied to the impact of the 2008 election coverage, and weakened demand, as well as a $20 million negative impact of foreign exchange rates principally at Turner’s international entertainment networks.
     The decrease in Content revenues was due primarily to a $99 million decrease in ancillary sales of HBO’s original programming, partly offset by the effect of lower than anticipated home video returns of approximately $25 million.
     Costs of revenues increased due to higher programming costs, partially offset by lower newsgathering costs, primarily reflecting the absence of the prior year’s election-related newsgathering costs. Programming costs increased 4% to $3.958 billion from $3.796 billion in 2008. The increase in programming costs was due primarily to higher expenses related to licensed programming at both Turner and HBO and original programming at Turner, partially offset by lower sports programming expenses at Turner that were primarily related to NBA programming. Licensed programming costs for the year ended December 31, 2009 included a fourth quarter $104 million write-down to the net realizable value relating to a program licensed by Turner from Warner Bros. that the Company is attempting to re-license to a third party. The write-down of this licensed program was partially offset by $27 million of intercompany profits that have been eliminated in consolidation, resulting in a net charge to Time Warner of $77 million. Costs of revenues as a percentage of revenues were 48% in both 2009 and 2008.
     The decrease in selling, general and administrative expenses for the year ended December 31, 2009 reflected a $281 million charge in 2008 as a result of a trial court judgment against Turner related to the 2004 sale of the Atlanta Hawks and Thrashers franchises (the “Winter Sports Teams”). Excluding the impact of this charge, selling, general and administrative expenses decreased primarily due to lower marketing expenses.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     As previously noted under “Significant Transactions and Other Items Affecting Comparability,” the 2009 results included a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. The 2008 results included an $18 million noncash impairment of GameTap, an online video game business, and a $3 million loss on the sale of GameTap. In addition, the 2009 results included restructuring costs of $8 million at HBO primarily related to severance, and the 2008 results included a $3 million reversal of 2007 restructuring charges related to senior management changes at HBO due to changes in estimates.
     Operating Income before Depreciation and Amortization and Operating Income increased primarily due to an increase in revenues.
     Filmed Entertainment. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Filmed Entertainment segment for the years ended December 31, 2009 and 2008 are as follows (millions):

	Years ended December 31,
	2009	2008	% Change
Revenues:
Subscription	$44	$39	13%
Advertising	79	88	(10%)
Content	10,766	11,030	(2%)
Other	177	241	(27%)

Total revenues	11,066	11,398	(3%)
Costs of revenues(a)	(7,805)	(8,161)	(4%)
Selling, general and administrative(a)	(1,676)	(1,867)	(10%)
Loss on sale of assets	(33)	-	NM
Restructuring costs	(105)	(142)	(26%)

Operating Income before Depreciation and Amortization	1,447	1,228	18%
Depreciation	(164)	(167)	(2%)
Amortization	(199)	(238)	(16%)

Operating Income	$1,084	$823	32%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     Content revenues primarily include theatrical product (which is content made available for initial exhibition in theaters) and television product (which is content made available for initial airing on television). The components of Content revenues for the years ended December 31, 2009 and 2008 are as follows (millions):

	Years ended December 31,
	2009	2008	% Change
Theatrical product:
Theatrical film	$2,085	$1,861	12%
Home video and electronic delivery	2,820	3,320	(15%)
Television licensing	1,459	1,574	(7%)
Consumer products and other	129	191	(32%)

Total theatrical product	6,493	6,946	(7%)

Television product:
Television licensing	2,506	2,274	10%
Home video and electronic delivery	777	814	(5%)
Consumer products and other	214	224	(4%)

Total television product	3,497	3,312	6%

Other	776	772	1%

Total Content revenues	$10,766	$11,030	(2%)

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     The decline in Content revenues included the negative impact of foreign exchange rates on many of the segment’s international operations.
     The increase in theatrical film revenues was due primarily to the success of certain key releases in 2009, which compared favorably to 2008. Revenues in 2009 included the releases of Harry Potter and the Half-Blood Prince, The Hangover, The Blind Side, Sherlock Holmes and Terminator Salvation compared to revenues in 2008, which included the releases of The Dark Knight, 10,000 B.C., Sex and the City, Get Smart and Journey to the Center of the Earth. Theatrical product revenues from home video and electronic delivery decreased primarily due to the reduced quantity and performance of new releases and lower catalog sales, driven in part by the negative impact of the current economic environment and secular trends, partially offset by the effect of lower than anticipated catalog returns. Significant titles in 2009 included Harry Potter and the Half-Blood Prince, The Hangover, Gran Torino and Terminator Salvation, while significant titles in 2008 included The Dark Knight, I Am Legend, 10,000 B.C., The Bucket List and Sex and the City. Theatrical product revenues from television licensing decreased due primarily to the timing and number of availabilities. Theatrical product revenues from consumer products and other decreased due to difficult comparisons to consumer product revenues in 2008, which included revenues from arrangements related to the release of The Dark Knight in the third quarter of 2008 and the release of Speed Racer in the second quarter of 2008.
     The increase in television product licensing fees was primarily due to the effect of fewer network deliveries in 2008 as a result of the Writers Guild of America (East and West) strike, which was settled in February 2008. The decrease in television product revenues from Home video and electronic delivery primarily resulted from the reduced quantity and performance of new releases and lower catalog sales, driven in part by the negative impact of the current economic environment.
     Other content revenues in 2009, which included the interactive video game releases of LEGO Indiana Jones 2: The Adventure Continues, F.E.A.R. 2: Project Origin and LEGO Rock Band as well as the expansion of the distribution of third party interactive video games, increased slightly compared to Other content revenues in 2008, which included revenues from the interactive video game releases of LEGO Indiana Jones and LEGO Batman.
     The decrease in costs of revenues resulted primarily from a $259 million decrease in theatrical advertising and print costs due primarily to the timing, quantity and mix of films released and a $163 million decline in manufacturing and related costs primarily associated with a decline in home video revenues. Film costs increased to $4.789 billion in 2009 from $4.741 billion in 2008. Included in film costs are net pre-release theatrical film valuation adjustments, which increased slightly to $85 million in 2009 from $84 million in 2008. In addition, in 2009, the Company recognized a net benefit of approximately $50 million related to adjustments to correct prior period participation accruals, and, in 2008, the Company recognized approximately $53 million in participation expense related to claims on films released in prior periods. Costs of revenues as a percentage of revenues was 71% in 2009 compared to 72% in 2008.
     The decrease in selling, general and administrative expenses was primarily the result of a $60 million decline in employee costs mainly resulting from the operational reorganization of the New Line business in 2008 and Warner Bros.’ restructuring activities in 2009, discussed below, as well as a $133 million decrease in distribution expenses primarily associated with the declines in Home video and electronic delivery revenues.
     As previously noted under “Significant Transactions and Other Items Affecting Comparability,” the 2009 results included a $33 million loss on the sale of Warner Bros.’ Italian cinema assets. In addition, beginning in the first quarter of 2009, Warner Bros. commenced a significant restructuring, primarily consisting of headcount reductions and the outsourcing of certain functions to an external service provider. The Filmed Entertainment segment incurred restructuring charges of $105 million in 2009, and expects to incur additional restructuring charges of approximately $10 million in the first quarter of 2010. The 2008 results included restructuring charges of $142 million primarily related to involuntary employee terminations in connection with the operational reorganization of the New Line business.
     Operating Income before Depreciation and Amortization increased primarily due to lower costs of revenues and selling, general and administrative expenses, partly offset by a decrease in revenues and the negative impact of foreign exchange rates. Operating Income before Depreciation and Amortization also included the effect of lower than anticipated home video catalog returns of approximately $40 million, a $26 million benefit in connection with the resolution of an

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
international VAT matter and the $33 million loss on the sale of the Italian cinema assets.
     The increase in Operating Income was primarily due to the increase in Operating Income before Depreciation and Amortization, as well as a decrease in amortization expense primarily relating to film library assets.
     Publishing. Revenues, Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) of the Publishing segment for the years ended December 31, 2009 and 2008 are as follows (millions):

	Years Ended December 31,
	2009	2008	% Change
Revenues:
Subscription	$1,324	$1,523	(13%)
Advertising	1,878	2,419	(22%)
Content	73	63	16%
Other	461	603	(24%)

Total revenues	3,736	4,608	(19%)
Costs of revenues(a)	(1,441)	(1,813)	(21%)
Selling, general and administrative(a)	(1,744)	(1,840)	(5%)
Asset impairments	(33)	(7,195)	NM
Restructuring costs	(99)	(176)	(44%)

Operating Income (Loss) before Depreciation and Amortization	419	(6,416)	NM
Depreciation	(126)	(133)	(5%)
Amortization	(47)	(75)	(37%)

Operating Income (Loss)	$246	$(6,624)	NM

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     Subscription revenues declined primarily due to softening domestic newsstand sales, which decreased $47 million, and a decline of $35 million in domestic subscription sales, both due in part to the effect of the current economic environment, as well as a $95 million decrease at IPC resulting primarily from the negative impact of foreign exchange rates.
     Advertising revenues decreased primarily due to a $330 million decline in domestic print Advertising revenues and a $141 million decrease in international print Advertising revenues, including the effect of foreign exchange rates at IPC, and a decrease of $20 million in online revenues. These declines primarily reflect the current weak economic conditions and increased competition for advertising dollars.
     Other revenues decreased due primarily to decreases at the non-magazine businesses, including Southern Living At Home, which was sold during the third quarter of 2009, and Synapse.
     Costs of revenues decreased 21%, and, as a percentage of revenues, was 39% in both 2009 and 2008. Costs of revenues for the magazine and online businesses include manufacturing costs (paper, printing and distribution) and editorial-related costs, which together decreased 19% to $1.310 billion in 2009 from $1.627 billion in 2008, primarily due to cost savings initiatives, lower printing and paper costs related to a decline in volume and lower costs at IPC due primarily to the effect of foreign exchange rates. In addition, costs of revenues at the non-magazine businesses declined as a result of lower revenues.
     Selling, general and administrative expenses decreased due to cost savings initiatives, a decrease at IPC due primarily to the effect of foreign exchange rates, lower marketing expenses, the effect of the sale of Southern Living At Home and lower bad debt reserves related to newsstand wholesalers, partly offset by higher pension expense and costs associated with the acquisition of QSP.
     As previously noted under “Significant Transactions and Other Items Affecting Comparability,” the 2009 results included a $33 million noncash impairment of certain fixed assets in connection with the Publishing segment’s

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
restructuring activities. The 2008 results included a $7.139 billion noncash impairment to reduce the carrying value of goodwill and identifiable intangible assets, a $30 million noncash impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home and a $5 million noncash impairment related to certain other asset write-offs. In addition, the 2009 results included restructuring costs of $99 million, primarily due to severance and facility costs related to an ongoing effort to continue to streamline the Publishing segment’s operations. The 2008 results included restructuring costs of $176 million, primarily consisting of $119 million of severance and facility costs associated with a significant reorganization of the Publishing segment’s operations and $57 million related to the sub-lease with a tenant that filed for bankruptcy in September 2008.
     As discussed above, Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) were negatively affected by $33 million and $7.195 billion of asset impairments in 2009 and 2008, respectively. Excluding the asset impairments, Operating Income before Depreciation and Amortization and Operating Income decreased due primarily to lower revenues, partially offset by decreases in costs of revenues and selling, general and administrative expenses and lower restructuring costs. The decrease in Operating Income for the year ended December 31, 2009 was also partially offset by lower amortization expense as a result of the prior year noncash impairment to reduce the carrying value of certain identifiable intangible assets.
     Corporate. Operating Loss before Depreciation and Amortization and Operating Loss of the Corporate segment for the years ended December 31, 2009 and 2008 are as follows (millions):

	Years ended December 31,
	2009	2008	% Change
Selling, general and administrative(a)	$(325)	$(324)	-
Restructuring costs	-	(12)	(100%)

Operating Loss before Depreciation and Amortization	(325)	(336)	(3%)
Depreciation	(40)	(44)	(9%)

Operating Loss	$(365)	$(380)	(4%)

(a)	Selling, general and administrative expenses exclude depreciation.
     The 2008 results included $12 million of restructuring costs, due primarily to involuntary employee terminations as a result of the Company’s cost savings initiatives at the Corporate segment.
     Excluding the restructuring costs noted above, Operating Loss before Depreciation and Amortization for the year ended December 31, 2009 was essentially flat compared to the prior year, reflecting higher pension expenses, an increase in legal and other professional fees related to the defense of former employees in various lawsuits and an increase in philanthropic contributions, offset by cost savings initiatives.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
2008 vs. 2007
Consolidated Results
     The following discussion provides an analysis of the Company’s results of operations and should be read in conjunction with the accompanying consolidated statement of operations.
     Revenues. The components of revenues are as follows (millions):

	Years Ended December 31,
	2008	2007	% Change
Subscription	$8,300	$7,838	6%
Advertising	5,798	5,731	1%
Content	11,450	11,709	(2%)
Other	886	933	(5%)

Total revenues	$26,434	$26,211	1%

     The increase in Subscription revenues for the year ended December 31, 2008 was primarily related to an increase at the Networks segment, partly offset by a decline at the Publishing segment. The increase at the Networks segment was due primarily to higher domestic subscription rates at both Turner and HBO and, to a lesser extent, an increase in the number of subscribers for Turner’s networks, as well as the impact of international expansion. The decline in Subscription revenues at the Publishing segment was primarily due to decreases at IPC, resulting principally from the impact of foreign exchange rates, lower revenues from domestic subscription sales and the impact of the sale of four non-strategic magazine titles in the third quarter of 2007, partly offset by higher revenues from newsstand sales for certain domestic magazine titles driven by price increases.
     The increase in Advertising revenues for the year ended December 31, 2008 was primarily due to growth at the Networks segment, partially offset by a decline at the Publishing segment. The increase at the Networks segment was driven primarily by Turner’s domestic entertainment and news networks. The decrease in Advertising revenues at the Publishing segment was due to declines in domestic print Advertising revenues, international print Advertising revenues, including the impact of foreign exchange rates at IPC, and custom publishing revenues, as well as the impacts of the 2007 closures of LIFE and Business 2.0 magazines and the sale of four non-strategic magazine titles in the third quarter of 2007, partly offset by growth in online revenues.
     The decrease in Content revenues for the year ended December 31, 2008 was principally related to a decline at the Filmed Entertainment segment, mainly due to decreases in both television and theatrical product revenues, partially offset by the impact of the acquisition of TT Games Limited (“TT Games”) in the fourth quarter of 2007.
     Each of the revenue categories is discussed in greater detail by segment in “Business Segment Results.”
     Costs of Revenues. For 2008 and 2007, costs of revenues totaled $14.911 billion and $15.393 billion, respectively, and, as a percentage of revenues, were 56% and 59%, respectively. The segment variations are discussed in detail in “Business Segment Results.”
     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 8% to $6.678 billion in 2008 from $6.203 billion in 2007, primarily related to increases at the Networks and Filmed Entertainment segments, partially offset by a decline at the Publishing segment. The segment variations are discussed in detail in “Business Segment Results.”
     Included in selling general and administrative expenses are amounts related to securities litigation. The Company recognized legal reserves as well as legal and other professional fees related to the defense of various securities lawsuits totaling $21 million and $180 million in 2008 and 2007, respectively. In addition, the Company recognized related insurance recoveries of $9 million in 2007.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     Included in costs of revenues and selling, general and administrative expenses is depreciation expense, which increased to $668 million in 2008 from $626 million in 2007.
     Amortization Expense. Amortization expense increased to $346 million in 2008 from $306 million in 2007, related to increases at the Networks and Filmed Entertainment segments, primarily due to business acquisitions.
     Restructuring Costs. During the year ended December 31, 2008, the Company incurred restructuring costs of $327 million, primarily related to various employee terminations and other exit activities, including $142 million at the Filmed Entertainment segment, $176 million at the Publishing segment and $12 million at the Corporate segment, partially offset by a reversal of $3 million at the Networks segment. The total number of employees terminated across the segments in 2008 was approximately 1,700.
     During the year ended December 31, 2007, the Company incurred restructuring costs of $114 million, primarily related to various employee terminations and other exit activities, including $37 million at the Networks segment, $67 million at the Publishing segment and $10 million at the Corporate segment. The total number of employees terminated across the segments in 2007 was approximately 600.
     Operating Income (Loss). Operating Loss was $3.044 billion in 2008 compared to Operating Income of $4.167 billion in 2007. Excluding the items previously noted under “Significant Transactions and Other Items Affecting Comparability” totaling $7.237 billion and $199 million of expense, net for 2008 and 2007, respectively, Operating Income (Loss) decreased $173 million, primarily reflecting declines at the Publishing and Filmed Entertainment segments, partially offset by growth at the Networks segment and decreased expenses at the Corporate segment. The segment variations are discussed under “Business Segment Results.”
     Interest Expense, Net. Interest expense, net, decreased to $1.360 billion in 2008 from $1.468 billion in 2007, primarily due to lower average interest rates on net debt.
     Other Income, Net. Other income, net detail is shown in the table below (millions):

	Years ended December 31,
	2008	2007
Investment gains (losses), net	$(60)	$75
Amounts related to the separation of TWC	(11)	-
Income (loss) from equity method investees	34	(24)
Other	44	(4)

Other income, net	$7	$47

     The changes in investment gains (losses), net and amounts related to the separation of TWC are discussed under “Significant Transactions and Other Items Affecting Comparability.” The change in income (loss) from equity method investees reflected income from equity method investees for the year ended December 31, 2008 primarily due to the Company’s recognition of its $30 million share of a pretax gain on the sale of a Central European documentary channel of an equity method investee. The remaining change reflected the favorable impact of foreign exchange rates.
     Income Tax Provision. Income tax provision from continuing operations was $693 million in 2008 compared to $859 million in 2007. The Company’s effective tax rate for continuing operations was (16%) for the year ended December 31, 2008 compared to 31% for the year ended December 31, 2007. The change is primarily attributable to the portion of the goodwill impairments that did not generate a tax benefit.
     Income (Loss) from Continuing Operations. Loss from continuing operations was $5.090 billion in 2008 compared to income of $1.887 billion in 2007. Excluding the items previously noted under “Significant Transactions and Other Items Affecting Comparability” totaling $6.799 billion and $101 million of expense, net in 2008 and 2007, respectively, income (loss) from continuing operations decreased by $279 million, primarily reflecting lower Operating Income (Loss), as noted

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
above. Basic and diluted loss per common share from continuing operations attributable to Time Warner Inc. common shareholders were both $4.27 in 2008 compared to basic and diluted income per common share from continuing operations of $1.52 and $1.51, respectively, in 2007.
     Discontinued Operations, Net of Tax. The financial results for the years ended December 31, 2008 and 2007 included the impact of treating the results of operations and financial condition of TWC and AOL as discontinued operations. Included in discontinued operations for 2008 was a noncash impairment of $14.822 billion and a related tax benefit of $5.729 billion to reduce the carrying values of certain cable franchise rights at TWC and a noncash impairment of $2.207 billion and a related tax benefit of $90 million to reduce the carrying value of goodwill at AOL. In addition, the financial results for the year ended December 31, 2007 included the impact of treating certain businesses sold, which included Tegic Communications, Inc., Wildseed LLC, the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc. and the Atlanta Braves baseball franchise, as discontinued operations. For additional information, see Note 3 to the accompanying consolidated financial statements.
     Net Income (Loss) Attributable to Noncontrolling Interests. Time Warner had $1.251 billion of net loss attributable to noncontrolling interests in 2008 compared to net income attributable to noncontrolling interests of $240 million in 2007 of which a $1.251 billion loss and $242 million of income, respectively, were attributable to discontinued operations.
     Net Income (Loss) Attributable to Time Warner Inc. shareholders. Net loss attributable to Time Warner Inc. common shareholders was $13.398 billion in 2008 compared to net income attributable to Time Warner Inc. shareholders of $4.387 billion in 2007. Basic and diluted net loss per common share attributable to Time Warner Inc. common shareholders were both $11.22 in 2008 compared to basic and diluted net income per common share attributable to Time Warner Inc. common shareholders of $3.54 and $3.50, respectively, in 2007.
Business Segment Results
     Networks. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Networks segment for the years ended December 31, 2008 and 2007 are as follows (millions):

	Years Ended December 31,
	2008	2007	% Change
Revenues:
Subscription	$6,738	$6,258	8%
Advertising	3,359	3,058	10%
Content	901	909	(1%)
Other	60	45	33%

Total revenues	11,058	10,270	8%
Costs of revenues(a)	(5,261)	(5,014)	5%
Selling, general and administrative(a)	(2,320)	(1,849)	25%
Loss on disposal of consolidated business	(3)	-	NM
Asset impairments	(18)	(34)	(47%)
Restructuring costs	3	(37)	(108%)

Operating Income before Depreciation and Amortization	3,459	3,336	4%
Depreciation	(324)	(303)	7%
Amortization	(33)	(18)	83%

Operating Income	$3,102	$3,015	3%

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     The increase in Subscription revenues was comprised primarily of $311 million due to higher domestic subscription rates at both Turner and HBO, $83 million due to an increase in the number of domestic subscribers for Turner’s networks,

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
and $66 million due to the impact of international growth and expansion.
     The increase in Advertising revenues was driven primarily by Turner’s domestic entertainment and news networks, which grew $253 million, reflecting mainly higher CPMs (advertising rates per thousand viewers) and audience delivery, as well as Turner’s international networks, which grew $51 million, reflecting primarily an increase in the number of units sold.
     The decrease in Content revenues primarily reflects lower syndication revenues associated with HBO’s Everybody Loves Raymond as well as lower ancillary sales of HBO’s original programming, partly offset by higher licensing and merchandising revenues at Turner.
     Costs of revenues increased due primarily to increases in programming costs and election-related newsgathering costs, offset in part by lower content distribution costs. Programming costs increased 6% to $3.796 billion in 2008 from $3.575 billion in 2007 primarily due to an increase in sports programming costs at Turner, particularly related to NBA programming, higher original and licensed programming costs and costs associated with international growth and expansion. Programming costs for the years ended December 31, 2008 and 2007 also included $38 million and $6 million, respectively, of charges related to the decision to not proceed with certain original programming. Costs of revenues as a percentage of revenues were 48% in 2008 compared to 49% in 2007.
     The increase in selling, general and administrative expenses reflected a $281 million charge as a result of a trial court judgment against Turner in December 2008 related to the 2004 sale of the Winter Sports Teams. The remainder of the increase in selling, general and administrative expenses reflected, in part, higher marketing expenses and increased costs related to international expansion.
     As previously noted under “Significant Transactions and Other Items Affecting Comparability,” the 2008 results included a $3 million loss on the sale of GameTap, an online video game business, and an $18 million noncash impairment of GameTap. The 2007 results included a $34 million noncash impairment of the Court TV tradename as a result of rebranding the network’s name to truTV, effective January 1, 2008. In addition, the 2007 results included a charge of $37 million related to senior management changes at HBO, $3 million of which was reversed in 2008 due to changes in estimates.
     Operating Income before Depreciation and Amortization increased primarily due to an increase in revenues, a decline in restructuring costs and the absence of the tradename impairment, partially offset by increases in selling, general and administrative expenses, which included the $281 million trial court judgment against Turner, costs of revenues and the impairment of GameTap. Operating Income increased due primarily to the increase in Operating Income before Depreciation and Amortization described above, offset in part by increased depreciation and amortization expenses related to the impact of international expansion.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     Filmed Entertainment. Revenues, Operating Income before Depreciation and Amortization and Operating Income of the Filmed Entertainment segment for the years ended December 31, 2008 and 2007 are as follows (millions):

	Years Ended December 31,
	2008	2007	% Change
Revenues:
Subscription	$39	$30	30%
Advertising	88	48	83%
Content	11,030	11,355	(3%)
Other	241	249	(3%)

Total revenues	11,398	11,682	(2%)
Costs of revenues(a)	(8,161)	(8,856)	(8%)
Selling, general and administrative(a)	(1,867)	(1,611)	16%
Restructuring costs	(142)	-	NM

Operating Income before Depreciation and Amortization	1,228	1,215	1%
Depreciation	(167)	(153)	9%
Amortization	(238)	(217)	10%

Operating Income	$823	$845	(3%)

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     Content revenues primarily include theatrical product (which is content made available for initial exhibition in theaters) and television product (which is content made available for initial airing on television). The components of Content revenues for the years ended December 31, 2008 and 2007 are as follows (millions):

	Years Ended December 31,
	2008	2007	% Change
Theatrical product:
Theatrical film	$1,861	$2,131	(13%)
Home video and electronic delivery	3,320	3,483	(5%)
Television licensing	1,574	1,451	8%
Consumer products and other	191	166	15%

Total theatrical product	6,946	7,231	(4%)

Television product:
Television licensing	2,274	2,691	(15%)
Home video and electronic delivery	814	832	(2%)
Consumer products and other	224	240	(7%)

Total television product	3,312	3,763	(12%)

Other	772	361	114%

Total Content revenues	$11,030	$11,355	(3%)

     The decline in theatrical film revenues was due primarily to difficult comparisons to the prior year. Revenues for 2008 included The Dark Knight, 10,000 B.C., Sex and the City: The Movie, Get Smart and Journey to the Center of the Earth, while revenues for 2007 included Harry Potter and the Order of the Phoenix, I Am Legend, 300 and Ocean’s Thirteen.
     Theatrical product revenues from home video and electronic delivery decreased due primarily to difficult comparisons to the prior year. Revenues for 2008 included The Dark Knight, I Am Legend, 10,000 B.C., The Bucket List and Sex and the City: The Movie, while revenues for 2007 included Harry Potter and the Order of the Phoenix, 300, Happy Feet, The Departed, Hairspray and Rush Hour 3. Also contributing to the decline in theatrical product revenues from home video and

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
electronic delivery was a decrease in the rate at which consumers were buying DVDs, reflecting, in part, deteriorating worldwide economic conditions during the last half of 2008. Theatrical product revenues from television licensing increased due primarily to the timing and number of availabilities.
     Television product licensing fees decreased primarily as a result of the impact in 2007 of the initial off-network availabilities of Two and a Half Men, Cold Case and The George Lopez Show, as well as the impact in 2008 of the Writers Guild of America (East and West) strike, which was settled in February 2008. This decrease was partially offset by the 2008 off-network license fees from Seinfeld. The decrease in television product revenues from home video and electronic delivery primarily reflects a decline in catalog revenue which more than offsets revenue from new releases, including The Closer, Gossip Girl, One Tree Hill, Terminator: The Sarah Connor Chronicles and Two and a Half Men.
     The increase in other Content revenues was due primarily to the impact of the acquisition of TT Games in the fourth quarter of 2007, which resulted in revenues from the 2008 releases of LEGO Indiana Jones and LEGO Batman, as well as the expansion of the distribution of interactive video games.
     The decrease in costs of revenues resulted primarily from a decrease of $556 million in theatrical advertising and print costs due to the timing, quantity and mix of films released as well as lower film costs ($4.741 billion in 2008 compared to $4.931 billion in 2007). Included in film costs are net pre-release theatrical film valuation adjustments, which decreased to $84 million in 2008 from $240 million in 2007. In addition, during the year ended December 31, 2008, the Company recognized approximately $53 million in participation expense related to current claims on films released in prior periods. Costs of revenues as a percentage of revenues decreased to 72% in 2008 from 76% in 2007, reflecting the quantity and mix of products released.
     The increase in selling, general and administrative expenses was primarily the result of a $117 million increase in employee costs, which includes additional headcount to support the expansion of games distribution, digital platforms and other initiatives, partially offset by cost reductions realized in connection with the operational reorganization of the New Line business. The change also reflects a $106 million increase in distribution costs mainly attributable to the growth in games revenues, as well as a $30 million bad debt charge for potential credit losses related to several customers that filed for bankruptcy.
     The 2008 results included restructuring charges of $142 million primarily related to involuntary employee terminations in connection with the operational reorganization of the New Line business.
     Operating Income before Depreciation and Amortization and Operating Income increased primarily due to lower costs of revenues, partly offset by a decrease in revenues, higher selling, general and administrative expenses and higher restructuring charges.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     Publishing. Revenues, Operating Income (Loss) before Depreciation and Amortization and Operating Income (Loss) of the Publishing segment for the years ended December 31, 2008 and 2007 are as follows (millions):

	Years Ended December 31,
	2008	2007	% Change
Revenues:
Subscription	$1,523	$1,551	(2%)
Advertising	2,419	2,698	(10%)
Content	63	53	19%
Other	603	653	(8%)

Total revenues	4,608	4,955	(7%)
Costs of revenues(a)	(1,813)	(1,885)	(4%)
Selling, general and administrative(a)	(1,840)	(1,905)	(3%)
Gain on sale of assets	-	6	(100%)
Asset impairments	(7,195)	-	NM
Restructuring costs	(176)	(67)	163%

Operating Income (Loss) before Depreciation and Amortization	(6,416)	1,104	NM
Depreciation	(133)	(126)	6%
Amortization	(75)	(71)	6%

Operating Income (Loss)	$(6,624)	$907	NM

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
     Subscription revenues declined primarily due to a $37 million decrease at IPC, resulting principally from the impact of foreign exchange rates and the sale of four non-strategic magazine titles in the third quarter of 2007 (the “2007 magazine sales”), and a $14 million decrease in revenues from domestic subscription sales, partly offset by a $23 million increase in revenues from newsstand sales for certain domestic magazine titles driven by price increases.
     Advertising revenues decreased due primarily to a $246 million decline in domestic print Advertising revenues, including the impact of the 2007 closures of LIFE and Business 2.0 magazines (the “2007 magazine closures”), a $48 million decline in international print Advertising revenues, including the impact of foreign exchange rates at IPC and the 2007 magazine sales, and a $41 million decline in custom publishing revenues, partly offset by a $57 million increase in online revenues, led by contributions from People.com, CNNMoney.com and Time.com.
     Other revenues decreased due primarily to decreases at Synapse, Southern Living At Home and Oxmoor House, partially offset by the impact of the acquisition of QSP.
     Costs of revenues decreased 4% in 2008 and, as a percentage of revenues, were 39% in 2008 and 38% in 2007. Costs of revenues for the magazine publishing business include manufacturing costs (paper, printing and distribution) and editorial-related costs, which together decreased 3% to $1.627 billion in 2008 from $1.670 billion in 2007, primarily due to cost savings initiatives and the impacts of the 2007 magazine closures and the 2007 magazine sales. Paper costs savings realized primarily as a result of lower volumes were partially offset by higher paper prices. The decrease in costs of revenues at the magazine publishing business, as well as a decrease in costs at the non-magazine businesses associated with lower volumes, were offset by increased costs associated with investments in certain digital properties, including incremental editorial-related costs, as well as operating costs associated with the acquisition of QSP.
     Selling, general and administrative expenses decreased primarily due to cost savings initiatives, the impacts of the 2007 magazine closures and 2007 magazine sales and a decrease in promotion-related spending at the non-magazine businesses, partially offset by costs associated with investments in digital properties and costs associated with the acquisition of QSP, as well as an increase of $35 million in bad debt reserves.
     As previously noted under “Significant Transactions and Other Items Affecting Comparability,” the 2008 results

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
included a $7.139 billion noncash impairment to reduce the carrying value of goodwill and identifiable intangible assets, a $30 million noncash asset impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home and a $5 million noncash impairment related to certain other asset write-offs. The 2007 results included a $6 million gain on the 2007 magazine sales. In addition, the 2008 results included restructuring costs of $176 million primarily consisting of $119 million of severance and other costs associated with a significant reorganization of the Publishing segment’s operations and $57 million related to the sub-lease with a tenant that filed for bankruptcy in September 2008. The 2007 results included restructuring costs of $67 million, primarily consisting of severance associated with efforts to streamline operations and costs related to the shutdown of LIFE magazine in the first quarter of 2007.
     As discussed above, Operating Loss before Depreciation and Amortization in 2008 was negatively impacted by $7.195 billion of asset impairments. Excluding the asset impairments, Operating Income before Depreciation and Amortization decreased primarily due to a decline in revenues, partially offset by decreases in selling, general and administrative expenses and costs of revenues. Also excluding the asset impairments, Operating Income decreased due primarily to the decline in Operating Income before Depreciation and Amortization discussed above, and, an increase in depreciation expense due primarily to the completion of construction on IPC’s new U.K. headquarters during the second quarter of 2007.
     Corporate. Operating Loss before Depreciation and Amortization and Operating Loss of the Corporate segment for the years ended December 31, 2008 and 2007 are as follows (millions):

	Years ended December 31,
	2008	2007	% Change

Selling, general and administrative(a)	$(324)	$(543)	(40%)
Restructuring costs	(12)	(10)	20%

Operating Loss before Depreciation and Amortization	(336)	(553)	(39%)
Depreciation	(44)	(44)	-

Operating Loss	$(380)	$(597)	(36%)

(a)	Selling, general and administrative expenses exclude depreciation.
     As previously noted, the Company recognized legal reserves as well as legal and other professional fees related to the defense of various securities lawsuits, totaling $21 million in 2008 and $180 million in 2007. In addition, the Company recognized related insurance recoveries of $9 million in 2007.
     The 2008 and 2007 results included $12 million and $10 million of restructuring costs, respectively, due primarily to involuntary employee terminations as a result of the Company’s cost savings initiatives at the Corporate segment. These initiatives resulted in annual savings of more than $50 million.
     Excluding the items noted above, Operating Loss before Depreciation and Amortization and Operating Loss decreased due primarily to lower corporate costs, related primarily to the cost savings initiatives.
FINANCIAL CONDITION AND LIQUIDITY
     Management believes that cash generated by or available to the Company should be sufficient to fund its capital and liquidity needs for the foreseeable future, including quarterly dividend payments and the remaining $3 billion common stock repurchase program. Time Warner’s sources of cash include cash provided by operations, cash and equivalents on hand, available borrowing capacity under its committed credit facilities and commercial paper program and access to capital markets. Time Warner’s unused committed capacity at December 31, 2009 was $11.664 billion, including $4.733 billion of cash and equivalents.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     As part of the TWC Separation, the Company received $9.253 billion on March 12, 2009 as its portion of the payment by TWC of the special cash dividend of $10.27 per share to all holders of TWC Class A Common Stock and TWC Class B Common Stock as of the close of business on March 11, 2009 (aggregating $10.856 billion) (the “Special Dividend”).
     In late January 2009, Google Inc. (“Google”) exercised its right to request that AOL register Google’s 5% equity interest in AOL for sale in an initial public offering. Time Warner exercised its right to purchase Google’s equity interest for cash based on the appraised fair market value of the equity interest in lieu of conducting an initial public offering. On July 8, 2009, the Company repurchased Google’s 5% interest in AOL for $283 million in cash, which amount included a payment in respect of Google’s pro rata share of cash distributions to Time Warner by AOL attributable to the period of Google’s investment in AOL.
Current Financial Condition
     At December 31, 2009, Time Warner had $16.208 billion of debt, $4.733 billion of cash and equivalents (net debt of $11.475 billion, defined as total debt less cash and equivalents) and $33.396 billion of shareholders’ equity, compared to $22.701 billion of debt, $1.082 billion of cash and equivalents (net debt of $21.619 billion, defined as total debt less cash and equivalents) and $42.292 billion of shareholders’ equity at December 31, 2008.
     The following table shows the significant items contributing to the decrease in consolidated net debt from December 31, 2008 to December 31, 2009 (millions):

Balance at December 31, 2008	$21,619
Cash provided by operations from continuing operations	(3,386)
Cash provided by discontinued operations	(617)
Capital expenditures	547
Dividends paid to common stockholders	897
Investments and acquisitions, net(a)	749
Proceeds from the sale of investments(a)	(231)
Repurchases of common stock(b)	1,158
Proceeds from the Special Dividend(a)	(9,253)
All other, net	(8)

Balance at December 31, 2009(c)	$11,475

(a)	Refer to “Investing Activities” below for further detail.
(b)	Refer to “Financing Activities” below for further detail.
(c)	Included in the net debt balance is $20 million that represents the unamortized fair value adjustment recognized as a result of the merger of AOL and Historic TW Inc.
     As noted in “Recent Developments,” on July 26, 2007, Time Warner’s Board of Directors authorized a common stock repurchase program that allows the Company to purchase up to an aggregate of $5 billion of common stock. Purchases under this stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The size and timing of these purchases are based on a number of factors, including price and business and market conditions. From the program’s inception through February 17, 2010, the Company repurchased approximately 102 million shares of common stock for approximately $4.2 billion pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. This number included approximately 51 million shares of common stock purchased for approximately $1.4 billion in 2009 (Note 9). As of December 31, 2009, the Company had approximately $1.0 billion remaining on its stock repurchase program. On January 28, 2010, Time Warner’s Board of Directors increased this amount to $3.0 billion.
     Time Warner’s $2.000 billion aggregate principal amount of floating rate public debt matured on November 13, 2009, and the Company paid such aggregate principal amount and the accrued interest in cash on the maturity date. The Company does not have any other public debt maturing until April 2011.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Cash Flows
     Cash and equivalents increased by $3.651 billion, including $617 million of cash provided by discontinued operations, in 2009 and decreased by $51 million, including $162 million of cash used by discontinued operations, in 2008. Components of these changes are discussed below in more detail.
Operating Activities from Continuing Operations
     Details of cash provided by operations from continuing operations are as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Operating Income	$4,470	$(3,044)	$4,167
Depreciation and amortization	948	1,014	932
Amounts related to securities litigation and government investigations:
Net expenses	30	21	171
Cash payments, net of recoveries	(30)	(21)	(912)
(Gain) loss on sale of assets	33	3	(6)
Noncash asset impairments	85	7,213	34
Net interest payments(a)	(1,082)	(1,341)	(1,460)
Net income taxes (paid) received(b)	(810)	(212)	649
Noncash equity-based compensation	175	192	195
Domestic pension plan contributions	(43)	(395)	(17)
Restructuring payments, net of accruals	(8)	181	15
All other, net, including working capital changes	(382)	681	(485)

Cash provided by operations from continuing operations	$3,386	$4,292	$3,283

(a)	Includes interest income received of $43 million, $65 million and $85 million in 2009, 2008 and 2007, respectively.
(b)	Includes income tax refunds received of $99 million, $137 million and $103 million in 2009, 2008 and 2007, respectively, and income tax sharing receipts from TWC and AOL of $241 million, $342 million and $1.139 billion in 2009, 2008 and 2007, respectively.
     Cash provided by operations from continuing operations decreased to $3.386 billion in 2009 from $4.292 billion in 2008. The decrease in cash provided by operations from continuing operations was related primarily to an increase in net income taxes paid, an increase in restructuring payments, net of accruals and cash used by working capital, partially offset by a decline in net interest payments and domestic pension plan contributions. The components of working capital are subject to wide fluctuations based on the timing of cash transactions related to production schedules, the acquisition of programming, collection of accounts receivable and similar items. The Company’s net income tax payments increased in 2009 by $598 million primarily due to higher taxable income in 2009 and the run-off of tax attributes that benefitted the Company in prior years.
     As of December 31, 2009, certain of the Company’s domestic defined benefit pension plans were funded by assets in a pension trust with a fair market value of $2.092 billion compared to $1.702 billion as of December 31, 2008 and $2.168 billion as of December 31, 2007. During 2009, the Company’s plan assets have experienced market gains of approximately 31%, following declines of 34% in 2008. The Company did not make any discretionary cash contributions to its defined domestic benefit plans in 2009 compared to $375 million in 2008 and none in 2007. As a result of the increase in the fair market value of the Company’s domestic defined benefit pension plans assets in 2009, the Company expects a decrease in pension expense in 2010 as compared to 2009.
     Cash provided by operations from continuing operations increased to $4.292 billion in 2008 from $3.283 billion in 2007. The increase in cash provided by operations from continuing operations was related primarily to decreases in payments made in connection with the settlements in the securities litigation and the government investigations and cash provided by working capital, partially offset by net income taxes paid and an increase in domestic pension plan

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
contributions. The changes in components of working capital are subject to wide fluctuations based on the timing of cash transactions related to production schedules, the acquisition of programming, collection of accounts receivable and similar items. The change in working capital between periods primarily reflects higher cash collections on receivables and the timing of payments for production spending, accounts payable and accrued liabilities. The Company’s net income tax payments increased in 2008 by $861 million primarily due to the utilization of a majority of the Company’s U.S. federal tax attribute carryforwards in 2007, partially offset by deductible pension contributions in 2008.
Investing Activities from Continuing Operations
     Details of cash provided (used) by investing activities from continuing operations are as follows (millions):

	Year Ended December 31,
	2009	2008	2007

Investments in available-for-sale securities	$(4)	$(19)	$(94)
Investments and acquisitions, net of cash acquired:
Repurchase of Google’s 5% interest in AOL	(283)	-	-
CME	(246)	-	-
HBO Asia, HBO South Asia and HBO LAG	-	(288)	(40)
Imagen Acquisition	-	(2)	(229)
TT Games	-	(32)	(133)
All other	(216)	(407)	(149)
Capital expenditures	(547)	(682)	(716)
Proceeds from the Special Dividend	9,253	-	-
Proceeds from the sale of the Parenting Group and most of the Time4 Media magazine titles	-	-	220
Proceeds from the sale of the Company’s 50% interest in Bookspan	-	-	145
Proceeds from the sale of available-for-sale securities	50	13	36
All other investment and sale proceeds	181	131	258

Cash provided (used) by investing activities from continuing operations	$8,188	$(1,286)	$(702)

     Cash provided by investing activities from continuing operations was $8.188 billion in 2009 compared to cash used by investing activities from continuing operations of $1.286 billion in 2008. The change in cash provided (used) by investing activities from continuing operations was primarily due to the receipt of the Company’s portion of the Special Dividend.
     Cash used by investing activities from continuing operations increased to $1.286 billion in 2008 from $702 million in 2007. The change in cash used by investing activities from continuing operations primarily reflected the decrease in proceeds from the sales of assets and an increase in investment and acquisition expenditures.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Financing Activities from Continuing Operations
     Details of cash used by financing activities from continuing operations are as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Borrowings(a)	$3,583	$33,192	$6,496
Debt repayments(a)	(10,050)	(34,971)	(3,354)
Proceeds from the exercise of stock options	56	134	521
Excess tax benefit on stock options	1	3	71
Principal payments on capital leases	(18)	(17)	(16)
Repurchases of common stock	(1,158)	(332)	(6,231)
Dividends paid	(897)	(901)	(871)
Other financing activities	(57)	(3)	(3)

Cash used by financing activities from continuing operations	$(8,540)	$(2,895)	$(3,387)

(a)	The Company reflects borrowings under its bank credit agreements on a gross basis and short-term commercial paper on a net basis in the accompanying consolidated statement of cash flows.
     Cash used by financing activities from continuing operations increased to $8.540 billion in 2009 from $2.895 billion in 2008. The change in cash used by financing activities from continuing operations was primarily due to an increase in net debt repayments and an increase in repurchases of common stock made in connection with the Company’s common stock repurchase program. The Company used a portion of the $9.253 billion it received from the payment of the Special Dividend to repay in full its $2.0 billion three-year unsecured term loan facility (plus accrued interest) and repay all amounts outstanding under the Revolving Facility (defined below). In addition, the Company paid $2.000 billion (plus accrued interest) for floating rate public debt that matured November 13, 2009.
     Cash used by financing activities from continuing operations decreased to $2.895 billion in 2008 from $3.387 billion in 2007. The change in cash used by financing activities was primarily due to a decline in repurchases of common stock made in connection with the Company’s common stock repurchase program, partially offset by declines in net borrowings (i.e., borrowings less repayments) and proceeds from the exercise of stock options.
Cash Flows from Discontinued Operations
     Details of cash used by discontinued operations are as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Cash provided by operations from discontinued operations	$1,324	$6,268	$5,077
Cash used by investing activities from discontinued operations	(763)	(5,213)	(3,316)
Cash provided (used) by financing activities from discontinued operations	(5,255)	3,983	(988)
Effect of change in cash and equivalents of discontinued operations	5,311	(5,200)	79

Cash provided (used) by discontinued operations	$617	$(162)	$852

     For the year ended December 31, 2009, cash provided (used) by discontinued operations primarily reflected cash activity of TWC and AOL through their separations from the Company on March 12, 2009 and December 9, 2009, respectively, and, for the year ended December 31, 2008, it primarily reflects cash activity of TWC and AOL for the entire twelve-month period. The cash used by financing activities from discontinued operations of $5.255 billion for the year ended December 31, 2009 reflects TWC’s payment of the Special Dividend, partially offset by an increase in borrowings.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Cash provided by discontinued operations of $617 million in 2009 compared to cash used by discontinued operations of $162 million in 2008 primarily reflected a decline in net investment and acquisition expenditures at AOL.
     For the year ended December 31, 2008, cash provided by operations from discontinued operations increased to $6.268 billion from $5.077 billion in 2007, primarily reflecting a change in working capital resulting from the timing of payments and cash collections and lower net income taxes paid. Cash used by investing activities from discontinued operations increased to $5.213 billion in 2008 from $3.316 billion in 2007, primarily due to a decrease in proceeds from the sales of assets and an increase in net investments and acquisition expenditures. Cash provided by financing activities from discontinued operations was $3.983 billion in 2008 compared to cash used by financing activities from discontinued operations of $988 million in 2007, due primarily to an increase in net borrowings (i.e., borrowings less repayments). Cash used by discontinued operations of $162 million in 2008 compared to cash provided by discontinued operations of $852 million in 2007 primarily reflected an increase in net investment and acquisition expenditures at AOL.
Outstanding Debt
Outstanding Debt and Committed Financial Capacity
     At December 31, 2009, Time Warner had total committed capacity, defined as maximum available borrowings under various existing debt arrangements and cash and short-term investments, of $27.971 billion. Of this committed capacity, $11.664 billion was unused and $16.208 billion was outstanding as debt. At December 31, 2009, total committed capacity, outstanding letters of credit, outstanding debt and total unused committed capacity were as follows (millions):

				Unused
	Committed	Letters of	Outstanding	committed
	Capacity(a)	Credit(b)	Debt(c)	capacity
Cash and equivalents	$4,733	$-	$-	$4,733
Revolving bank credit agreement and commercial paper program	6,900	82	-	6,818
Fixed-rate public debt	15,227	-	15,227	-
Other obligations(d)(e)	1,111	17	981	113

Total	$27,971	$99	$16,208	$11,664

(a)	The revolving bank credit agreement, commercial paper program and public debt of the Company rank pari passu with the senior debt of the respective obligors thereon. The maturity profile of the Company’s outstanding debt and other financing arrangements is relatively long-term, with a weighted average maturity of 11.7 years as of December 31, 2009.
(b)	Represents the portion of committed capacity reserved for outstanding and undrawn letters of credit.
(c)	Represents principal amounts adjusted for premiums and discounts.
(d)	Includes committed financings by subsidiaries under local bank credit agreements.
(e)	Includes debt due within the next twelve months of $57 million that relates to capital lease and other obligations and non-recourse debt of $805 million.
Amendments to Revolving Facility
     On March 11, 2009, the Company entered into the first and second amendments to the amended and restated credit agreement (the “Revolving Credit Agreement”) for its senior unsecured five-year revolving credit facility (the “Revolving Facility”). The first amendment terminated the $100 million commitment of Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman Brothers Holdings Inc., which filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in September 2008, reducing the committed amount of the Revolving Facility from $7.0 billion to $6.9 billion. The second amendment, among other things, amended the Revolving Credit Agreement to (i) expand the circumstances under which any other lender under the Revolving Facility would become a Defaulting Lender (as defined in the Revolving Credit Agreement, as amended) and (ii) permit Time Warner to terminate the commitment of any such lender on terms substantially similar to those applicable to LCPI under the first amendment to the Revolving Credit Agreement.
     The funding commitments under the Company’s Revolving Credit Agreement, are provided by a geographically diverse group of over 20 major financial institutions based in countries including the United States, Canada, France, Germany,

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Japan and the United Kingdom. No institution accounts for more than 9% of the aggregate undrawn loan commitments under this agreement as of December 31, 2009.
Repayment and Termination of $2.0 Billion Term Facility
     On March 17, 2009, the Company used a portion of the proceeds it received from the payment of the Special Dividend to repay in full the $2.0 billion outstanding (plus accrued interest) under its unsecured term loan facility with a maturity date of January 8, 2011 (the “Term Facility”) and terminated the Term Facility. Time Warner did not incur any early termination or prepayment penalties in connection with the termination of the Term Facility.
Consent Solicitation
     On April 15, 2009, the Company completed a solicitation of consents (the “Consent Solicitation”) from the holders of the debt securities (the “Securities”) issued by Time Warner Inc. and its subsidiaries under all of the indentures governing the publicly traded debt securities of the Company and its subsidiaries other than the indenture entered into in November 2006 (other than the 2006 indenture, collectively, the “Indentures”). Completion of the Consent Solicitation resulted in the adoption on April 16, 2009 of certain amendments to each Indenture that provide that certain restrictive covenants will not apply (subject to the concurrent or prior issuance of the guarantee by HBO discussed below) to a conveyance or transfer by Historic AOL LLC of its properties and assets substantially as an entirety, unless such conveyance or transfer constitutes a conveyance or transfer of the properties and assets of the issuer and the guarantors under the relevant Indenture and their respective subsidiaries, taken as a whole, substantially as an entirety. In connection with the AOL Separation, on December 3, 2009, HBO issued a guarantee of the obligations of Historic TW Inc. (“Historic TW”) (including in its capacity as successor to Time Warner Companies, Inc.), whether as issuer or guarantor, under the Indentures and the Securities.
Non-recourse Debt
     From time to time, the Company enters into various other financing arrangements that provide for the accelerated receipt of cash on certain accounts receivable. The Company employs these arrangements because they have historically provided a cost-efficient form of financing, as well as an added level of diversification of funding sources. At December 31, 2009, Time Warner had two accounts receivable securitization facilities that provided for the accelerated receipt of up to an aggregate of $805 million of cash on certain available short-term home video and network programming distribution trade accounts receivable. During the first quarter of 2010, the Company repaid the $805 million outstanding under these securitization facilities and terminated the two facilities. For more details, see Note 7 to the accompanying consolidated financial statements.
Additional Information
     See Note 7 to the accompanying consolidated financial statements for additional information regarding the Company’s outstanding debt and other financing arrangements, including certain information about maturities, covenants, rating triggers and bank credit agreement leverage ratios relating to such debt and financing arrangements.
Contractual and Other Obligations
Contractual Obligations
     In addition to the previously discussed financing arrangements, the Company has obligations under certain contractual arrangements to make future payments for goods and services. These contractual obligations secure the future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the accompanying consolidated balance sheet.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
     The following table summarizes the Company’s aggregate contractual obligations at December 31, 2009, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flows in future periods (millions):

Contractual Obligations(a)(b)(c)
	Total	2010	2011-2012	2013-2014	Thereafter
Outstanding debt obligations (Note 7)	$16,211	$805	$4,000	$1,300	$10,106
Interest	14,322	1,088	1,952	1,495	9,787
Capital lease obligations (Note 7)	132	18	32	30	52
Operating lease obligations (Note 15)	2,692	412	716	643	921
Purchase obligations	11,253	3,533	3,722	2,472	1,526

Total contractual obligations and outstanding debt	$44,610	$5,856	$10,422	$5,940	$22,392

(a)	The table does not include the effects of certain put/call or other buy-out arrangements involving certain of the Company’s investees.
(b)
The table does not include the Company’s reserve for uncertain tax positions and related accrued interest and penalties, which at December 31, 2009 totaled $2.2 billion, as the specific timing of any cash payments relating to this obligation cannot be projected with reasonable certainty.

(c)	The references to Note 7 and Note 15 refer to the notes to the accompanying consolidated financial statements.
     The following is a description of the Company’s material contractual obligations at December 31, 2009:
•
Outstanding debt obligations — represents the principal amounts due on outstanding debt obligations as of December 31, 2009. Amounts do not include any fair value adjustments, bond premiums, discounts, interest payments or dividends.

•
Interest — represents amounts based on the outstanding debt balances, respective interest rates and maturity schedule of the respective instruments as of December 31, 2009. Interest ultimately paid on these obligations may differ based on changes in interest rates for variable-rate debt, as well as any potential future refinancings entered into by the Company. See Note 7 to the accompanying consolidated financial statements for further details.

•	Capital lease obligations — represents the minimum lease payments under noncancelable capital leases, primarily for certain transponder leases at the Networks segment.

•
Operating lease obligations — represents the minimum lease payments under noncancelable operating leases, primarily for the Company’s real estate and operating equipment in various locations around the world.

•
Purchase obligations — represents an agreement to purchase goods or services that is enforceable and legally binding on the Company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The Company expects to receive consideration (i.e., products or services) for these purchase obligations. The purchase obligation amounts do not represent the entire anticipated purchases in the future, but represent only those items for which the Company is contractually obligated. Additionally, the Company also purchases products and services as needed, with no firm commitment. For this reason, the amounts presented in the table alone do not provide a reliable indicator of the Company’s expected future cash outflows. For purposes of identifying and accumulating purchase obligations, the Company has included all material contracts meeting the definition of a purchase obligation (i.e., legally binding for a fixed or minimum amount or quantity). For those contracts involving a fixed or minimum quantity, but with variable pricing terms, the Company has estimated the contractual obligation based on its best estimate of the pricing that will be in effect at the time the obligation is incurred. Additionally, the Company has included only the obligations represented by those contracts as they existed at December 31, 2009, and did not assume renewal or replacement of the contracts at the end of their respective terms. If a contract includes a penalty for non-renewal, the Company has included that penalty, assuming it will be paid in the period after the contract term expires. If Time Warner can unilaterally terminate an agreement simply by providing a certain number of days notice or by paying a termination fee, the Company has included the amount of the termination fee or the amount

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
that would be paid over the “notice period.” Contracts that can be unilaterally terminated without incurring a penalty have not been included.
The following table summarizes the Company’s purchase obligations at December 31, 2009 (millions):

Purchase Obligations
	Total	2010	2011-2012	2013-2014	Thereafter
Network programming obligations(a)	$7,446	$1,872	$2,418	$1,907	$1,249
Creative talent and employment agreements(b)	1,727	1,000	623	101	3
Obligations to use certain printing facilities for the production of magazines	774	190	365	208	11
Advertising, marketing and sponsorship obligations(c)	688	280	185	149	74
Obligations to purchase information technology licenses and services	27	13	11	3	-
Other, primarily general and administrative obligations(d)	591	178	120	104	189

Total purchase obligations	$11,253	$3,533	$3,722	$2,472	$1,526

(a)	The Networks segment enters into contracts to license sports programming to carry on its television networks. The amounts in the table represent minimum payment obligations to sports leagues (e.g., NBA, NASCAR, MLB) to air the programming over the contract period. The Networks segment also enters into licensing agreements with certain movie studios to acquire the rights to air movies that the movie studios release theatrically. The pricing structures in these contracts differ in that certain agreements can require a fixed amount per movie while others will be based on a percentage of the movie’s box office receipts (with license fees generally capped at specified amounts), or a combination of both. The amounts included in the table represent obligations for movies that have been released theatrically as of December 31, 2009 and are calculated using the actual or estimated box office performance or fixed amounts, as applicable.
(b)	The Company’s commitments under creative talent and employment agreements include obligations to executives, actors, producers, authors, and other talent under contractual arrangements, including union contracts and other organizations that represent such creative talent.
(c)	Advertising, marketing and sponsorship obligations include minimum guaranteed royalty and marketing payments to vendors and content providers, primarily at the Networks and Filmed Entertainment segments.
(d)	Other includes obligations related to the Company’s postretirement and unfunded defined benefit pension plans, obligations to purchase general and administrative items and services, construction commitments primarily for the Networks segment, outsourcing commitments primarily for the Filmed Entertainment segment and payments due pursuant to certain interactive technology arrangements.
     Most of the Company’s other long-term liabilities reflected in the consolidated balance sheet have been incorporated in the estimated timing of cash payments provided in the summary of contractual obligations, the most significant of which is an approximate $1.242 billion liability for film licensing obligations. However, certain long-term liabilities and deferred credits have been excluded from the summary because there are no cash outflows associated with them (e.g., deferred revenue) or because the cash outflows associated with them are uncertain or do not represent a purchase obligation as it is used herein (e.g., deferred taxes, participations and royalties, deferred compensation and other miscellaneous items). Contractual capital commitments are also included in the preceding table; however, these commitments represent only a small part of the Company’s expected capital spending in 2010 and beyond. Additionally, minimum pension funding requirements have not been presented, as such amounts have not been determined beyond 2009. The Company did not have a required minimum pension contribution obligation for its funded defined benefit pension plans in 2009.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Future Film Licensing Obligations
     In addition to the purchase obligations previously discussed, the Company has certain future film licensing obligations, which represent studio movie deal commitments to acquire the right to air movies that will be released in the future (i.e., after December 31, 2009). These arrangements do not meet the definition of a purchase obligation since there are neither fixed nor minimum quantities under the arrangements. As future film licensing obligations are significant to its business, the Company has summarized these arrangements below. Given the variability in the terms of these arrangements, significant estimates were involved in the determination of these obligations, including giving consideration to historical box office performance and studio release trends. Actual amounts, once known, could differ significantly from these estimates (millions).

	Total	2010	2011-2012	2013-2014	Thereafter
Future Film Licensing Obligations	$4,853	$442	$1,310	$1,388	$1,713

Contingent Commitments
     The Company also has certain contractual arrangements that would require it to make payments or provide funding if certain circumstances occur (“contingent commitments”). Contingent commitments include contingent consideration to be paid in connection with acquisitions and put/call arrangements on certain investment transactions, which could require the Company to make payments to acquire certain assets or ownership interests.
     The following table summarizes separately the Company’s contingent commitments at December 31, 2009. For put/call options where payment obligations are outside the control of the Company, the timing of amounts presented in the table represents the earliest period in which payment could be made. For other contingent commitments, the timing of amounts presented in the table represents when the maximum contingent commitment will expire, but does not mean that the Company expects to incur an obligation to make any payments within that time period. In addition, amounts presented do not reflect the effects of any indemnification rights the Company might possess (millions).

	Total
Nature of Contingent Commitments	Commitments	2010	2011-2012	2013-2014	Thereafter
Guarantees(a)	$1,589	$322	$81	$172	$1,014
Letters of credit and other contingent commitments	1,292	152	418	328	394

Total contingent commitments	$2,881	$474	$499	$500	$1,408

(a)	Amounts primarily reflect the Six Flags Guarantee and the guarantee of the AOL Revolving Facility discussed below.
     The following is a description of the Company’s contingent commitments at December 31, 2009:
•
Guarantees include guarantees the Company has provided on certain lease and operating commitments entered into by (a) entities formerly owned by the Company including the arrangements described below and (b) ventures in which the Company is or was a venture partner.

Six Flags

In connection with the Company’s former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), in 1997, certain subsidiaries of the Company (including Historic TW) agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”) for the benefit of the limited partners in such Partnerships, including the following (the “Guaranteed Obligations”): (a) making a minimum annual distribution to the limited partners of the Partnerships (the minimum was approximately $60.7 million in 2009 and is subject to annual cost of living adjustments); (b) making a minimum amount of capital expenditures each year (an amount

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)

approximating 6% of the Parks’ annual revenues); (c) offering each year to purchase 5% of the limited partnership units of the Partnerships (plus any such units not purchased pursuant to such offer in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (the “Base Valuations”) and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period (the “Cumulative LP Unit Purchase Obligation”); (d) making annual ground lease payments; and (e) either (i) purchasing all of the outstanding limited partnership units through the exercise of a call option upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) causing each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate amount payable in connection with an End of Term Purchase option on either Park will be the Base Valuation applicable to such Park, adjusted for changes in the consumer price index from December 1996, in the case of Six Flags Georgia, and December 1997, in the case of Six Flags Texas, through December of the year immediately preceding the year in which the End of Term Purchase occurs, in each case, reduced ratably to reflect limited partnership units previously purchased.

In connection with the Company’s 1998 sale of Six Flags Entertainment Corporation (which held the controlling interests in the Parks) to Six Flags, Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags and Historic TW entered into a Subordinated Indemnity Agreement pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that Historic TW has the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW are further secured by its interest in all limited partnership units that are held by Six Flags. To date, no payments have been made by the Company pursuant to the Six Flags Guarantee.

In connection with the TWC Separation, guarantees previously made by Time Warner Entertainment Company, L.P. (“TWE”), a subsidiary of TWC, were terminated and, pursuant to and as required under the original terms of the Six Flags Guarantee, Warner Bros. Entertainment Inc. (“WBEI”) became a guarantor. In addition, TWE’s rights and obligations under the Subordinated Indemnity Agreement have been assigned to WBEI. The Company continues to indemnify TWE in connection with any residual exposure of TWE under the Guaranteed Obligations.

In April 2009, Six Flags received notices from limited partners of the Partnerships to sell limited partnership units with an aggregate price of approximately $66 million. The general partner of the Georgia limited partnership exercised its right to purchase Six Flags Georgia units having a total purchase price of $7 million. The remaining purchase price for limited partnership units in the Parks that were put was funded through $6 million of cash that had been held in escrow to support the Six Flags Guarantee and a loan from a wholly-owned Time Warner subsidiary (TW-SF LLC) of approximately $53 million (the “TW Loan”). The TW Loan was made to SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, SFOT Acquisition I, Inc., a Delaware corporation and SFOT Acquisition II, Inc., a Delaware corporation (collectively, the “Acquisition Companies”). The TW Loan accrues interest at 14% per annum with a final maturity date of March 15, 2011. Up to $10 million of the TW Loan has been guaranteed by Six Flags. The outstanding principal amount of the TW Loan at December 31, 2009 was approximately $27 million, reflecting payments by the Acquisition Companies during 2009.

Taking into account the limited partnership units purchased in 2009, the estimated maximum Cumulative LP Unit Purchase Obligation for 2010 is approximately $300 million. In addition, the aggregate undiscounted estimated future cash flow requirements covered by the Six Flags Guarantee over the remaining term (through 2028) of the agreements are approximately $1.15 billion (for a net present value of approximately $415 million).

On June 13, 2009, Six Flags and certain of its subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court in Delaware. Six Flags’ fourth amended joint plan of reorganization and disclosure statement has been filed with the Bankruptcy Court and voting on the plan is expected to occur in February 2010. A confirmation hearing on the plan of reorganization is scheduled in March

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)

2010. The plan of reorganization that ultimately becomes effective is expected to result in a significant reduction in debt for Six Flags. The Partnerships holding the Parks and the Acquisition Companies were not included in the debtors reorganization proceedings.

In connection with the proposed plan of reorganization of Six Flags, in October 2009, TW-SF LLC agreed to provide the Acquisition Companies a new 5-year multiple draw credit facility of up to $150 million, which the Acquisition Companies would be able to use only to fund their obligations to purchase certain limited partnership units of the Partnerships. The new credit facility, which is subject to a number of conditions precedent, including a final order confirming the plan of reorganization, would be in addition to the existing TW Loan. New loans drawn under the facility would mature 5 years from their respective funding date. Interest will accrue at a rate at least equal to a LIBOR floor of 250 basis points plus a spread of 100 basis points over the applicable margin for a new Six Flags’ senior term credit facility, which will close simultaneously with the closing of this facility.

Because the Six Flags Guarantee existed prior to December 31, 2002 and no modifications to the arrangements have been made since the date the guarantee came into existence, the Company is required to continue to account for the Guaranteed Obligations as a contingent liability. Based on its evaluation of the current facts and circumstances surrounding the Guaranteed Obligations and the Subordinated Indemnity Agreement, the Company is unable to predict the loss, if any, that may be incurred under these Guaranteed Obligations and no liability for the arrangements has been recognized at December 31, 2009. Because of the specific circumstances surrounding the arrangements and the fact that no active or observable market exists for this type of financial guarantee, the Company is unable to determine a current fair value for the Guaranteed Obligations and related Subordinated Indemnity Agreement.

AOL Revolving Facility

In connection with the AOL Separation, AOL entered into a $250 million 364-day senior secured revolving credit facility (the “AOL Revolving Facility”) on December 9, 2009. Time Warner has guaranteed AOL’s obligations under the AOL Revolving Facility in exchange for which AOL is paying Time Warner an ongoing fee, subject to periodic increases, a portion of which varies with the amount of undrawn commitments and the principal amount of AOL’s obligations outstanding under the facility and changes in Time Warner’s senior unsecured long-term debt credit ratings. Also in connection with the AOL Separation, Time Warner agreed to continue to provide credit support for certain AOL lease and trade obligations of approximately $108 million ending on the earlier of December 9, 2011 and 30 days after AOL obtains the right to borrow funds under a permanent credit facility, in exchange for a fee equal to a rate per annum of 4.375% of the outstanding principal amount of such obligations, subject to periodic increases. Since the AOL Separation, AOL has replaced or released Time Warner as the source of the credit support for certain AOL lease and trade obligations or otherwise reduced Time Warner’s credit support obligations. As of February 17, 2010, the amount of credit support provided by Time Warner for AOL lease and trade obligations was $28 million.

•
Generally, letters of credit and surety bonds support performance and payments for a wide range of global contingent and firm obligations including insurance, litigation appeals, import of finished goods, real estate leases and other operational needs. Other contingent commitments primarily include amounts payable representing contingent consideration on certain acquisitions, which if earned would require the Company to pay a portion or all of the contingent amount, and contingent payments for certain put/call arrangements, whereby payments could be made by the Company to acquire assets, such as a venture partner’s interest or a co-financing partner’s interest in one of the Company’s films.

•
On March 12, 2009, TWC borrowed the full committed amount of $1.932 billion under its unsecured term loan credit facility entered into on June 30, 2008 (the “TWC Bridge Facility”), all of which was used by TWC to pay a portion of the Special Dividend. On March 26, 2009, TWC completed an offering of $3.0 billion in aggregate principal amount of debt securities and used a portion of the net proceeds from the offering to prepay in full the outstanding loans and all other amounts due under the TWC Bridge Facility, and the TWC Bridge Facility was terminated in accordance with its terms. Concurrently with the termination of the TWC Bridge Facility and pursuant to the terms of the $1.535 billion credit agreement (the “Supplemental Credit Agreement”) between the

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)

Company (as lender) and TWC (as borrower) for a two-year senior unsecured supplemental term loan facility (the “Supplemental Credit Facility”), on March 26, 2009, TWC terminated the commitments of Time Warner under the Supplemental Credit Facility, and the Supplemental Credit Agreement was terminated in accordance with its terms.

     Except as otherwise discussed above or below, Time Warner does not guarantee the debt of any of its investments accounted for using the equity method of accounting.
Programming Licensing Backlog
     Programming licensing backlog represents the amount of future revenues not yet recorded from cash contracts for the licensing of theatrical and television product for pay cable, basic cable, network and syndicated television exhibition. Because backlog generally relates to contracts for the licensing of theatrical and television product that have already been produced, the recognition of revenue for such completed product is principally dependent on the commencement of the availability period for telecast under the terms of the related licensing agreement. Cash licensing fees are collected periodically over the term of the related licensing agreements. Backlog was approximately $4.5 billion and $4.1 billion at December 31, 2009 and December 31, 2008, respectively. Included in these amounts is licensing of film product from the Filmed Entertainment segment to the Networks segment in the amount of $1.1 billion and $900 million at December 31, 2009 and December 31, 2008, respectively. Backlog excludes filmed entertainment advertising barter contracts, which are also expected to result in the future realization of revenues and cash through the sale of the advertising spots received under such contracts to third parties.
Customer Credit Risk
     Customer credit risk represents the potential for financial loss if a customer is unwilling or unable to meet its agreed upon contractual payment obligations. Credit risk in the Company’s businesses originates from sales of various products or services and is dispersed among many different counterparties. At December 31, 2009, no single customer had a receivable balance greater than 5% of total receivables. The Company’s exposure to customer credit risk is largely concentrated in the following categories (amounts presented below are net of reserves and allowances):
•	Various retailers for home video product of approximately $660 million;

•	Various cable and broadcast TV network operators for licensed TV and film product of approximately $1.9 billion;

•	Various magazine wholesalers related to the distribution of publishing product of approximately $100 million;

•	Various cable, satellite and telephone companies for the distribution of television programming services of approximately $1.1 billion; and

•	Various advertisers and advertising agencies related to advertising services of approximately $1.1 billion.
     Customer credit risk is monitored on a company-wide basis, as well as monitored and managed at each business. In managing customer credit risk, each division maintains a comprehensive approval process prior to issuing credit to third-party customers. On an ongoing basis, the Company tracks customer exposure based on news reports, ratings agency information and direct dialogue with customers. Counterparties that are determined to be of a higher risk are evaluated to assess whether the payment terms previously granted to them should be modified. The Company also continuously monitors payment levels from customers, and a provision for estimated uncollectible amounts is maintained based on historical experience and any specific customer collection issues that have been identified. While such uncollectible amounts have historically not been material and have been within the Company’s expectations and related reserve balances, if there is a significant change in uncollectible amounts in the future or the financial condition of the Company’s counterparties across various industries or geographies deteriorates beyond the Company’s historical experience, additional reserves may be required.
MARKET RISK MANAGEMENT
     Market risk is the potential gain/loss arising from changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of financial instruments.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
Interest Rate Risk
     Time Warner has issued fixed-rate debt that, at December 31, 2009, had an outstanding balance of $15.227 billion and an estimated fair value of $16.976 billion. Based on Time Warner’s fixed-rate debt obligations outstanding at December 31, 2009, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $308 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.
     Time Warner has issued variable-rate debt that, at December 31, 2009, had an outstanding balance of $36 million. Based on Time Warner’s variable-rate obligations outstanding at December 31, 2009, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease Time Warner’s annual interest expense and related cash payments by an insignificant amount. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period. Similarly, since almost all of the Company’s cash balance of $4.733 billion is invested in variable-rate interest-earning assets, the Company would also earn more (less) interest income due to such an increase (decrease) in interest rates.
     From time to time, the Company may use interest rate swaps or other similar derivative financial instruments to hedge the fair value of its fixed-rate obligations or the future cash flows of its variable-rate obligations. At December 31, 2009, there were no interest rate swaps or other similar derivative financial instruments outstanding.
Foreign Currency Risk
     Time Warner uses foreign exchange contracts primarily to hedge the risk that unremitted or future royalties and license fees owed to Time Warner domestic companies for the sale or anticipated sale of U.S. copyrighted products abroad may be adversely affected by changes in foreign currency exchange rates. Similarly, the Company enters into foreign exchange contracts to hedge certain film production costs abroad as well as other transactions, assets and liabilities denominated in a foreign currency. As part of its overall strategy to manage the level of exposure to the risk of foreign currency exchange rate fluctuations, Time Warner hedges a portion of its foreign currency exposures anticipated over the calendar year. The hedging period for royalties and license fees covers revenues expected to be recognized during the calendar year; however, there is often a lag between the time that revenue is recognized and the transfer of foreign-denominated cash back into U.S. dollars. To hedge this exposure, Time Warner uses foreign exchange contracts that generally have maturities of three months to eighteen months and provide continuing coverage throughout the hedging period. At December 31, 2009 and 2008, Time Warner had contracts for the sale of $2.320 billion and $1.840 billion, respectively, and the purchase of $1.762 billion and $2.234 billion, respectively, of foreign currencies at fixed rates. The following provides a summary of foreign currency contracts by currency (millions):

	December 31, 2009		December 31, 2008
	Sales	Purchases	Sales	Purchases

British pound	$684	$519	$682	$1,027
Euro	482	243	402	332
Canadian dollar	484	338	311	265
Australian dollar	331	419	199	315
Other	339	243	246	295

Total	$2,320	$1,762	$1,840	$2,234

     Based on the foreign exchange contracts outstanding at December 31, 2009, a 10% devaluation of the U.S. dollar as compared to the level of foreign exchange rates for currencies under contract at December 31, 2009 would result in approximately $56 million of net unrealized losses. Conversely, a 10% appreciation of the U.S. dollar would result in approximately $56 million of net unrealized gains. For a hedge of forecasted royalty or license fees denominated in a foreign currency, consistent with the nature of the economic hedge provided by such foreign exchange contracts, such

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
unrealized gains or losses largely would be offset by corresponding decreases or increases, respectively, in the dollar value of future foreign currency royalty and license fee payments that would be received in cash within the hedging period from the sale of U.S. copyrighted products abroad. See Note 13 to the accompanying consolidated financial statements for additional discussion.
Equity Risk
     The Company is exposed to market risk as it relates to changes in the market value of its investments. The Company invests in equity instruments of public and private companies for operational and strategic business purposes. These securities are subject to significant fluctuations in fair market value due to the volatility of the stock market and the industries in which the companies operate. During 2009, the Company recorded $73 million of impairments related to equity instruments. At December 31, 2009, these securities, which are classified in Investments, including available-for-sale securities in the accompanying consolidated balance sheet, included $641 million of investments accounted for using the equity method of accounting, $323 million of cost-method investments, primarily relating to equity interests in privately held businesses, and $578 million of fair value investments, including $544 million of investments related to the Company’s deferred compensation program, $33 million of investments in unrestricted public equity securities held for purposes other than trading and $1 million of equity derivative instruments.
     The potential loss in fair value resulting from a 10% adverse change in the prices of the Company’s available-for-sale securities and equity derivative instruments would be approximately $3 million. While Time Warner has recognized all declines that are believed to be other-than-temporary, it is reasonably possible that individual investments in the Company’s portfolio may experience an other-than-temporary decline in value in the future if the underlying investee company experiences poor operating results or if the U.S. equity markets experience future broad declines in value. See Note 4 to the accompanying consolidated financial statements for additional discussion.
CRITICAL ACCOUNTING POLICIES
     The Company’s consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management considers an accounting policy to be critical if it is important to the Company’s financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by the management of Time Warner and the related disclosures have been reviewed with the Audit and Finance Committee of the Board of Directors. The Company considers policies relating to the following matters to be critical accounting policies:
•	Impairment of Goodwill and Identifiable Intangible Assets;

•	Multiple-Element Transactions;

•	Income Taxes;

•	Film Cost Recognition and Impairments;

•	Gross versus Net Revenue Recognition; and

•	Sales Returns, Pricing Rebates and Uncollectible Accounts.
     For a discussion of each of the Company’s critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies, see Note 1 to the accompanying consolidated financial statements.

TIME WARNER INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION – (Continued)
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. Examples of forward-looking statements in this document include, but are not limited to, statements regarding the adequacy of the Company’s liquidity to meet its needs for the foreseeable future, the incurrence of additional restructuring charges in 2010, pension expenses in 2010, capital spending in 2010 and beyond, contributions to benefit plans in 2010, the Company’s international expansion plans and changes to existing reserves related to uncertain tax positions.
     The Company’s forward-looking statements are based on management’s current expectations and assumptions regarding the Company’s business and performance, the economy and other future conditions and forecasts of future events, circumstances and results. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may differ materially from those set forth in its forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors.
•
recent and future changes in technology, services and standards, including, but not limited to, alternative methods for the delivery and storage of digital media and the maturation of the standard definition DVD format;

•	changes in consumer behavior, including changes in spending or saving behavior and changes in when, where and how they consume digital media;

•	changes in the Company’s plans, initiatives and strategies, and consumer acceptance thereof;

•
changes in advertising expenditures due to, among other things, the shift of advertising expenditures from traditional to digital media, pressure from public interest groups, changes in laws and regulations and other societal, political, technological and regulatory developments;

•	competitive pressures, including, as a result of audience fragmentation;

•	the popularity of the Company’s content;

•	piracy and the Company’s ability to protect its content and intellectual property rights;

•
lower than expected valuations associated with the cash flows and revenues at Time Warner’s segments, which could result in Time Warner’s inability to realize the value of recorded intangibles and goodwill at those segments;

•	the Company’s ability to deal effectively with an economic slowdown or other economic or market difficulty;

•	decreased liquidity in the capital markets, including any reduction in the Company’s ability to access the capital markets for debt securities or obtain bank financings on acceptable terms;

•	the effects of any significant acquisitions, dispositions and other similar transactions by the Company;

•	the failure to meet earnings expectations;

•	the adequacy of the Company’s risk management framework;

•	changes in applicable accounting policies;

•	the impact of terrorist acts, hostilities, natural disasters and pandemic viruses;

•	changes in tax laws; and

•	the other risks and uncertainties detailed in Part I, Item 1A, “Risk Factors” in the 2009 Form 10-K.
     Any forward-looking statements made by the Company in this document speak only as of the date on which they are made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(millions, except per share amounts)

	December 31,	December 31,
	2009	2008

ASSETS
Current assets
Cash and equivalents	$4,733	$1,082
Receivables, less allowances of $2,247 and $2,226	5,070	5,156
Securitized receivables	805	805
Inventories	1,769	1,835
Deferred income taxes	670	565
Prepaid expenses and other current assets	645	731
Current assets of discontinued operations	-	7,215

Total current assets	13,692	17,389

Noncurrent inventories and film costs	5,754	5,339
Investments, including available-for-sale securities	1,542	1,393
Property, plant and equipment, net	3,922	4,100
Intangible assets subject to amortization, net	2,676	3,144
Intangible assets not subject to amortization	7,734	7,728
Goodwill	29,639	29,610
Other assets	1,100	1,200
Noncurrent assets of discontinued operations	-	44,574

Total assets	$66,059	$114,477

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,807	$7,779
Deferred revenue	781	868
Debt due within one year	57	2,041
Non-recourse debt	805	805
Current liabilities of discontinued operations	23	3,447

Total current liabilities	9,473	14,940

Long-term debt	15,346	19,855
Deferred income taxes	1,607	1,159
Deferred revenue	269	266
Other noncurrent liabilities	5,967	6,681
Noncurrent liabilities of discontinued operations	-	26,249
Commitments and Contingencies (Note 15)

Equity
Common stock, $0.01 par value, 1.634 billion and 1.630 billion shares issued and 1.157 billion and 1.196 billion shares outstanding	16	16
Paid-in-capital	158,129	169,564
Treasury stock, at cost (477 million and 434 million shares)	(27,034)	(25,836)
Accumulated other comprehensive loss, net	(580)	(1,676)
Accumulated deficit	(97,135)	(99,776)

Total Time Warner Inc. shareholders’ equity	33,396	42,292
Noncontrolling interests (including $0 and $3,030 attributable to discontinued operations)	1	3,035

Total equity	33,397	45,327

Total liabilities and equity	$66,059	$114,477

     See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
Years Ended December 31,
(millions, except per share amounts)

	2009	2008	2007
Revenues:
Subscription	$8,445	$8,300	$7,838
Advertising	5,161	5,798	5,731
Content	11,074	11,450	11,709
Other	708	886	933

Total revenues	25,388	26,434	26,211
Costs of revenues	(14,235)	(14,911)	(15,393)
Selling, general and administrative	(6,073)	(6,678)	(6,203)
Amortization of intangible assets	(280)	(346)	(306)
Restructuring costs	(212)	(327)	(114)
Asset impairments	(85)	(7,213)	(34)
Gain (loss) on sale of assets	(33)	(3)	6

Operating income (loss)	4,470	(3,044)	4,167
Interest expense, net	(1,166)	(1,360)	(1,468)
Other income (loss), net	(67)	7	47

Income (loss) from continuing operations before income taxes	3,237	(4,397)	2,746
Income tax provision	(1,153)	(693)	(859)

Income (loss) from continuing operations	2,084	(5,090)	1,887
Discontinued operations, net of tax	428	(9,559)	2,740

Net income (loss)	2,512	(14,649)	4,627
Less Net (income) loss attributable to noncontrolling interests	(35)	1,251	(240)

Net income (loss) attributable to Time Warner Inc. shareholders	$2,477	$(13,398)	$4,387

Amounts attributable to Time Warner Inc. shareholders:
Income (loss) from continuing operations	$2,088	$(5,090)	$1,889
Discontinued operations, net of tax	389	(8,308)	2,498

Net income (loss)	$2,477	$(13,398)	$4,387

Per share information attributable to Time Warner Inc. common shareholders:
Basic income (loss) per common share from continuing operations	$1.76	$(4.27)	$1.52
Discontinued operations	0.32	(6.95)	2.02

Basic net income (loss) per common share	$2.08	$(11.22)	$3.54

Average basic common shares outstanding	1,184.0	1,194.2	1,239.6

Diluted income (loss) per common share from continuing operations	$1.75	$(4.27)	$1.51
Discontinued operations	0.32	(6.95)	1.99

Diluted net income (loss) per common share	$2.07	$(11.22)	$3.50

Average diluted common shares outstanding	1,195.1	1,194.2	1,254.0

Cash dividends declared per share of common stock	$0.750	$0.750	$0.705

     See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31,
(millions)

	2009	2008	2007

OPERATIONS
Net income (loss)	$2,512	$(14,649)	$4,627
Less Discontinued operations, net of tax	428	(9,559)	2,740

Net income (loss) from continuing operations	2,084	(5,090)	1,887
Adjustments for noncash and nonoperating items:
Depreciation and amortization	948	1,014	932
Amortization of film and television costs	6,403	5,826	6,076
Asset impairments	85	7,213	34
(Gain) loss on investments and other assets, net	49	52	(79)
Equity in losses of investee companies, net of cash distributions	74	21	49
Equity-based compensation	175	192	195
Deferred income taxes	346	410	1,296
Changes in operating assets and liabilities, net of acquisitions:
Receivables	317	1,151	(925)
Inventories and film costs	(6,671)	(5,699)	(6,045)
Accounts payable and other liabilities	(838)	(766)	693
Other changes	414	(32)	(830)

Cash provided by operations from continuing operations(a)	3,386	4,292	3,283

INVESTING ACTIVITIES
Investments in available-for-sale securities	(4)	(19)	(94)
Investments and acquisitions, net of cash acquired	(745)	(729)	(551)
Capital expenditures	(547)	(682)	(716)
Investment proceeds from available-for-sale securities	50	13	36
Proceeds from the Special Dividend paid by Time Warner Cable Inc.	9,253	-	-
Other investment proceeds	181	131	623

Cash provided (used) by investing activities from continuing operations	8,188	(1,286)	(702)

FINANCING ACTIVITIES
Borrowings	3,583	33,192	6,496
Debt repayments	(10,050)	(34,971)	(3,354)
Proceeds from exercise of stock options	56	134	521
Excess tax benefit on stock options	1	3	71
Principal payments on capital leases	(18)	(17)	(16)
Repurchases of common stock	(1,158)	(332)	(6,231)
Dividends paid	(897)	(901)	(871)
Other financing activities	(57)	(3)	(3)

Cash used by financing activities from continuing operations	(8,540)	(2,895)	(3,387)

Cash provided (used) by continuing operations	3,034	111	(806)

Cash provided by operations from discontinued operations	1,324	6,268	5,077
Cash used by investing activities from discontinued operations	(763)	(5,213)	(3,316)
Cash provided (used) by financing activities from discontinued operations	(5,255)	3,983	(988)
Effect of change in cash and equivalents of discontinued operations	5,311	(5,200)	79

Cash provided (used) by discontinued operations	617	(162)	852

INCREASE (DECREASE) IN CASH AND EQUIVALENTS(b)	3,651	(51)	46
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,082	1,133	1,087

CASH AND EQUIVALENTS AT END OF PERIOD	$4,733	$1,082	$1,133

(a)	2009, 2008 and 2007 reflect $30 million, $21 million and $912 million, respectively, in payments, net of recoveries, related to securities litigation and government investigations.

(b)	The effect of foreign currency exchange rate changes on cash flows for any period has not been significant, and, as a result, is not separately disclosed.
See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF EQUITY
Years Ended December 31,
(millions, except per share amounts)

	Time Warner Shareholders’
				Retained
				Earnings
	Common	Paid-In	Treasury	(Accumulated		Noncontrolling	Total
	Stock	Capital	Stock	Deficit)	Total	Interests	Equity
BALANCE AT DECEMBER 31, 2006	$15	$170,774	$(19,140)	$(91,260)	$60,389	$4,039	$64,428
Net income	-	-	-	4,387	4,387	240	4,627
Foreign currency translation adjustments	-	-	-	290	290	2	292
Change in unfunded benefit obligation	-	-	-	2	2	(7)	(5)
Change in realized and unrealized losses on derivative financial instruments	-	-	-	(7)	(7)	-	(7)

Comprehensive income	-	-	-	4,672	4,672	235	4,907
Cash dividends	-	(871)	-	-	(871)	-	(871)
Common stock repurchases(a)	-	(211)	(6,373)	-	(6,584)	-	(6,584)
Impact of adopting new accounting pronouncements(b)	-	12	-	374	386	13	399
Noncontrolling interests of acquired busineses	-	-	-	-	-	35	35
Amounts related primarily to stock options and restricted stock	1	559	(13)	(3)	544	-	544

BALANCE AT DECEMBER 31, 2007	$16	$170,263	$(25,526)	$(86,217)	$58,536	$4,322	$62,858

Net loss	-	-	-	(13,398)	(13,398)	(1,251)	(14,649)
Foreign currency translation adjustments	-	-	-	(956)	(956)	(5)	(961)
Change in unrealized gain on securities	-	-	-	(18)	(18)	-	(18)
Change in unfunded benefit obligation	-	-	-	(780)	(780)	(46)	(826)
Change in realized and unrealized losses on derivative financial instruments	-	-	-	(71)	(71)	-	(71)

Comprehensive loss	-	-	-	(15,223)	(15,223)	(1,302)	(16,525)
Cash dividends	-	(901)	-	-	(901)	-	(901)
Common stock repurchases	-	-	(299)	-	(299)	-	(299)
Impact of adopting new accounting pronouncements(b)	-	-	-	(13)	(13)	-	(13)
Noncontrolling interests of acquired busineses	-	-	-	-	-	15	15
Amounts related primarily to stock options and restricted stock	-	202	(11)	1	192	-	192

BALANCE AT DECEMBER 31, 2008	$16	$169,564	$(25,836)	$(101,452)	$42,292	$3,035	$45,327

Net income	-	-	-	2,477	2,477	35	2,512
Foreign currency translation adjustments	-	-	-	221	221	1	222
Change in unrealized gain on securities	-	-	-	(12)	(12)	-	(12)
Change in unfunded benefit obligation	-	-	-	183	183	-	183
Change in realized and unrealized losses on derivative financial instruments	-	-	-	35	35	-	35

Comprehensive income	-	-	-	2,904	2,904	36	2,940
Cash dividends	-	(897)	-	-	(897)	-	(897)
Common stock repurchases	-	-	(1,198)	-	(1,198)	-	(1,198)
Time Warner Cable Inc. Special Dividend	-	-	-	-	-	(1,603)	(1,603)
Time Warner Cable Inc. Spin-off	-	(7,213)	-	391	(6,822)	(1,167)	(7,989)
AOL Spin-off	-	(3,480)	-	278	(3,202)	-	(3,202)
Repurchase of Google’s interest in AOL	-	(155)	-	164	9	(292)	(283)
Noncontrolling interests of acquired busineses	-	-	-	-	-	(8)	(8)
Amounts related primarily to stock options and restricted stock	-	310	-	-	310	-	310

BALANCE AT DECEMBER 31, 2009	$16	$158,129	$(27,034)	$(97,715)	$33,396	$1	$33,397

(a)
Includes $440 million of common stock repurchased from Liberty Media Corporation, indirectly attributable to the exchange of the Atlanta Braves baseball franchise (the “Braves”) and Leisure Arts, Inc. (“Leisure Arts”). Specifically, the $440 million represents the fair value at the time of the exchange of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.

(b)
For the year ended December 31, 2008, reflects the impact of adopting accounting guidance related to the accounting for collateral assignment and endorsement split-dollar life insurance arrangements. For the year ended December 31, 2007, reflects the impact of adopting recent accounting guidance related to the accounting for uncertainty in income taxes of $445 million, partially offset by the impact of adopting accounting guidance related to the accounting for sabbatical leave and other similar benefits of $59 million.

See accompanying notes.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
     Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks, filmed entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks that provide programming; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; and Publishing: consisting principally of magazine publishing. Financial information for Time Warner’s various reportable segments is presented in Note 14.
Changes in Basis of Presentation
Amendments to Accounting for Transfers of Financial Assets and VIEs
     The financial information presented herein has been recast to reflect the retrospective adoption of amendments to accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities (“VIEs”) as described below.
     On January 1, 2010, the Company adopted guidance on a retrospective basis that (i) eliminated the concept of a qualifying special-purpose entity (“SPE”), (ii) eliminated the exception from applying existing accounting guidance related to VIEs that were previously considered qualifying SPEs, (iii) changed the approach for determining the primary beneficiary of a VIE from a quantitative risk and reward model to a qualitative model based on control and (iv) requires the Company to assess each reporting period whether any of the Company’s variable interests give it a controlling financial interest in the applicable VIE.
     The Company’s investments in entities determined to be VIEs principally consist of certain investments at its Networks segment, primarily HBO Asia, HBO South Asia and HBO Latin America Group (“HBO LAG”), which operate multi-channel pay-television programming services. As of December 31, 2009, the Company held an 80% economic interest in HBO Asia, a 75% economic interest in HBO South Asia and an approximate 60% economic interest in HBO LAG, while sharing voting control with the other partners in each of the three entities. The Company provides programming as well as certain services, including distribution, licensing, technological and administrative support, to HBO Asia, HBO South Asia and HBO LAG. These investments are intended to enable the Company to more broadly leverage its programming and digital strategy in the territories served and to capitalize on the growing multi-channel television market in such territories. These entities are financed substantially through cash flows from their operations, and the Company is not obligated to provide them with any additional financial support. In addition, the assets of these entities are not available to settle obligations of the Company.
     The Company previously consolidated these entities; however, as a result of adopting this guidance, because voting control is shared with the other partners in these entities, the Company has determined that it is no longer the primary beneficiary of these entities, and effective January 1, 2010 is accounting for its investments in these entities using the equity method. The retrospective adoption of this guidance with respect to these entities resulted in an increase (decrease) to revenues, operating income (loss) and net income (loss) attributable to Time Warner Inc. shareholders of ($397) million, ($75) million and $9 million, respectively, for the year ended December 31, 2009 and an increase (decrease) of ($82) million, ($16) million and $4 million, respectively, for the year ended December 31, 2008. As of and for the years ended December 31, 2009 and 2008, the impact to the consolidated balance sheet and statement of cash flows, respectively, was not material. As of December 31, 2009 and December 31, 2008, the Company’s aggregate investment in these three entities was $361 million and $366 million, respectively, and recorded in investments, including available-for-sale securities, in the consolidated balance sheet.
     The Company also held variable interests in two wholly owned SPEs, through which the activities of its accounts receivable securitization facilities were conducted. The Company determined it was the primary beneficiary of these entities because of its ability to direct the key activities of the SPEs that most significantly impact their economic

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
performance. Accordingly, as a result of adopting this guidance, the Company consolidated these SPEs, which resulted in an increase to securitized receivables and non-recourse debt of $805 million as of both December 31, 2009 and December 31, 2008. In addition, for the year ended December 31, 2008 and 2007, cash provided by operations increased (decreased) by $231 million and ($113) million, respectively, with an offsetting (decrease) increase to cash used by financing activities. There was no change to cash provided by operations for the year ended December 31, 2009. The impact on the statement of operations was not material in any period. For more information, see Note 7. During the first quarter of 2010, the Company repaid the $805 million outstanding under these facilities and terminated the two facilities on March 19, 2010 and on March 24, 2010, respectively.
AOL Separation from Time Warner
     On July 8, 2009, the Company repurchased Google Inc.’s (“Google”) 5% interest in AOL for $283 million in cash, which amount included a payment in respect of Google’s pro rata share of cash distributions to Time Warner by AOL attributable to the period of Google’s investment in AOL. After repurchasing this stake, Time Warner owned 100% of AOL.
     On December 9, 2009 (the “Distribution Date”), the Company disposed of all of its shares of AOL common stock. The disposition was made pursuant to a separation and distribution agreement entered into on November 16, 2009 by Time Warner and AOL for the purpose of legally and structurally separating AOL from Time Warner (the “AOL Separation”). The AOL Separation was effected as a pro rata dividend of all shares of AOL common stock held by Time Warner in a spin-off to Time Warner stockholders.
     With the completion of the AOL Separation, the Company disposed of its AOL segment in its entirety. Accordingly, the Company has presented the financial condition and results of operations of its former AOL segment as discontinued operations in the consolidated financial statements for all periods presented. For a summary of discontinued operations, see Note 3.
TWC Separation from Time Warner
     On March 12, 2009 (the “Distribution Record Date”), the Company disposed of all of its shares of TWC common stock. The disposition was made pursuant to a separation agreement entered into on May 20, 2008, among Time Warner, TWC and certain of their subsidiaries (the “Separation Agreement”) for the purpose of legally and structurally separating TWC from Time Warner (the “TWC Separation”). The TWC Separation was effected as a pro rata dividend of all shares of TWC common stock held by Time Warner in a spin-off to Time Warner stockholders.
     Prior to the Distribution Record Date, on March 12, 2009, TWC, in accordance with the terms of the Separation Agreement, paid a special cash dividend of $10.27 per share to all holders of TWC Class A common stock and TWC Class B common stock as of the close of business on March 11, 2009 (aggregating $10.856 billion) (the “Special Dividend”), which resulted in the receipt by Time Warner of $9.253 billion.
     With the completion of the TWC Separation, the Company disposed of its Cable segment in its entirety. Accordingly, the Company has presented the financial condition and results of operations of its former Cable segment as discontinued operations in the consolidated financial statements for all periods presented. For a summary of discontinued operations, see Note 3.
Noncontrolling Interests
     On January 1, 2009, the Company adopted accounting guidance for noncontrolling interests in a consolidated subsidiary, including the accounting treatment applicable upon the deconsolidation of a subsidiary. This guidance is being applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which are being applied retrospectively. As of December 31, 2009 and December 31, 2008, noncontrolling interests of $1 million and $3.035 billion, respectively, have been classified as a component of equity in the consolidated balance sheet. For the years ended December 31, 2009, 2008, and 2007, net income (loss) attributable to noncontrolling interests of $35 million,

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
$(1.251 billion) and $240 million, respectively, are included in net income (loss) in the consolidated statement of operations. The Company’s adoption of this guidance did not affect earnings per share amounts in prior periods.
Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities
     On January 1, 2009, the Company adopted, on a retrospective basis, accounting guidance which requires that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents (such as restricted stock units granted by the Company) be considered participating securities. Because the awards are participating securities, the Company is required to apply the two-class method of computing basic and diluted earnings per share (the “Two-Class Method”). The Company’s adoption of this guidance did not affect earnings per share amounts in prior periods.
Basis of Presentation
Basis of Consolidation
     The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses and cash flows of Time Warner and all voting interest entities in which Time Warner has a controlling voting interest (“subsidiaries”) and VIEs of which the Company is the primary beneficiary. Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.
     The financial position and operating results of substantially all foreign operations are consolidated using the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses of assets and liabilities are included in the consolidated statement of shareholders’ equity as a component of accumulated other comprehensive income, net.
Reclassifications
     Certain reclassifications have been made to the prior year balance sheet information to conform to the December 31, 2009 presentation of the components of inventory and components of property, plant and equipment as presented on pages 49 and 64, respectively, herein.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates.
     Significant estimates inherent in the preparation of the consolidated financial statements include accounting for asset impairments, allowances for doubtful accounts, depreciation and amortization, film ultimate revenues, home video and magazine returns, business combinations, pension and other postretirement benefits, equity-based compensation, income taxes, contingencies, litigation matters and certain programming arrangements.
Accounting Guidance Adopted in 2009
     In addition to the adoption of accounting guidance as discussed in “Changes in Basis of Presentation,” the Company also adopted the following accounting guidance in 2009:
Fair Value Measurements
     On January 1, 2009, the Company adopted, on a prospective basis, guidance related to fair value measurements pertaining to nonfinancial assets and liabilities. This guidance establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. On January 1,

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
2008, the Company adopted this guidance as it pertains to the accounting for financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring basis. For more information, see Note 6.
Business Combinations
     On January 1, 2009, the Company adopted guidance related to the accounting for business combinations and is applying such guidance prospectively to business combinations that have an acquisition date on or after January 1, 2009. This guidance establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after purchase accounting is completed will be recognized in earnings rather than as an adjustment to the cost of an acquisition. This accounting treatment for deferred tax asset valuation allowances and acquired income tax uncertainties is applicable to acquisitions that occur both prior and subsequent to the Company’s adoption of this guidance.
Disclosures about Derivative Instruments and Hedging Activities
     On January 1, 2009, the Company adopted on a prospective basis guidance that expands the disclosure requirements for derivative instruments and hedging activities by requiring enhanced disclosures about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedged items are accounted for and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. For more information, see Note 13.
Accounting for Collaborative Arrangements
     On January 1, 2009, the Company adopted guidance that defines collaborative arrangements and establishes accounting and reporting requirements for transactions between participants in the arrangement and third parties. The Company’s collaborative arrangements primarily relate to arrangements entered into with third parties to jointly finance and distribute theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. In most cases, the form of the arrangement is the sale of an economic interest in a film to an investor. The Filmed Entertainment segment generally records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, in each period the Company reflects in the consolidated statement of operations either a charge or benefit to costs of revenues to reflect the estimate of the third-party investor’s interest in the profits or losses incurred on the film. The estimate of the third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues. For the years ended December 31, 2009, 2008 and 2007, participation costs of $321 million, $584 million and $502 million, respectively, were recorded in costs of revenues and net amounts received from collaborators for which capitalized film costs were reduced was $269 million, $185 million and $284 million, respectively. As of December 31, 2009 and 2008, the net amount due to collaborators for their share of participations was $332 million and $276 million, respectively, and was recorded in participations payable in the consolidated balance sheet.
Summary of Critical and Significant Accounting Policies
     The following is a discussion of each of the Company’s critical accounting policies, including information and analysis of estimates and assumptions involved in their application, and other significant accounting policies.
     The Securities and Exchange Commission (“SEC”) considers an accounting policy to be critical if it is important to the Company’s financial condition and results of operations and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by Time Warner’s management and the related disclosures have been reviewed with the Audit and Finance Committee of the Board of Directors. Due to the significant judgment involved in selecting certain of the assumptions used in these areas, it is

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
possible that different parties could choose different assumptions and reach different conclusions. The Company considers the policies relating to the following matters to be critical accounting policies:
•	Impairment of Goodwill and Identifiable Intangible Assets (see pages 50 to 51);

•	Multiple-Element Transactions (see page 55);

•	Income Taxes (see pages 56 to 57);

•	Film Cost Recognition and Impairments (see pages 54 to 55);

•	Gross versus Net Revenue Recognition (see pages 55 to 56); and

•	Sales Returns, Pricing Rebates and Uncollectible Accounts (see pages 47 to 48).
Cash and Equivalents
     Cash equivalents consist of commercial paper and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value. The Company monitors concentrations of credit risk with respect to cash and equivalents by placing such balances with higher quality financial institutions or investing such amounts in liquid, short-term, highly-rated instruments or investment funds holding similar instruments. As of December 31, 2009, the majority of the Company’s cash and equivalents were invested in Rule 2a-7 money market mutual funds and with banks with a credit rating of at least A. At December 31, 2009, no single money market mutual fund or bank held more than $500 million, and the money market mutual fund investments were comprised primarily of U.S. government and agency securities.
Sales Returns, Pricing Rebates and Uncollectible Accounts
     Management’s estimate of product sales that will be returned and the amount of receivables that will ultimately be collected is an area of judgment affecting reported revenues and net income. In estimating product sales that will be returned, management analyzes vendor sell-off of product, historical return trends, current economic conditions, and changes in customer demand. Based on this information, management reserves a percentage of any product sales that provide the customer with the right of return. The provision for such sales returns is reflected as a reduction in the revenues from the related sale. The Company’s products subject to return include home video product at the Filmed Entertainment and Networks segments and magazines and direct sales merchandise at the Publishing segment. In estimating the reserve for pricing rebates, management considers the terms of the Company’s agreements with its customers that contain purchasing targets which, if met, would entitle the customer to a rebate. In those instances, management evaluates the customer’s actual and forecasted purchases to determine the appropriate reserve. At December 31, 2009, total reserves for returns (which also reflects reserves for certain pricing allowances provided to customers) were $1.493 billion at the Filmed Entertainment and Networks segments primarily related to film products (e.g., DVD sales) and $387 million at the Publishing segment for magazines and direct sales merchandise.
     Similarly, management evaluates accounts receivable to determine if they will ultimately be fully collected. In performing this evaluation, significant judgments and estimates are involved, including management’s views on trends in the overall receivable agings at the different divisions, and for larger accounts, analyses of specific risks on a customer specific basis. Using this information, management reserves an amount that is expected to be uncollectible. At December 31, 2009 and 2008, total reserves for uncollectible accounts were approximately $367 million and $435 million, respectively. Bad debt expense recognized during the years ended December 31, 2009, 2008 and 2007 totaled $84 million, $117 million and $70 million, respectively.
     Based on management’s analyses of sales returns and allowances and uncollectible accounts, the Company had total reserves of $2.247 billion and $2.226 billion at December 31, 2009 and 2008, respectively. Total gross accounts receivables, including securitized receivables, were $8.122 billion and $8.187 billion at December 31, 2009 and 2008, respectively. As of December 31, 2009, no single counterparty comprised greater than 5% of the Company’s total receivables balance. In general, the Company does not

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require collateral with respect to its trade receivable arrangements. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based on payment histories, current credit ratings and other factors.
Investments
     Investments in companies in which Time Warner has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when Time Warner owns between 20% and 50% of the investee, holds substantial management rights or holds an interest of less than 20% where the investee is a limited liability partnership or limited liability corporation that is treated as a flow-through entity.
     Under the equity method of accounting, only Time Warner’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only Time Warner’s share of the investee’s earnings (losses) is included in the consolidated statement of operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated statement of cash flows. Additionally, the carrying value of investments accounted for using the equity method of accounting is adjusted downward to reflect any other-than-temporary declines in value (see “Asset Impairments” below).
     Investments in companies in which Time Warner does not have a controlling interest or over which it is unable to exert significant influence are accounted for at market value if the investments are publicly traded (“available-for-sale investments”). If the investment is not publicly traded, the investment is accounted for at cost. Unrealized gains and losses on investments accounted for at market value are reported, net-of-tax, in the consolidated statement of shareholders’ equity as a component of Accumulated other comprehensive income, net, until the investment is sold or considered impaired (see “Asset Impairments” below), at which time the realized gain or loss is included in Other income, net. Dividends and other distributions of earnings from both market-value investments and investments accounted for at cost are included in Other income, net, when declared. For more information, see Note 4.
Consolidation
     Time Warner consolidates the results of operations of an entity that is not a VIE when it has a controlling voting interest in the entity. An entity is generally a VIE if it meets any of the following criteria: (i) the entity has insufficient equity to finance its activities without additional subordinated financial support from other parties, (ii) the equity investors cannot make significant decisions about the entity’s operations or (iii) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity or receive the expected returns of the entity and substantially all of the entity’s activities involve or are conducted on behalf of the investor with disproportionately few voting rights. A VIE is consolidated if the Company is deemed to be the primary beneficiary of the VIE. Time Warner periodically makes judgments in determining whether entities in which it invests are VIEs, and, if so, whether the Company is the primary beneficiary and, thus, required to consolidate the entity.
Derivative Instruments
     The Company recognizes all derivative instruments on the balance sheet at fair value. For those derivative instruments that qualify for hedge accounting, changes in the fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in shareholders’ equity as a component of Accumulated other comprehensive income, net, until the hedged item is recognized in earnings, depending on whether the derivative is being used to hedge changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. For those derivative instruments that do not qualify for hedge accounting, changes in the fair value are recognized immediately in earnings. The Company uses derivative instruments principally to manage the risk associated with movements in foreign currency exchange rates and the risk that changes in interest rates will affect the fair value or cash flows of its debt obligations. At December 31, 2009, there were no interest rate swaps or other similar derivative financial instruments outstanding. See Note 13 for additional information regarding derivative instruments held by the Company and risk management strategies.

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Property, Plant and Equipment
     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor and overhead. Time Warner also capitalizes certain costs associated with coding, software configuration, upgrades and enhancements incurred for the development of internal use software. Depreciation, which includes amortization of capital leases, is provided generally on a straight-line basis over estimated useful lives. Time Warner evaluates the depreciation periods of property, plant and equipment to determine whether events or circumstances warrant revised estimates of useful lives. Property, plant and equipment, including capital leases, consist of (millions):

	December 31,		Estimated

	2009	2008	Useful Lives

Land and buildings(a)	$2,988	$2,944	7 to 30 years
Capitalized software costs	1,445	1,229	3 to 7 years
Furniture, fixtures and other equipment	3,221	3,345	3 to 10 years

	7,654	7,518
Less accumulated depreciation	(3,732)	(3,418)

Total	$3,922	$4,100

(a)	Land and buildings include $476 million and $477 million related to land as of December 31, 2009 and 2008, respectively, which is not depreciated.
Intangible Assets
     As a creator and distributor of branded information and copyrighted entertainment products, Time Warner has a significant number of intangible assets, including acquired film and television libraries and other copyrighted products and trademarks. Time Warner does not recognize the fair value of internally generated intangible assets. Costs incurred to create and produce copyrighted product, such as feature films and television series, generally are either expensed as incurred or capitalized as tangible assets, as in the case of cash advances and inventoriable product costs. Intangible assets acquired in business combinations are recorded at fair value in the Company’s consolidated balance sheet. For more information, see Note 2.
Asset Impairments
Investments
     The Company’s investments consist of fair-value investments, including available-for-sale investments, investments accounted for using the cost method of accounting and investments accounted for using the equity method of accounting. The Company regularly reviews its investment securities for impairment, including when the carrying value of an investment exceeds its related market value. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. Such a determination is dependent on the facts and circumstances relating to the applicable investment. Factors that are considered by the Company in determining whether an other-than-temporary decline in value has occurred include: the market value of the security in relation to its cost basis, the financial condition of the investee and the intent and ability to retain the investment for a sufficient period of time to allow for recovery in the market value of the investment.
     In evaluating the factors described above for available-for-sale securities, the Company presumes a decline in value to be other-than-temporary if the quoted market price of the security is 20% or more below the investment’s cost basis for a period of six months or more (the “20% criterion”) or the quoted market price of the security is 50% or more below the security’s cost basis at any quarter end (the “50% criterion”). However, the presumption of an other-than-temporary decline in these instances may be overcome if there is persuasive evidence indicating that the decline is temporary in nature (e.g., the investee’s operating performance is strong, the market price of the investee’s security is historically volatile, etc.). Additionally, there may be instances in which impairment losses are recognized even if the 20% and 50% criteria are not satisfied (e.g., there is a plan to sell the security in the near term and the fair value is below the Company’s cost basis).

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     For investments accounted for using the cost or equity method of accounting, the Company evaluates information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment. This list is not all-inclusive, and the Company weighs all known quantitative and qualitative factors in determining if an other-than-temporary decline in the value of an investment has occurred. For more information, see Note 4.
Goodwill and Indefinite-Lived Intangible Assets
     Goodwill and indefinite-lived intangible assets, primarily tradenames, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. Goodwill is tested for impairment at a level referred to as a reporting unit. A reporting unit is either the “operating segment level” such as HBO, Turner, Time Inc. and Warner Bros. or one level below, which is referred to as a “component” (e.g., Sports Illustrated, People). The level at which the impairment test is performed requires judgment as to whether the operations below the operating segment constitute a self-sustaining business. If the operations below the operating segment level are determined to be a self-sustaining business, testing is generally required to be performed at this level; however, if multiple self-sustaining business units exist within an operating segment, an evaluation would be performed to determine if the multiple business units share resources that support the overall goodwill balance. For purposes of the goodwill impairment test, Time Warner has identified Warner Bros., HBO, Turner and Time Inc. as its reporting units.
     Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of a reporting unit to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a discounted cash flow (“DCF”) analysis and, in certain cases, a combination of a DCF analysis and a market-based approach. Determining fair value requires the exercise of significant judgment, including judgments about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budgets and business plans and, when applicable, various growth rates have been assumed for years beyond the current business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In addition, when a DCF analysis is used as the primary method for determining fair value, the Company assesses the reasonableness of its determined fair values by reference to other fair value indicators such as comparable company public trading values, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment loss, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
     The performance of the Company’s 2009 annual impairment analyses did not result in any impairments of the Company’s goodwill. The discount rates utilized in the 2009 analysis ranged from 10.5% to 12% while the terminal growth rates used in the DCF analysis ranged from 2.5%-3.0%. To illustrate the magnitude of a potential impairment relative to future changes in estimated fair values, had the fair values of each of the Company’s reporting units been hypothetically lower by 10% as of December 31, 2009, no reporting unit’s book value would have exceeded its fair value. Had the fair values of each of the Company’s reporting units been hypothetically lower by 20% as of December 31, 2009, the Time Inc. reporting unit book value would have exceeded fair value by approximately $525 million, the Warner Bros. reporting unit book value would have exceeded fair value by approximately $85 million and the HBO reporting unit book value would have exceeded fair value by approximately $528 million. If this were to occur, the second step of the goodwill impairment test would be required to be performed to determine the ultimate amount of impairment loss to record.

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     The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. Common among such approaches is the “relief from royalty” methodology, which is used in estimating the fair value of the Company’s brands and trademarks. Discount rate assumptions are based on an assessment of the risk inherent in the projected future cash flows generated by the respective intangible assets. Also subject to judgment are assumptions about royalty rates, which are based on the estimated rates at which similar brands and trademarks are being licensed in the marketplace. The discount rates utilized in the 2009 analysis of other intangible assets ranged from 11% to 12.5% while the terminal growth rates used in the DCF analysis ranged from 2.5%-3.0%. To illustrate the magnitude of potential impairment relative to future changes in estimated fair values, had the fair values of certain tradenames at Time Inc. with an aggregate carrying value of $639 million, been hypothetically lower by 10%, the book values of those tradenames would have exceeded fair values by $46 million. Had the fair values of those tradenames been hypothetically lower by 20% as of December 31, 2009, book values would have exceeded fair values by $111 million.
Long-Lived Assets
     Long-lived assets, including finite-lived intangible assets (e.g., tradenames, customer lists, film libraries and property, plant and equipment), do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment loss is recognized for the difference. Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. For more information, see Note 2.
Accounting for Pension Plans
     Time Warner and certain of its subsidiaries have both funded and unfunded defined benefit pension plans, the substantial majority of which are noncontributory, covering a majority of domestic employees and, to a lesser extent, have various defined benefit plans, primarily noncontributory, covering international employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the interest factor implied by the discount rate and the rate of compensation increases. The determination of these assumptions is discussed in more detail in Note 11.
Equity-Based Compensation
     The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the consolidated statement of operations, net of the cost of the awards expected to be forfeited over the period during which an employee is required to provide service in exchange for the award. Also, excess tax benefits realized from the exercise of stock options are reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.
     The grant-date fair value of a stock option is estimated using the Black-Scholes option-pricing model. Because the Black-Scholes option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company determines the volatility assumption for these stock options

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using implied volatilities data from its traded options. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of Time Warner employees. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.
     For awards granted prior to January 1, 2006, the Company recognizes equity-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to January 1, 2006, the Company treats such awards as a single award and recognizes equity-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Also, when recording compensation cost for equity awards, the Company is required to estimate the number of equity awards granted that are expected to be forfeited. Equity-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the job function of the grantee. For more information, see Note 10.
Revenues and Costs
Networks
     The Networks segment recognizes Subscription revenues as programming services are provided to cable system operators, satellite distribution services, telephone companies and other distributors (collectively, “affiliates”) based on the per subscriber negotiated contractual programming rate (or estimated programming rate if a new contract has not been negotiated) for each affiliate and the estimated number of subscribers for the respective affiliate. Management considers factors such as the previous contractual rates, inflation, current payments by the affiliate and the status of the negotiations in determining any estimates. When the new distribution contract terms are finalized, an adjustment to Subscription revenue is recorded, if necessary, to reflect the new terms. Such adjustments historically have not been significant. Television Advertising revenues are recognized, net of agency commissions, in the period that the advertisements are aired. If there is a guarantee to deliver a targeted audience rating, revenues are recognized for the actual audience rating delivered with revenue deferred for any shortfall until the guaranteed audience rating is met, typically through the provision of additional air time. Advertising revenues from websites are recognized as impressions are delivered or the services are performed.
     In the normal course of business, the Networks segment enters into agreements to license programming exhibition rights from distributors. A programming inventory asset related to these rights and a corresponding liability to the distributor are recorded (on a discounted basis if the license agreements are long-term) when (i) the cost of the programming is reasonably determined, (ii) the programming material has been accepted in accordance with the terms of the agreement, (iii) the programming (or any program in a package of programming) is available for its first showing or telecast, and (iv) the license period has commenced. As discussed below, there are variations in the amortization methods of these rights, depending on whether the network is advertising-supported (e.g., TNT and TBS) or not advertising-supported (e.g., HBO).
     For advertising-supported networks, the Company’s general policy is to amortize each program’s costs on a straight-line basis (or per-play basis, if greater) over its license period. There are, however, exceptions to this general policy. For example, for rights fees paid for sports programming arrangements (e.g., National Basketball Association and Major League Baseball), programming costs are amortized using an income-forecast model, in which the rights fees are amortized using the ratio of current period advertising revenue to total estimated remaining advertising revenue over the term of the arrangement. The income-forecast model approximates the pattern with which the network will use and benefit from providing the sports programming. In addition, based on historical advertising sales for certain types of programming, the initial airing has more value than subsequent airings. In these circumstances, the Company will use an accelerated method of amortization. Specifically, if the Company is licensing the right to air a movie multiple times over a certain period, the movie is being shown to the public for the first time on a Company network (a “Network Movie Premiere”) and the Network Movie Premiere advertising is sold at a premium rate, a larger portion of the movie’s programming inventory cost is amortized upon the initial airing of the movie, with the remaining cost amortized on a straight-line basis (or per-play basis, if greater) over the remaining license period. The amortization that accelerates upon the first airing versus subsequent airings is determined based on a study of historical and estimated future advertising sales for similar programming. Costs

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relating to licensed series agreements containing an advertising barter component are amortized in the same manner in which costs relating to licensed series agreements without an advertising barter component are amortized.
     For a pay cable network that is not advertising-supported (e.g., HBO), each program’s costs are amortized on a straight-line basis over its license period or estimated period of use of the related shows, beginning with the month of initial exhibition. When the Company has the right to exhibit feature theatrical programming in multiple windows over a number of years, the Company uses historical audience performance as its basis for determining the amount of a film’s programming amortization attributable to each window.
     The Company carries each of its network’s programming inventory at the lower of unamortized cost or estimated net realizable value. For cable networks that earn both Advertising and Subscription revenues (e.g., TBS and TNT), the Company generally evaluates the net realizable value of unamortized cost based on the entire package of programming provided to the affiliates by the network. In assessing whether the programming inventory for a particular network is impaired, the Company determines the net realizable value for all of the network’s programming inventory based on a projection of the network’s estimated combined subscription revenues and advertising revenues. Similarly, based on the premise that customers subscribe to a premium pay service (e.g., HBO) because of the overall quality of its programming, the Company performs its evaluation of the net realizable value of unamortized programming costs based on the package of programming provided to the subscribers by the network. Specifically, the Company determines the net realizable value for all of its premium pay service programming arrangements based on projections of estimated Subscription revenues and, where applicable, home video and other licensing revenues. In addition, changes in management’s intended usage of a program, such as a decision to no longer air a particular program and forego the rights associated with the program license, would result in a reassessment of that program’s net realizable value, which could result in an impairment.
Filmed Entertainment
     Feature films typically are produced or acquired for initial exhibition in theaters, followed by distribution in the home video, video-on-demand, pay cable, basic cable and broadcast network markets. Generally, distribution to the home video, pay cable, basic cable and broadcast network markets each commence within three years of initial theatrical release. Theatrical revenues are recognized as the films are exhibited. Revenues from home video sales are recognized at the later of the delivery date or the date that video units are made widely available for sale or rental by retailers based on gross sales less a provision for estimated returns. Revenues from the distribution of theatrical product to television markets are recognized when the films are available to telecast.
     Television films and series are initially produced for broadcast networks, cable networks or first-run television syndication and may be subsequently licensed to foreign or domestic cable and syndicated television markets, as well as sold on home video. Revenues from the distribution of television product are recognized when the films or series are available to telecast, except for barter agreements where the revenue is valued and recognized when the related advertisements are exhibited. Similar to theatrical home video sales, revenue from home video sales of television films and series is recognized at the later of the delivery date or the date that video units are made widely available for sale or rental by retailers less a provision for estimated returns.
     Upfront or guaranteed payments for the licensing of intellectual property are recognized as revenue when (i) an arrangement has been signed with a customer, (ii) the customer’s right to use or otherwise exploit the intellectual property has commenced and there is no requirement for significant continued performance by the Company, (iii) licensing fees are either fixed or determinable and (iv) collectability of the fees is reasonably assured. In the event any significant continued performance is required in these arrangements, revenue is recognized when the related services are performed.
     Film costs include the unamortized cost of completed theatrical films and television episodes, theatrical films and television series in production and film rights in preparation of development. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. The amount of capitalized film costs recognized as cost of revenues for a given film as it is exhibited in various markets, throughout its life cycle, is determined using the film forecast method. Under this method, the amortization of capitalized costs and the accrual of participations and residuals is based on the proportion of the film’s revenues recognized for such period to the film’s estimated remaining ultimate revenues. The process of estimating a film’s ultimate revenues (i.e., the total revenue to be received throughout a film’s life cycle) is discussed further under “Film Cost Recognition and Impairments.”

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     Inventories of theatrical and television product consist primarily of DVDs and are stated at the lower of cost or net realizable value. Cost is determined using the average cost method. Returned goods included in inventory are valued at estimated realizable value, but not in excess of cost. For more information, see Note 5.
     The Company enters into arrangements with third parties to jointly finance and distribute many of its theatrical productions. These arrangements, which are referred to as co-financing arrangements, take various forms. In most cases, the form of the arrangement is the sale of an economic interest in a film to an investor. The Filmed Entertainment segment generally records the amounts received for the sale of an economic interest as a reduction of the cost of the film, as the investor assumes full risk for that portion of the film asset acquired in these transactions. The substance of these arrangements is that the third-party investors own an interest in the film and, therefore, in each period the Company reflects in the consolidated statement of operations either a charge or benefit to costs of revenues to reflect the estimate of the third-party investor’s interest in the profits or losses incurred on the film. The estimate of the third-party investor’s interest in profits or losses incurred on the film is determined by reference to the ratio of actual revenue earned to date in relation to total estimated ultimate revenues.
     Acquired film libraries (i.e., program rights and product that are acquired after a film has been exhibited at least once in all markets) are amortized using the film forecast method. For more information, see Note 2.
Publishing
     Magazine Subscription and Advertising revenues are recognized at the magazine cover date. The unearned portion of magazine subscriptions is deferred until the magazine cover date, at which time a proportionate share of the gross subscription price is included in revenues, net of any commissions paid to subscription agents. Also included in Subscription revenues are revenues generated from single-copy sales of magazines through retail outlets such as newsstands, supermarkets, convenience stores and drugstores, which may or may not result in future subscription sales. Advertising revenues from websites are recognized as the services are performed.
     Certain products, such as magazines sold at newsstands and other merchandise, are sold to customers with the right to return unsold items. Revenues from such sales are recognized when the products are shipped, based on gross sales less a provision for future estimated returns based on historical experience.
     Inventories of merchandise are stated at the lower of cost or estimated realizable value. Cost is determined using primarily the first-in, first-out method or, alternatively, the average cost method. Returned merchandise included in inventory is valued at estimated realizable value, but not in excess of cost. For more information, see Note 5.
Film Cost Recognition and Impairments
     One aspect of the accounting for film and television production costs, as well as related revenues (“film accounting”), that impacts the Filmed Entertainment segment (and the Networks segment, to a lesser degree) and requires the exercise of judgment relates to the process of estimating a film’s ultimate revenues and is important for two reasons. First, while a film is being produced and the related costs are being capitalized, as well as at the time the film is released, it is necessary for management to estimate the ultimate revenues, less additional costs to be incurred (including exploitation and participation costs), in order to determine whether the value of a film has been impaired and, thus, requires an immediate write-off of unrecoverable film costs. The second area where ultimate revenues judgments play an important role is in the determination of the amount of capitalized film costs recognized as costs of revenues for a given film in a particular period. This cost recognition is based on the proportion of the film’s revenues recognized for each period as compared to the film’s estimated ultimate revenues. Similarly, the recognition of participation and residuals is based on the proportion of the film’s revenues recognized for such period to the film’s estimated ultimate total revenues. To the extent that ultimate revenues are adjusted, the resulting gross margin reported on the exploitation of that film in a period is also adjusted.
     Prior to release, management bases its estimates of ultimate revenues for each film on factors such as the historical performance of similar films, the star power of the lead actors and actresses, the rating and genre of the film, pre-release market research (including test market screenings) and the expected number of theaters in which the film will be released. Management updates such estimates based on information available on the progress of the film’s production and, upon release, the actual results of each film. Changes in estimates of ultimate revenues from period to period affect the amount of

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film costs amortized in a given period and, therefore, could have an impact on the segment’s financial results for that period. For example, prior to a film’s release, the Company often will test market the film to the film’s targeted demographic. If the film is not received favorably, the Company may (i) reduce the film’s estimated ultimate revenues, (ii) revise the film, which could cause the production costs to increase or (iii) perform a combination of both. Similarly, a film that generates lower-than-expected theatrical revenues in its initial weeks of release would have its theatrical, home video and television distribution ultimate revenues adjusted downward. A failure to adjust for a downward change in ultimate revenues estimates could result in the understatement of capitalized film costs amortization for the period. The Company recorded film cost amortization of $3.187 billion, $2.796 billion and $3.293 billion in 2009, 2008 and 2007, respectively. Included in film cost amortization are film impairments primarily related to pre-release theatrical films of $85 million, $84 million and $240 million in 2009, 2008 and 2007, respectively.
Barter Transactions
     Time Warner occasionally enters into transactions that involve the exchange of advertising, in part, for other products and services. Such transactions are recognized by the programming licensee (e.g., a television network) as programming inventory and deferred advertising revenue at the estimated fair value when the product is available for telecast. Barter programming inventory is amortized in the same manner as the non-barter component of the licensed programming, and advertising revenue is recognized when delivered. From the perspective of the programming licensor (e.g., a film studio), incremental licensing revenue is recognized when the barter advertising spots received are either used or sold to third parties.
Multiple-Element Transactions
     In the normal course of business, the Company enters into transactions, referred to as multiple-element transactions which involve making judgments about fair value. While the more common type of multiple-element transactions encountered by the Company involve the sale of multiple products or services (e.g., selling multiple film titles in a single arrangement), multiple element transactions can also involve contemporaneous purchase and sales transactions, the settlement of an outstanding dispute contemporaneous with the purchase of a product or service as well as investing in an investee while at the same time entering into an operating agreement. In accounting for multiple-element transactions judgment must be exercised in determining the fair value of the different elements in a bundled transaction. The judgments made in determining fair value in such arrangements impact the amount of revenues, expenses and net income recognized over the term of the contract, as well as the period in which they are recognized.
     If the Company has evidence of fair value for each deliverable in the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant accounting policies. However, if the Company is unable to determine fair value for one or more elements of the transaction, the transaction is accounted for as one unit of accounting and is recorded as revenue, a reduction of revenue, costs or a reduction of costs, as applicable. The timing of recognition for the unit of account will depend on the nature of the deliverables comprising the unit of accounting as well as the conditions for revenue recognition, to the extent applicable.
     In determining the fair value of the respective elements, the Company refers to quoted market prices (where available), independent appraisals (where available), historical transactions or comparable cash transactions. Other indicators of fair value include the existence of price protection in the form of “most-favored-nation” clauses or similar contractual provisions and individual elements whose values are dependent on future performance (and based on independent factors). Further, in such transactions, evidence of fair value for one element of a transaction may provide support that value was not transferred from one element in a transaction to another element in a transaction.
Gross versus Net Revenue Recognition
     In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. In connection with these arrangements, the Company must determine whether to report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenues less expense) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether the Company records revenue on a gross or net basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
For example, if the Company’s Filmed Entertainment segment distributes a film to a theater for $15 and remits $10 to the independent production company, representing its share of proceeds, the Company must determine whether the Filmed Entertainment segment should record gross revenue from the theater of $15 and $10 of expenses or record as revenue the net amount retained of $5. In either case, the impact on Operating Income is $5.
     The determination of whether revenue should be reported gross or net is based on an assessment of whether the Company is acting as the principal or an agent in the transaction. If the Company is acting as a principal in a transaction, the Company reports revenue on a gross basis. If the Company is acting as an agent in a transaction, the Company reports revenue on a net basis. The determination of whether the Company is acting as a principal or an agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. The Company serves as the principal in transactions in which it has substantial risks and rewards of ownership.
     Specifically, the following are examples of arrangements where the Company is an intermediary or uses an intermediary:
•
The Filmed Entertainment segment provides distribution services to third-party companies. The Filmed Entertainment segment may provide distribution services for an independent third-party company in the worldwide theatrical, home video, television and/or videogame markets. The independent third-party company may retain final approval over the distribution, marketing, advertising and publicity for each film or videogame in all media, including the timing and extent of the releases, the pricing and packaging of packaged goods units and approval of all television licenses. The Filmed Entertainment segment records revenue generated in these distribution arrangements on a gross basis when it (i) is the merchant of record for the licensing arrangements, (ii) is the licensor/contracting party, (iii) provides the materials to licensees, (iv) handles the billing and collection of all amounts due under such arrangements and (v) bears the risk of loss related to distribution advances and/or the packaged goods inventory. If the Filmed Entertainment segment does not bear the risk of loss as described in the previous sentence, the arrangements are accounted for on a net basis.

•
The Publishing segment utilizes subscription agents to generate magazine subscribers. As a way to generate magazine subscribers, the Publishing segment sometimes uses third-party subscription agents to secure subscribers and, in exchange, the agents receive a percentage of the Subscription revenues generated. The Publishing segment records revenues from subscriptions generated by the agent, net of the fees paid to the agent, primarily because the subscription agent (i) has the primary contact with the customer, (ii) performs all of the billing and collection activities, and (iii) passes the proceeds from the subscription to the Publishing segment after deducting the agent’s commission.

Advertising Costs
     Time Warner expenses advertising costs as they are incurred, which generally is when the advertising is exhibited or aired. Advertising expense to third parties was $2.626 billion in 2009, $2.905 billion in 2008 and $3.365 billion in 2007. In addition, the Company had advertising costs of $7 million and $8 million at December 31, 2009 and 2008, respectively, recorded in Prepaid expenses and other current assets on its consolidated balance sheet, which primarily related to prepaid advertising.
Income Taxes
     Income taxes are provided using the asset and liability method, such that income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carryforwards acquired in acquisitions accounted for using the purchase method of accounting is recognized in the statement of operations. Research and development credits are recorded based on the

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
amount of benefit the Company believes is “more likely than not” of being earned. The majority of such research and development benefits have been recorded to shareholders’ equity as they resulted from stock option deductions for which such amounts are recorded as an increase to additional paid-in-capital. Certain other tax credits earned are offset against the cost of inventory or property acquired or produced. Additionally, the Company is required to recognize in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on the technical merits of the positions.
     From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, issues related to consideration paid or received, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on its interpretation of tax laws and regulations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return that it believes are “more likely than not” of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained.
     The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. For further information, see Note 8.
Discontinued Operations
     In determining whether a group of assets disposed (or to be disposed) of should be presented as a discontinued operation, the Company makes a determination of whether the group of assets being disposed of comprises a component of the entity; that is, whether it has historic operations and cash flows that can be clearly distinguished (both operationally and for financial reporting purposes). The Company also determines whether the cash flows associated with the group of assets have been significantly (or will be significantly) eliminated from the ongoing operations of the Company as a result of the disposal transaction and whether the Company has no significant continuing involvement in the operations of the group of assets after the disposal transaction. If these determinations can be made affirmatively, the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from continuing operating results of the Company in the consolidated financial statements. See Note 3 for a summary of discontinued operations.
Comprehensive Income (Loss)
     Comprehensive income (loss) is reported in the consolidated statement of shareholders’ equity as a component of retained earnings (accumulated deficit) and consists of net income (loss) and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income (loss). For Time Warner, such items consist primarily of unrealized gains and losses on marketable equity securities, gains and losses on certain derivative financial instruments, foreign currency translation gains (losses) and changes in unfunded and underfunded benefit plan obligations.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following summary sets forth the components of other comprehensive income (loss), net of tax, for Time Warner shareholders accumulated in equity (millions):

			Net Derivative		Net Accumulated
	Foreign Currency	Net Unrealized	Financial	Net Unfunded/	Other
	Translation	Gains (Losses) on	Instrument	Underfunded	Comprehensive
	Gains (Losses)	Securities	Gains (Losses)	Benefit Obligation	Income (Loss)
Balance at December 31, 2006	$306	$39	$(2)	$(479)	$(136)
2007 activity	290	-	(7)	2	285

Balance at December 31, 2007	596	39	(9)	(477)	149
2008 activity	(956)	(18)	(71)	(780)	(1,825)

Balance at December 31, 2008	(360)	21	(80)	(1,257)	(1,676)
AOL Separation	278	-	-	-	278
Time Warner Cable Separation	-	-	4	387	391
2009 activity	221	(12)	35	183	427

Balance at December 31, 2009	$139	$9	$(41)	$(687)	$(580)

     For the years ended December 31, 2009 and 2008, the tax impact related to net unrealized gains (losses) on securities was $7 million and $11 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the tax impact related to net derivative financial instrument gains (losses) was $21 million, $44 million and $4 million, respectively. For the years ended December 31, 2009, 2008 and 2007, the tax impact related to net unfunded/underfunded benefit obligations was $129 million, $515 million and $14 million, respectively.
Income (Loss) Per Common Share
     Basic income (loss) per common share is determined using the Two-Class Method and is computed by dividing net income (loss) attributable to Time Warner Inc. common shareholders by the weighted-average common shares outstanding during the period. The Two-Class Method is an earnings allocation formula that determines income (loss) per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings. Diluted income (loss) per common share reflects the more dilutive earnings per share amount calculated using the treasury stock method or the Two-Class Method.
     Set forth below is a reconciliation of basic and diluted income (loss) per common share from continuing operations (millions, except per share amounts):

	Years Ended December 31,
	2009	2008	2007

Income (loss) from continuing operations attributable to Time Warner Inc. shareholders	$2,088	$(5,090)	$1,889
Income allocated to participating securities (restricted stock and restricted stock units)	(9)	(5)	(4)

Income (loss) from continuing operations attributable to Time Warner Inc. common shareholders — basic	$2,079	$(5,095)	$1,885

Average number of common shares outstanding — basic	1,184.0	1,194.2	1,239.6
Dilutive effect of equity awards	11.1	—	14.4

Average number of common shares outstanding — diluted	1,195.1	1,194.2	1,254.0

Income (loss) per common share from continuing operations attributable to Time Warner Inc. common shareholders:
Basic	$1.76	$(4.27)	$1.52
Diluted	$1.75	$(4.27)	$1.51

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Diluted income (loss) per common share for the years ended December 31, 2009, 2008 and 2007 excludes approximately 160 million, 151 million and 98 million, respectively, common shares that may be issued under the Company’s stock compensation plans because they do not have a dilutive effect.
2. GOODWILL AND INTANGIBLE ASSETS
     As a creator and distributor of branded information and copyrighted entertainment products, Time Warner has a significant number of intangible assets, acquired film and television libraries and other copyrighted products, trademarks and customer lists. Certain intangible assets are deemed to have finite lives and, accordingly, are amortized over their estimated useful lives, while others are deemed to be indefinite-lived and therefore not amortized. Goodwill and indefinite-lived intangible assets, primarily certain tradenames, are tested annually for impairment during the fourth quarter, or earlier upon the occurrence of certain events or substantive changes in circumstances.
     As more fully described in Note 1, in connection with the performance of its annual impairment analyses in 2009, the Company did not record any asset impairments. In connection with the performance of its annual impairment analyses in 2008, the Company recorded asset impairments of $7.139 billion, which is reflective of the overall decline in the fair values of goodwill and other intangible assets. The asset impairments recorded reduced the carrying values of goodwill at the Publishing segment by $6.007 billion and the carrying values of certain tradenames at the Publishing segment by $1.132 billion, including $614 million of finite-lived intangible assets.
     In addition, the Company recorded other intangible asset impairments of $52 million in 2009 and $34 million in 2007. In 2009, the Company recorded a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. In 2007, the Company recorded a pretax impairment of $34 million related to the Courtroom Television Network LLC (“Court TV”) tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.
     The impairments noted above did not result in non-compliance with respect to any debt covenants.
     The following summary of changes in the Company’s goodwill related to continuing operations during the years ended December 31, 2009 and 2008, by reportable segment, is as follows (millions):

		Acquistions,				Acquistions,
		Dispositions				Dispositions
	December 31,	and		Translation	December 31,	and	Translation	December 31,
	2007	Adjustments(a)	Impairments	Adjustments	2008	Adjustments	Adjustments	2009

Networks
Gross goodwill	$34,302	$(1)	$-	$4	$34,305	$9	$5	$34,319
Impairments	(13,277)	-	-	-	(13,277)	-	-	(13,277)

Net goodwill	21,025	(1)	-	4	21,028	9	5	21,042

Filmed Entertainment
Gross goodwill	9,551	(14)	-	(4)	9,533	(19)	3	9,517
Impairments	(4,091)	-	-	-	(4,091)	-	-	(4,091)

Net goodwill	5,460	(14)	-	(4)	5,442	(19)	3	5,426

Publishing
Gross goodwill	18,851	98	-	(521)	18,428	(8)	39	18,459
Impairments	(9,281)	-	(6,007)	-	(15,288)	-	-	(15,288)

Net goodwill	9,570	98	(6,007)	(521)	3,140	(8)	39	3,171

Time Warner
Gross goodwill	62,704	83	-	(521)	62,266	(18)	47	62,295
Impairments	(26,649)	-	(6,007)	-	(32,656)	-	-	(32,656)

Net goodwill	$36,055	$83	$(6,007)	$(521)	$29,610	$(18)	$47	$29,639

(a)	2008 includes $60 million related to the acquisition of QSP, Inc. and its Canadian affiliate Quality Service Programs Inc. (collectively, “QSP”) and $8 million related to the acquistion of Mousebreaker at the Publishing segment.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The Company’s intangible assets and related accumulated amortization consisted of the following (millions):

	December 31, 2009			December 31, 2008
		Accumulated			Accumulated
	Gross	Amortization(a)	Net	Gross	Amortization(a)	Net

Intangible assets subject to amortization:
Film Library(b)	$3,635	$(1,871)	$1,764	$3,861	$(1,701)	$2,160
Brands, trademarks and other intangible assets	1,834	(922)	912	1,850	(866)	984

Total	$5,469	$(2,793)	$2,676	$5,711	$(2,567)	$3,144

Intangible assets not subject to amortization:
Brands, trademarks and other intangible assets	$7,991	$(257)	$7,734	$7,985	$(257)	$7,728

(a)	The Film Library is amortized using a film forecast methodology. Amortization of Brands, trademarks and other intangible assets subject to amortization is provided generally on a straight-line basis over their respective useful lives. The weighted-average useful life for such intangibles is 19 years. The Company evaluates the useful lives of its finite-lived intangible assets each reporting period to determine whether events or circumstances warrant revised estimates of useful lives.

(b)	The decrease in 2009 is primarily related to an adjustment of $226 million representing a change in cumulative participations payable with respect to film library titles at Warner Bros., which is required to be recognized as a reduction to the related film cost asset.
     The Company recorded amortization expense of $280 million in 2009 compared to $346 million in 2008 and $306 million in 2007. Based on the amount of intangible assets subject to amortization at December 31, 2009, the estimated amortization expense for each of the succeeding five years ended December 31 is as follows: 2010 – $262 million; 2011 – $259 million; 2012 – $249 million; 2013 – $220 million; and 2014 – $213 million. These amounts may vary as acquisitions and dispositions occur in the future and as purchase price allocations are finalized.
3. BUSINESS ACQUISITIONS, DISPOSITIONS AND RELATED TRANSACTIONS
Separations of TWC and AOL from Time Warner
     As discussed in Note 1, on March 12, 2009, the Company completed the legal and structural separation of TWC from the Company. In addition, on December 9, 2009, the Company completed the legal and structural separation of AOL from the Company. With the completion of these separations, the Company disposed of its Cable and AOL segments in their entirety and ceased to consolidate their financial condition and results of operations in its consolidated financial statements. Accordingly, the Company has presented the financial condition and results of operations of its former Cable and AOL segments as discontinued operations in the consolidated financial statements for all periods presented.
HBO Central Europe Acquisition
     On January 27, 2010, HBO purchased the remainder of its partners’ interests in the HBO Central Europe (“HBO CE”) joint venture for approximately $155 million in cash. HBO CE operates the HBO and Cinemax premium pay television programming services serving 11 territories in Central Europe. This transaction resulted in HBO owning 100% of the interests of HBO CE. Prior to this transaction, HBO owned 33% of the interests in HBO CE and accounted for this investment under the equity method of accounting.
CME Investment
     On May 18, 2009, the Company completed an investment in Central European Media Enterprises Ltd. (“CME”), in which the Company received a 31% economic interest for $246 million in cash. As of December 31, 2009, the Company

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
was deemed to beneficially hold an approximate 36% voting interest. CME is a publicly-traded broadcasting company operating leading networks in seven Central and Eastern European countries. In connection with its investment, Time Warner agreed to allow CME founder and Non-Executive Chairman Ronald S. Lauder to vote Time Warner’s shares of CME for at least four years, subject to certain exceptions. The Company’s investment in CME is being accounted for under the cost method of accounting.
HBO Acquisitions
     On December 27, 2007 and January 2, 2008, the Company, through its Networks segment, purchased additional interests in HBO Asia and HBO South Asia and on December 19, 2008 purchased an additional interest in HBO LAG. The additional interests purchased in each of these three multi-channel pay-television programming services ranged in size from approximately 20% to 30%, and the aggregate purchase price was approximately $330 million.
Summary of Discontinued Operations
     Discontinued operations in 2009, 2008 and 2007 reflect the financial condition and results of operations of TWC and AOL. In addition, discontinued operations in 2007 reflect certain businesses sold, which included the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc. (“Leisure Arts”) and the Atlanta Braves baseball franchise (the “Braves”). Financial data for the discontinued operations for 2009, 2008 and 2007 is as follows (millions, except per share amounts):

	Years Ended December 31,
	2009	2008	2007

Total revenues	$6,500	$21,365	$21,269

Pretax income (loss)	849	(14,227)	4,276
Income tax provision	(421)	4,668	(1,536)

Net income (loss)	$428	$(9,559)	$2,740

Net income (loss) attributable to Time Warner Inc. shareholders	$389	$(8,308)	$2,498

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income (loss) per common share	$0.32	$(6.95)	$2.02

Average common shares outstanding — basic	1,184.0	1,194.2	1,239.6

Diluted net income (loss) per common share	$0.32	$(6.95)	$1.99

Average common shares outstanding — diluted	1,195.1	1,194.2	1,254.0

     Discontinued operations for the year ended December 31, 2009 included direct transaction costs (e.g., legal and professional fees) related to the separations of TWC and AOL of $112 million. Discontinued operations for the year ended December 31, 2008, included such direct transaction and financing costs related to the separation of TWC of $206 million.
     Also included in discontinued operations for 2008 was a noncash impairment of $14.822 billion and a related tax benefit of $5.729 billion to reduce the carrying values of certain cable franchise rights at TWC and a noncash impairment of $2.207 billion and a related tax benefit of $90 million to reduce the carrying value of goodwill at AOL.
     The Networks segment of Time Warner recognized approximately $170 million of Subscription revenues from TWC in 2009 through the Distribution Record Date and $840 million and $804 million for the years ended December 31, 2008 and 2007, respectively.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
4. INVESTMENTS
     The Company’s investments consist of equity-method investments, fair-value and other investments, including available-for-sale securities, and cost-method investments. Time Warner’s investments, by category, consist of (millions):

	December 31,
	2009	2008

Equity-method investments	$641	$679
Fair-value and other investments, including available-for-sale securities	578	608
Cost-method investments	323	106

Total	$1,542	$1,393

Equity-Method Investments
     At December 31, 2009, investments accounted for using the equity method primarily included the Company’s investments in HBO LAG (60% owned), HBO Asia (80% owned), HBO South Asia (75% owned) and certain other network and filmed entertainment ventures which are generally 20-50% owned.
Fair-Value and Other Investments, Including Available-for-Sale Securities
     Fair-value and other investments include deferred compensation-related investments, available-for-sale securities and equity derivative instruments of $544 million, $33 million and $1 million, respectively, as of December 31, 2009 and $527 million, $80 million and $1 million, respectively, as of December 31, 2008.
     Deferred compensation-related investments included $238 million and $230 million at December 31, 2009 and 2008, respectively, which were recorded at fair value, and $306 million and $297 million at December 31, 2009 and 2008, respectively, of Corporate Owned Life Insurance investments, which were recorded at cash surrender value. The deferred compensation program is an elective unfunded program whereby eligible employees may defer receipt of a portion of their annual compensation. The amount deferred increases or decreases based on the valuations of the various hypothetical investment options chosen by the employee. The Company acquires assets in order to economically hedge the Company’s liability under the deferred compensation program, which varies based on the performance of the various hypothetical investment options. The corresponding liability for the deferred compensation program is included within Current or Noncurrent other liabilities as appropriate.
     Equity derivatives instruments and available-for-sale securities are recorded at fair value in the consolidated balance sheet, and the realized gains and losses are included as a component of Other income, net. The cost basis, unrealized gains, unrealized losses and fair market value of available-for-sale securities are set forth below (millions):

	December 31,
	2009	2008

Cost basis of available-for-sale securities	$21	$49
Gross unrealized gain	14	31
Gross unrealized loss	(2)	-

Fair value of available-for-sale securities	$33	$80

Deferred tax liability	$5	$12

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     During 2009, 2008 and 2007, $20 million, $6 million and $32 million, respectively, of net unrealized gains were reclassified from Accumulated other comprehensive income, net, to Other income, net, in the consolidated statement of operations, based on the specific identification method.
Cost-Method Investments
     During 2009, the Company acquired an interest in CME for $246 million in cash (see Note 3). The Company’s other cost-method investments typically include investments in start-up companies and investment funds. The Company uses available qualitative and quantitative information to evaluate all cost-method investments for impairment at least quarterly.
Gain on Sale of Investments
     For the year ended December 31, 2009, the Company recognized net gains of $52 million related to the sale of investments, primarily consisting of a $28 million gain on the sale of the Company’s investment in TiVo Inc. and a $17 million gain on the sale of the Company’s investment in Eidos, plc (formerly SCi Entertainment Group plc) (“Eidos”).
     For the year ended December 31, 2008, the Company recognized net gains of $32 million related to the sale of investments, primarily consisting of a $16 million gain on the sale of the Company’s investment in Adify Corporation and a $6 million gain on the sale of the Company’s investment in BigBand Networks, Inc.
     For the year ended December 31, 2007, the Company recognized net gains of $214 million related to the sale of investments, primarily consisting of a $56 million gain on the sale of the Company’s investment in Oxygen Media Corporation and a $100 million gain on the Company’s sale of its 50% interest in Bookspan.
Investment Writedowns
     For the years ended December 31, 2009, 2008 and 2007 the Company incurred writedowns to reduce the carrying value of certain investments that experienced other-than-temporary impairments. For the year ended December 31, 2009, the writedowns were $73 million, including $41 million related to equity-method investments, primarily Networks investments, and $15 million of available-for-sale securities. For the year ended December 31, 2008, the writedowns were $83 million including $56 million of available-for-sale securities, primarily the writedown of the Company’s investment in Eidos (which was sold in 2009), and $2 million related to equity-method investments. For the year ended December 31, 2007, the writedowns were $142 million, including $59 million of available-for-sale securities, primarily the writedown of Eidos, and $74 million related to equity-method investments, primarily the writedown of the investment in The CW.
     The years ended December 31, 2008 and 2007 also included $10 million of losses and $2 million of gains, respectively, to reflect market fluctuations in equity derivative instruments.
     While Time Warner has recognized all declines that are believed to be other-than-temporary as of December 31, 2009, it is reasonably possible that individual investments in the Company’s portfolio may experience an other-than-temporary decline in value in the future if the underlying investee experiences poor operating results or the U.S. or certain foreign equity markets experience further declines in value.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
5. INVENTORIES AND FILM COSTS
     Inventories and film costs consist of (millions):

	December 31,	December 31,
	2009	2008
Inventories:
Programming costs, less amortization	$3,222	$3,199
DVDs, books, paper and other merchandise	332	408

Total inventories(a)	3,554	3,607
Less: current portion of inventory	(1,769)	(1,835)

Total noncurrent inventories	1,785	1,772

Film costs — Theatrical:
Released, less amortization	622	767
Completed and not released	282	364
In production	1,228	713
Development and pre-production	157	76

Film costs — Television:
Released, less amortization	1,095	922
Completed and not released	166	224
In production	413	499
Development and pre-production	6	2

Total film costs	3,969	3,567

Total noncurrent inventories and film costs	$5,754	$5,339

(a)	Does not include $1.764 billion and $2.160 billion of net film library costs as of December 31, 2009 and December 31, 2008, respectively, which are included in intangible assets subject to amortization in the consolidated balance sheet.
     Approximately 90% of unamortized film costs for released theatrical and television product are expected to be amortized within three years from December 31, 2009. In addition, approximately $1.4 billion of the film costs of released and completed and not released theatrical and television product are expected to be amortized during the twelve-month period ending December 31, 2010.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
6. FAIR VALUE MEASUREMENTS
     A fair value measurement is determined based on the assumptions that a market participant would use in pricing an asset or liability. A three-tiered hierarchy draws distinctions between market participant assumptions based on (i) observable inputs such as quoted prices in active markets (Level 1), (ii) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level 2) and (iii) unobservable inputs that require the Company to use present value and other valuation techniques in the determination of fair value (Level 3). The following table presents information about assets and liabilities required to be carried at fair value on a recurring basis as of December 31, 2009 (millions):

	Fair Value Measurements as of December 31, 2009 Using
		Quoted Market
		Prices in Active		Significant
	Fair Value	Markets for	Significant Other	Unobservable
	as of	Identical Assets	Observable Inputs	Inputs
	December 31,
Description	2009	(Level 1)	(Level 2)	(Level 3)
Assets:
Trading securities	$247	$243	$4	$-
Available-for-sale securities	33	11	22	-
Derivatives	45	5	8	32
Liabilities:
Derivatives	(91)	-	(91)	-

Total	$234	$259	$(57)	$32

     The Company primarily applies the market approach for valuing recurring fair value measurements.
     The following table reconciles the beginning and ending balances of assets classified as Level 3 and identifies the net income (losses) the Company recognized during the year ended December 31, 2009 on such assets and liabilities that were included in the balance as of December 31, 2009 (millions):

Derivatives

Balance as of January 1, 2009	$1
Total gains (losses):
Included in net income	19
Included in other comprehensive income	-
Purchases, issuances and settlements	12
Transfers in and/or out of Level 3	-

Balance as of December 31, 2009	$32

Total net gain for the year ended December 31, 2009 included in net income related to assets still held as of December 31, 2009	$19

     Gains and losses recognized for assets and liabilities valued using significant unobservable inputs are reported in investment gains (losses), net, in other loss, net (Note 17).
Other Financial Instruments
     The Company’s other financial instruments including debt are not required to be carried at fair value. Based on the interest rates prevailing at December 31, 2009, the fair value of Time Warner’s debt exceeds its carrying value by approximately $1.749 billion and at December 31, 2008, the carrying value of Time Warner’s debt exceeded its fair value by approximately $400 million. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and generally are not recognized for financial reporting purposes unless the debt is retired prior to its maturity. The carrying

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
value for the majority of the Company’s other financial instruments approximates fair value due to the short-term nature of such instruments. For the remainder of the Company’s other financial instruments, differences between the carrying value and fair value are not significant at December 31, 2009. The fair value of financial instruments is generally determined by reference to the market value of the instrument as quoted on a national securities exchange or in an over-the-counter market. In cases where quoted market value is not available, fair value is based on an estimate using present value or other valuation techniques.
Non-Financial Instruments
     The majority of the Company’s non-financial instruments, which include goodwill, intangible assets, inventories and property, plant and equipment, are not required to be carried at fair value on a recurring basis. However, if certain triggering events occur (or at least annually for goodwill and indefinite-lived intangible assets) such that a non-financial instrument is required to be evaluated for impairment, a resulting asset impairment would require that the non-financial instrument be recorded at the lower of cost or its fair value.
     In the case of film production costs, upon the occurrence of an event or change in circumstance that may indicate that the fair value of a film is less than its unamortized costs, the Company determines the fair value of the film and writes off to the consolidated statement of operations the amount by which the unamortized capitalized costs exceed the film’s fair value. Some of these events or changes in circumstance include: (i) an adverse change in the expected performance of a film prior to its release, (ii) actual costs substantially in excess of budgeted costs, (iii) substantial delays in completion or release schedules, (iv) changes in release plans, (v) insufficient funding or resources to complete the film and to market it effectively and (vi) the failure of actual performance subsequent to release to meet that which had been expected prior to release. In determining the fair value of its films, the Company employs a discounted cash flow methodology with assumptions for cash flows for periods not exceeding 10 years. The discount rate utilized in the discounted cash flow analysis is based on the weighted average cost of capital of the respective business (e.g., Warner Bros.) plus a risk premium representing the risk associated with producing a particular film. The fair value of any film costs associated with a film that management plans to abandon is zero. As the primary determination of fair value is determined using a discounted cash flow model, the resulting fair value is considered a Level 3 input. During the year ended December 31, 2009, certain film production costs, which were recorded as inventory in the consolidated balance sheet, were written down to $271 million from their carrying values of $431 million.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
7. LONG-TERM DEBT AND OTHER FINANCING ARRANGEMENTS
     Committed financing capacity and long-term debt consists of (millions):

	Weighted
	Average				Unused
	Interest		Committed		Committed
	Rate at		Capacity at		Capacity at	Outstanding Debt(c)
	December		December	Letters of	December	December 31,	December 31,
	31, 2009	Maturities	31, 2009(a)	Credit(b)	31, 2009	2009	2008
Cash and equivalents			$4,733	$-	$4,733
Revolving bank credit agreement and commercial paper program	-	2011	6,900	82	6,818	$-	$4,490
Floating-rate public debt	-	-	-	-	-	-	2,000
Fixed-rate public debt	7.14%	2011-2036	15,227	-	-	15,227	15,227
Other obligations(d)	2.41%		1,111	17	113	981	984

Subtotal			27,971	99	11,664	16,208	22,701
Debt due within one year			(57)		-	(57)	(2,041)
Non-recourse debt			(805)	-	-	(805)	(805)

Total			$27,109	$99	$11,664	$15,346	$19,855

(a)	The revolving bank credit agreement, commercial paper program and public debt of the Company rank pari passu with the senior debt of the respective obligors thereon. The maturity profile of the Company’s outstanding debt and other financing arrangements is relatively long-term, with a weighted average maturity of 11.7 years as of December 31, 2009.
(b)	Represents the portion of committed capacity reserved for outstanding and undrawn letters of credit.
(c)	Represents principal amounts adjusted for premiums and discounts. The weighted-average interest rate on Time Warner’s total debt was 6.86% at December 31, 2009 and 5.41% at December 31, 2008. The Company’s public debt matures as follows: $0 in 2010, $2.000 billion in 2011, $2.000 billion in 2012, $1.300 billion in 2013, $0 in 2014 and $10.031 billion thereafter.
(d)	Amount consists of non-recourse debt, capital lease and other obligations, including committed financings by subsidiaries under local bank credit agreements.
Credit Agreements and Commercial Paper Program
Revolving Bank Credit Agreement
     At December 31, 2009, Time Warner has a $6.9 billion senior unsecured five-year revolving credit facility that matures February 17, 2011 (the “Revolving Facility”). The permitted borrowers under the Revolving Facility are Time Warner and Time Warner International Finance Limited (the “Borrowers”).
     On March 11, 2009, the Company entered into the first and second amendments to the amended and restated credit agreement (the “Revolving Credit Agreement”) for its Revolving Facility. The first amendment terminated the $100 million commitment of Lehman Commercial Paper Inc. (“LCPI”), a subsidiary of Lehman Brothers Holdings Inc., which filed a petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in September 2008, reducing the committed amount of the Revolving Facility from $7.0 billion to $6.9 billion. The second amendment, among other things, amended the Revolving Credit Agreement to (i) expand the circumstances under which any other lender under the Revolving Facility would become a Defaulting Lender (as defined in the Revolving Credit Agreement, as amended) and (ii) permit Time Warner to terminate the commitment of any such lender on terms substantially similar to those applicable to LCPI under the first amendment to the Revolving Credit Agreement.
     Borrowings under the Revolving Facility bear interest at a rate determined by the credit rating of Time Warner, which rate was LIBOR plus 0.35% per annum as of December 31, 2009. In addition, the Borrowers are required to pay a facility fee on the aggregate commitments under the Revolving Facility at a rate determined by the credit rating of Time Warner, which rate was 0.10% per annum as of December 31, 2009. The Borrowers will also incur an additional usage fee of 0.10%

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
per annum on the outstanding loans and other extensions of credit (including letters of credit) under the Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder.
     The Revolving Facility provides same-day funding and multi-currency capability, and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Revolving Facility contains a maximum leverage ratio covenant of 4.5 times the consolidated EBITDA of Time Warner. The terms and related financial metrics associated with the leverage ratio are defined in the Revolving Credit Agreement. At December 31, 2009, the Company was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreement, of approximately 1.90 times. The Revolving Facility does not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in Time Warner’s financial condition or results of operations. Borrowings under the Revolving Facility may be used for general corporate purposes, and unused credit is available to support borrowings by Time Warner under its commercial paper program. The Revolving Facility also contains certain events of default customary for credit facilities of this type (with customary grace periods, as applicable).
     At December 31, 2009, there were no borrowings outstanding under the Revolving Facility, $82 million in outstanding face amount of letters of credit were issued under the Revolving Facility and no commercial paper was outstanding under the CP Program (as defined below). The Company’s unused committed capacity as of December 31, 2009 was $11.664 billion, including $4.733 billion of cash and equivalents.
     The funding commitments under the Company’s Revolving Credit Agreement are provided by a geographically diverse group of over 20 major financial institutions based in countries including the United States, Canada, France, Germany, Japan and the United Kingdom. No institution accounts for more than 9% of the aggregate undrawn loan commitments under this agreement as of December 31, 2009.
Repayment and Termination of $2.0 Billion Term Facility
     On March 17, 2009, the Company used a portion of the proceeds it received from the payment of the Special Dividend to repay in full the $2.0 billion outstanding (plus accrued interest) under its unsecured term loan facility with a maturity date of January 8, 2011 (the “Term Facility”) and terminated the Term Facility. Time Warner did not incur any early termination or prepayment penalties in connection with the termination of the Term Facility.
Commercial Paper Program
     At December 31, 2009, Time Warner has a $6.9 billion unsecured commercial paper program (the “CP Program”). The obligations of Time Warner under the CP Program are guaranteed by TW AOL Holdings LLC and Historic TW Inc. (“Historic TW”). In addition, the obligations of Historic TW are guaranteed by Turner. Proceeds from the CP Program may be used for general corporate purposes, including investments, repayment of debt and acquisitions. Commercial paper issued by Time Warner is supported by unused committed capacity under the Revolving Facility.
Public Debt
     Time Warner and certain of its subsidiaries have various public debt issuances outstanding. At issuance, the maturities of these outstanding series of debt ranged from five to 40 years and the interest rates on debt with fixed interest rates ranged from 5.50% to 9.15%. At December 31, 2009 and 2008, respectively, the total amount of the Company’s outstanding fixed and floating rate public debt was $15.227 billion and $17.227 billion, respectively.
Consent Solicitation
     On April 15, 2009, the Company completed a solicitation of consents (the “Consent Solicitation”) from the holders of the debt securities (the “Securities”) issued by Time Warner Inc. and its subsidiaries under all of the indentures governing the publicly traded debt securities of the Company and its subsidiaries other than the indenture entered into in November 2006 (other than the 2006 Indenture, collectively, the “Indentures”). Completion of the Consent Solicitation resulted in the adoption on April 16, 2009 of certain amendments to each Indenture that provide that certain restrictive covenants will not apply (subject to the concurrent or prior issuance of the guarantee by HBO discussed below) to a conveyance or transfer by

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Historic AOL LLC of its properties and assets substantially as an entirety, unless such conveyance or transfer constitutes a conveyance or transfer of the properties and assets of the issuer and the guarantors under the relevant Indenture and their respective subsidiaries, taken as a whole, substantially as an entirety. In connection with the AOL Separation, on December 3, 2009, HBO issued a guarantee of the obligations of Historic TW (including in its capacity as successor to Time Warner Companies, Inc.), whether as issuer or guarantor, under the Indentures and the Securities.
Capital Leases
     The Company has entered into various leases primarily related to network equipment that qualify as capital lease obligations. As a result, the present value of the remaining future minimum lease payments is recorded as a capitalized lease asset and related capital lease obligation in the consolidated balance sheet. Assets recorded under capital lease obligations totaled $165 million for both December 31, 2009 and 2008. Related accumulated amortization totaled $70 million and $52 million as of December 31, 2009 and 2008, respectively.
     Future minimum capital lease payments at December 31, 2009 are as follows (millions):

2010	$18
2011	17
2012	15
2013	16
2014	14
Thereafter	52

Total	132
Amount representing interest	(31)

Present value of minimum lease payments	101
Current portion	(14)

Total long-term portion	$87

Non-recourse Debt
     At December 31, 2009, Time Warner had two accounts receivable securitization facilities that provided for the accelerated receipt of up to an aggregate of $805 million of cash on certain available short-term home video and network programming distribution trade accounts receivable. As a result of adopting the amendments to the guidance regarding accounting for variable interest entities, the Company determined it has the ability to direct the key activities of the securitization facilities that most significantly impact their economic performance. Accordingly, the Company determined it was the primary beneficiary for these entities and consolidated their results. The retrospective adoption of this guidance with respect to these entities resulted in the adjustment to the Company’s consolidated balance sheets to record $805 million in Securitized receivables and Non-recourse debt as of December 31, 2009 and 2008. During the first quarter of 2010, the Company repaid the $805 million outstanding under these securitization facilities and terminated the two facilities.
Covenants and Rating Triggers
     Each of the Company’s Revolving Credit Agreement, public debt indentures and financing arrangements with SPEs contain customary covenants. A breach of such covenants in the bank credit agreement that continues beyond any grace period constitutes a default, which can limit the Company’s ability to borrow and can give rise to a right of the lenders to terminate the Revolving Facility and/or require immediate payment of any outstanding debt. A breach of such covenants in the public debt indentures beyond any grace period constitutes a default which can require immediate payment of the outstanding debt. A breach of such covenants in the financing arrangements with SPEs that continues beyond any grace period can constitute a termination event, which can limit the facility as a future source of liquidity; however, there would be no claims on the Company for the receivables previously sold to the SPEs. There are no rating-based defaults or covenants in the Revolving Credit Agreement, public debt indentures or financing arrangements with SPEs.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Additionally, in the event that the Company’s credit ratings decrease, the cost of maintaining the Revolving Credit Agreement and Revolving Facility and the cost of borrowing increase and, conversely, if the ratings improve, such costs decrease. As of December 31, 2009, the Company’s investment grade debt ratings were as follows: Fitch BBB, Moody’s Baa2, and S&P BBB.
     As of December 31, 2009, the Company was in compliance with all covenants in its Revolving Credit Agreement, public debt indentures and financing arrangements with SPEs. The Company does not anticipate that it will have any difficulty in the foreseeable future complying with these covenants.
Film Tax-Advantaged Arrangements
     The Company’s filmed entertainment business, on occasion, enters into tax-advantaged transactions with foreign investors that are thought to generate tax benefits for such investors. The Company believes that its tax profile is not affected by its participation in these arrangements in any jurisdiction. The foreign investors provide consideration to the Company for entering into these arrangements.
     Although these transactions often differ in form, they generally involve circumstances in which the Company enters into a sale-leaseback arrangement involving its film product with third-party SPEs owned by the foreign investors. The Company maintains its rights and control over the use of its film product. The Company does not have a controlling financial interest and accordingly does not consolidate these SPEs. In addition, the Company does not guarantee and is not otherwise responsible for the equity and debt in these SPEs and does not participate in the profits or losses of these SPEs. The Company accounts for these arrangements based on their substance. That is, the Company records the costs of producing the films as an asset and records the net benefit received from the investors as a reduction of film costs resulting in lower film cost amortization for the films involved in the arrangement. At December 31, 2009, such SPEs were capitalized with approximately $3.3 billion of debt and equity from the third-party investors. These transactions resulted in reductions of film cost amortization totaling $14 million, $43 million and $34 million during the years ended December 31, 2009, 2008 and 2007, respectively.
8. INCOME TAXES
     Domestic and foreign income before income taxes, discontinued operations and cumulative effect of accounting change is as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Domestic	$3,281	$(4,622)	$2,551
Foreign	(44)	225	195

Total	$3,237	$(4,397)	$2,746

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Current and deferred income taxes (tax benefits) provided on income from continuing operations are as follows (millions):

	Years Ended December 31,
	2009	2008	2007
Federal:
Current	$413	$(72)	$(581)
Deferred	467	375	1,187
Foreign:
Current(a)	342	313	216
Deferred	(84)	(30)	(6)
State and Local:
Current	51	43	(72)
Deferred	(36)	64	115

Total	$1,153	$693	$859

(a)	Includes foreign withholding taxes of $216 million in 2009, $204 million in 2008 and $148 million in 2007.
     The differences between income taxes (tax benefits) expected at the U.S. federal statutory income tax rate of 35% and income taxes (tax benefits) provided are as set forth below (millions):

	Years Ended December 31,
	2009	2008	2007

Taxes (tax benefits) on income at U.S. federal statutory rate	$1,133	$(1,539)	$961
State and local taxes (tax benefits), net of federal tax effects	78	(99)	63
Nondeductible goodwill impairments	-	2,208	-
Litigation matters	-	107	-
Valuation allowances	19	-	(102)
Other	(77)	16	(63)

Total	$1,153	$693	$859

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Significant components of Time Warner’s net deferred tax liabilities are as follows (millions):

	December 31,
	2009	2008
Deferred tax assets:
Tax attribute carryforwards	$700	$581
Receivable allowances and return reserves	337	308
Royalties, participations and residuals	353	377
Investments	208	299
Equity-based compensation	1,187	1,282
Amortization and Depreciation	556	1,002
Other	1,287	1,568
Valuation allowances(a)	(701)	(788)

Total Deferred tax assets	$3,927	$4,629

Deferred tax liabilities:
Assets acquired in business combinations	$3,821	$4,082
Unbilled television receivables	861	1,025
Unremitted earnings of foreign subsidiaries	182	116

Total Deferred tax liabilities	4,864	5,223

Net deferred tax liability(b)	$937	$594

(a)
The Company has recorded valuation allowances for certain tax attributes and other deferred tax assets. As of December 31, 2009, sufficient uncertainty exists regarding the future realization of these deferred tax assets. If in the future the Company believes that it is more likely than not that these deferred tax benefits will be realized, the majority of the valuation allowances will be recognized in the statement of operations.

(b)	The net deferred tax liability includes current deferred tax assets of $670 million and $565 million as of December 31, 2009 and 2008, respectively.
     U.S. income and foreign withholding taxes have not been recorded on permanently reinvested earnings of certain foreign subsidiaries aggregating approximately $1.6 billion at December 31, 2009. Determination of the amount of unrecognized deferred U.S. income tax liability with respect to such earnings is not practicable.
     U.S. federal tax attribute carryforwards at December 31, 2009, consist primarily of approximately $85 million of tax benefit attributable to tax losses and $244 million of foreign tax credits. U.S. state and local tax attribute carryforwards consist primarily of approximately $163 million tax benefit attributable to tax losses and $75 million of business credits. In addition, the Company has approximately $133 million of tax benefit attributable to tax losses in various foreign jurisdictions that are primarily from countries with unlimited carryforward periods. However, many of these foreign losses are attributable to specific operations that may not be utilized against income from other operations of the Company. The utilization of the U.S. federal carryforwards to offset future taxable income is subject to limitations under U.S. federal income tax laws. Capital losses expire beginning in 2013 and can only be utilized against capital gains. Foreign tax credits expire in 2013. The state and local tax loss carryforwards and credits expire in varying amounts from 2010 through 2029.
     For accounting purposes, the Company records equity-based compensation expense and a related deferred tax asset for the future tax deductions it may receive. For income tax purposes, the Company receives a tax deduction equal to the stock price on the date that a restricted stock unit (or performance share unit) vests or the excess of the stock price over the exercise price of an option upon exercise. As of December 31, 2009, the deferred tax asset recognized for equity-based compensation awards is substantially greater than the tax benefit the Company may ultimately receive (assuming no increase in the Company’s stock price). The applicable accounting rules require that the deferred tax asset related to an equity-based compensation award be reduced only at the time the award vests (for a restricted stock unit or performance share unit), is exercised (for a stock option) or otherwise expires or is cancelled. This reduction is recorded as an adjustment to additional paid-in capital (“APIC”), to the extent that the realization of excess tax deductions on prior equity-based compensation awards were recorded directly to APIC. The cumulative amount of such excess tax deductions is referred to as the Company’s “APIC Pool” and was approximately $1.0 billion at December 31, 2009. Any shortfall balance

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
recognized in excess of the Company’s APIC Pool is charged to income tax expense in the consolidated statement of operations.
Accounting for Uncertainty in Income Taxes
     On January 1, 2007, the Company adopted guidance relating to the recognition of income tax benefits for those tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. Upon adoption of the guidance on January 1, 2007, the Company recognized $445 million of tax benefits for positions that were previously unrecognized, of which $433 million was accounted for as a reduction to the accumulated deficit balance and $12 million was accounted for as an increase to the paid-in-capital balance as of January 1, 2007. Additionally, the adoption of accounting guidance related to income tax uncertainties resulted in the recognition of additional tax reserves for positions where there was uncertainty about the timing or character of such deductibility. These additional reserves were largely offset by increased deferred tax assets. The reserve for uncertain income tax positions is included in other liabilities in the consolidated balance sheet.
     The Company does not currently anticipate that its existing reserves related to uncertain tax positions as of December 31, 2009 will significantly increase or decrease during the twelve-month period ending December 31, 2010; however, various events could cause the Company’s current expectations to change in the future. Should the Company’s position with respect to the majority of these uncertain tax positions be upheld, the effect would be recorded in the statement of operations as part of the income tax provision.
     The impact of temporary differences and tax attributes are considered when calculating interest and penalty accruals associated with the tax reserve. The amount accrued for interest and penalties as of December 31, 2009 and December 31, 2008 was $273 million and $196 million, respectively. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense.
     Changes in the Company’s uncertain income tax positions, excluding the related accrual for interest and penalties, from January 1 through December 31 are set forth below (millions):

	2009	2008

Beginning balance	$1,954	$1,656
Additions for prior year tax positions	130	194
Additions for current year tax positions	227	193
Reductions for prior year tax positions	(273)	(65)
Settlements	(66)	(13)
Lapses in statute of limitations	(19)	(11)

Ending balance	$1,953	$1,954

     During the twelve months ended December 31, 2009, the Company recorded interest reserves through the statement of operations of approximately $88 million and made interest payments in connection with settlements reached during 2009 of approximately $11 million. During the year ended December 31, 2008, the Company recorded interest reserves through the statement of operations of approximately $54 million and made interest payments in connection with settlements reached during 2008 of approximately $14 million.
     During 2009, the Internal Revenue Service (“IRS”) substantially concluded its examination of the Company’s federal income tax returns for the 2002 – 2004 tax years, which did not result in the Company being required to make any material payments. One matter relating to the character of certain warrants received from a third party has been referred to the IRS Appeals Division. The Company believes its position with regard to this matter is more likely than not to be sustained. However, should the IRS prevail, the additional tax payable by the Company would be approximately $70 million.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The Company and its subsidiaries file income tax returns in the U.S. and various state and local and foreign jurisdictions. The IRS is currently conducting an examination of the Company’s U.S. income tax returns for the 2005 through 2007 period. The tax years that remain subject to examination by significant jurisdiction are as follows:

U.S. federal	2002 through the current period
California	2005 through the current period
New York State	2000 through the current period
New York City	1997 through the current period
9. SHAREHOLDERS’ EQUITY
Spin-Offs of TWC and AOL
     In connection with the TWC Separation, the Company recognized a reduction of $7.989 billion to shareholders’ equity, including $1.167 billion attributable to noncontrolling interests. In connection with the AOL Separation, the Company recognized a reduction of $3.202 billion to shareholders’ equity.
Common Stock Repurchase Program
     On July 26, 2007, Time Warner’s Board of Directors authorized a common stock repurchase program that allows the Company to purchase up to an aggregate of $5 billion of common stock. Purchases under this stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The size and timing of these purchases are based on a number of factors, including price and business and market conditions. From the program’s inception through December 31, 2009, the Company repurchased approximately 93 million shares of common stock for approximately $4.0 billion pursuant to trading programs under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. This number included approximately 43 million shares of common stock purchased for approximately $1.2 billion during the year ended December 31, 2009. As of December 31, 2009, the Company had approximately $1.0 billion remaining on its stock repurchase program. On January 28, 2010, Time Warner’s Board of Directors increased this amount to $3.0 billion.
Shares Authorized and Outstanding
     At December 31, 2009, shareholders’ equity of Time Warner included 1.157 billion shares of common stock (net of approximately 477 million shares of common stock held in treasury). As of December 31, 2009, Time Warner is authorized to issue up to 750 million shares of preferred stock, up to 8.333 billion shares of common stock and up to 600 million shares of additional classes of common stock. At December 31, 2008, shareholders’ equity of Time Warner included 1.196 billion of common stock (net of approximately 434 million shares of common stock held in treasury).
10. EQUITY-BASED COMPENSATION
Equity Plans
     The Company has one active equity plan under which it is authorized to grant equity awards to employees and non-employee directors, covering an aggregate of 72 million shares of common stock. Options have been granted to employees and non-employee directors of Time Warner with exercise prices equal to, or in excess of, the fair market value at the date of grant. Generally, the stock options vest ratably over a four-year vesting period and expire ten years from the date of grant. Certain stock option awards provide for accelerated vesting upon an election to retire pursuant to the Company’s defined benefit retirement plans or after reaching a specified age and years of service, as well as certain additional circumstances for non-employee directors.
     Pursuant to this equity plan, Time Warner may also grant shares of common stock or restricted stock units (“RSUs”), which generally vest between three to five years from the date of grant, to its employees and non-employee directors.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to the Company’s defined benefit retirement plans or after reaching a specified age and years of service, as well as certain additional circumstances for non-employee directors. Holders of restricted stock and RSU awards are generally entitled to receive cash dividends or dividend equivalents, respectively, paid by the Company during the period of time that the restricted stock or RSU awards are unvested.
     Time Warner also has a performance stock unit program for senior level executives. Under this program, recipients of performance stock units (“PSUs”) are awarded a target number of PSUs that represent the contingent (unfunded and unsecured) right to receive shares of Company stock at the end of a performance period (generally three years) based on the actual performance level achieved by the Company. For PSUs granted prior to 2009, the recipient of a PSU may receive, depending on the Company’s total shareholder return (“TSR”) relative to the other companies in the S&P 500 Index, 0% to 200% of the target PSUs granted based on a sliding scale where a relative ranking of less than the 25th percentile will pay 0% and a ranking at the 100th percentile will pay 200% of the target number of shares.
     For PSUs granted in 2009, the recipient of a PSU may receive a percentage of target PSUs determined in the same manner as PSUs granted prior to 2009, except if the Company’s TSR ranking is below the 50th percentile and its growth in adjusted earnings per share (“adjusted EPS”) relative to the growth in adjusted EPS of the other companies in the S&P 500 Index is at or above the 50th percentile. In such situations, the percentage of a participant’s target PSUs that will vest will be the average of (i) the percentage of target PSUs that would vest based on the Company’s TSR ranking during the performance period and (ii) 100%.
     For accounting purposes, PSUs granted prior to 2009 are considered to have a market condition and PSUs granted in 2009 are considered to have a market condition and a performance condition. The effect of a market condition is reflected in the grant date fair value of the award, which is estimated using a Monte Carlo analysis to estimate the total return ranking of Time Warner among the S&P 500 Index companies over the performance period. In the case of PSUs granted in 2009, the performance condition is assumed to have been met. As a result, compensation expense is recognized on these awards provided that the requisite service is rendered (regardless of the actual TSR ranking achieved). Based on market data as of December 31, 2009, the PSUs granted in 2009 and 2008 are tracking at a level that, if maintained, would result in the award of 137% and 121%, respectively, of target PSUs granted. For PSUs granted in 2007, the actual performance level achieved by the Company over the performance period, which ended on December 31, 2009, was 69%. Participants who are terminated by the Company other than for cause or who terminate their own employment for good reason or due to retirement or disability are generally entitled to a pro rata portion of the PSUs that would otherwise vest at the end of the performance period.
     Holders of PSUs granted prior to 2010 do not receive payments or accruals of dividends or dividend equivalents for regular quarterly cash dividends paid by the Company while the PSU is outstanding. Holders of PSUs granted beginning in 2010 will be entitled to receive dividend equivalents based on the regular quarterly cash dividends declared and paid by the Company during the period that the PSUs are outstanding. The dividend equivalent payment will be made in cash following the vesting of the PSUs (generally following the end of the respective performance period) and will be based on the number of shares paid out.
     Upon the (i) exercise of a stock option award, (ii) the vesting of a RSU, (iii) the vesting of a PSU or (iv) the grant of restricted stock, shares of Time Warner common stock may be issued either from authorized but unissued shares or from treasury stock.
     In connection with the AOL Separation and the TWC Separation (collectively, the “Separations”), and as provided for in the Company’s equity plans, the number of stock options, RSUs and target PSUs outstanding at each of the Distribution Date and Distribution Record Date, respectively, and the exercise prices of such stock options were adjusted to maintain the fair value of those awards (collectively, the “Adjustments”). The Adjustments were determined by comparing the fair value of such awards immediately prior to each of the Separations (“pre-Separation”) to the fair value of such awards immediately after each of the Separations. In performing these analyses, the only assumptions that changed were related to the Time Warner stock price and the stock option’s exercise price. Accordingly, each equity award outstanding as of the Distribution Date relating to the AOL Separation was increased by multiplying the size of such award by 1.07, while the per share exercise price of each stock option was decreased by dividing by 1.07. Each equity award outstanding as of the Distribution Record Date relating to the TWC Separation was increased by multiplying the size of such award by 1.35,

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
while the per share exercise price of each stock option was decreased by dividing by 1.35. The Adjustments resulted in an aggregate increase of approximately 65 million equity awards (comprised of 60 million stock options and 5 million RSUs and Target PSUs) and are included in the line item “Adjustment due to the Separations” in the tables that follow. The modifications to the outstanding equity awards were made pursuant to existing antidilution provisions in the Company’s equity plans and did not result in any additional compensation expense.
     Under the terms of Time Warner’s equity plans and related award agreements, and as a result of the Separations, AOL and TWC employees who held Time Warner equity awards were treated as if their employment with Time Warner was terminated without cause at the time of each of the Separations. This treatment resulted in the forfeiture of unvested stock options, shortened exercise periods for vested stock options and pro rata vesting of the next installment of (and forfeiture of the remainder of) the RSU awards for those AOL and TWC employees who did not satisfy retirement-treatment eligibility provisions in the Time Warner equity plans and related award agreements.
     Upon the exercise of Time Warner stock options and the vesting of Time Warner RSUs held by TWC employees, TWC is obligated to reimburse Time Warner for the intrinsic value of the applicable award. As a result of the TWC Separation, TWC is no longer considered a related party. Accordingly, on the Distribution Record Date, the Company established an asset of $16 million for the estimated fair value (determined using the Black-Scholes option pricing model) of outstanding equity awards held by TWC employees, with an offsetting adjustment to Time Warner Inc. shareholders’ equity in the consolidated balance sheet. The estimated receivable from TWC fluctuates with the fair value and number of outstanding equity awards and the resulting change is recorded in other income (loss), net, in the consolidated statement of operations. As of December 31, 2009, the estimated receivable was $32 million. No such similar arrangement exists with AOL.
     In addition, in connection with the 1-for-3 reverse stock split the Company implemented on March 27, 2009, the number of outstanding equity awards was proportionately adjusted to reflect the reverse stock split. As a result, and after giving effect to the adjustment for the TWC Separation, the number of outstanding equity awards was determined by dividing the number of outstanding equity awards by three. The per share exercise price of stock options, after giving effect to the adjustment for the TWC Separation, was determined by multiplying the exercise price by three.
     Other information pertaining to each category of equity-based compensation appears below.
Stock Options
     The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date.

	Years Ended December 31,
	2009	2008	2007
Expected volatility	35.2%	28.7%	22.3%
Expected term to exercise from grant date	6.11 years	5.95 years	5.35 years
Risk-free rate	2.5%	3.2%	4.4%
Expected dividend yield	4.4%	1.7%	1.1%

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following table summarizes information about stock options outstanding as of December 31, 2009:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Options(a)	Price(a)	Life	Value
	(thousands)		(in years)	(thousands)
Outstanding as of December 31, 2008	131,190	$88.20
Granted	9,843	22.20
Exercised	(2,524)	23.11
Forfeited or expired	(24,117)	81.66
Adjustment due to the Separations(b)	60,004

Outstanding as of December 31, 2009(b)	174,396	56.03	3.42	$278,692

Exercisable as of December 31, 2009(b)	145,619	61.96	2.46	$99,005

(a)	Reflects the 1-for-3 reverse stock split implemented on March 27, 2009.
(b)
The weighted-average exercise price of the stock options included in the line item “Adjustment due to the Separations” is equal to the pre-Separation weighted-average exercise price of such stock options, as reduced by the Adjustments. The weighted-average exercise price of stock options outstanding and exercisable as of December 31, 2009 also reflects the decrease in the exercise price as a result of the Adjustments.

     As of December 31, 2009, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of Time Warner stock options vested and expected to vest approximate amounts for options outstanding. As of December 31, 2009, 60 million shares of Time Warner common stock were available for future grants of stock options. Total unrecognized compensation cost related to unvested Time Warner stock option awards as of December 31, 2009, without taking into account expected forfeitures, is $81 million and is expected to be recognized over a weighted-average period between one and two years.
     The weighted-average fair value of a Time Warner stock option granted during the years ended December 31, 2009, 2008 and 2007 was $5.07 ($3.14, net of tax), $12.30 ($7.63, net of tax) and $15.45 ($9.58, net of tax), respectively. The total intrinsic value of Time Warner options exercised during the years ended December 31, 2009, 2008 and 2007 was $13 million, $53 million and $313 million, respectively. Cash received from the exercise of Time Warner stock options was $56 million, $134 million and $521 million for the years ended December 31, 2009, 2008 and 2007, respectively. The tax benefits realized from Time Warner stock options exercised in the years ended December 31, 2009, 2008 and 2007 were $5 million, $20 million and $119 million, respectively.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Restricted Stock, Restricted Stock Units and Target Performance Stock Units
     The following table summarizes information about unvested restricted stock, RSUs and Target PSUs as of December 31, 2009:

		Weighted-
		Average
	Number of	Grant Date
	Shares/Units(a)	Fair Value(a)
	(thousands)
Unvested as of December 31, 2008	8,158	$51.81
Granted	4,947	22.40
Vested	(1,850)	41.87
Forfeited	(1,817)	34.53
Adjustment due to the Separations(b)	5,024

Unvested as of December 31, 2009(b)	14,462	27.15

(a)	Reflects the 1-for-3 reverse stock split implemented on March 27, 2009.
(b)
The weighted-average grant date fair value of the unvested restricted stock, RSUs and Target PSUs included in the line item “Adjustment due to the Separations” is equal to the pre-Separation weighted-average grant date fair value of such awards, as reduced by the Adjustments. The weighted-average grant date fair value of unvested restricted stock, RSUs and Target PSUs as of December 31, 2009 also reflects the decrease in the grant-date fair value as a result of the Adjustments.

     As of December 31, 2009, the intrinsic value of unvested restricted stock, RSUs and target PSUs was $421 million. Total unrecognized compensation cost related to unvested restricted stock, RSUs and Target PSUs as of December 31, 2009, without taking into account expected forfeitures, was $137 million and is expected to be recognized over a weighted-average period between one and two years. The fair value of restricted stock and RSUs that vested during the years ended December 31, 2009, 2008 and 2007 was $76 million, $59 million and $53 million, respectively. The fair value of target PSUs that vested during the year was $2 million. No PSUs vested during the years ended December 31, 2008 and 2007.
     For the year ended December 31, 2009, the Company granted 5 million RSUs at a weighted-average grant date fair value per RSU of $22.34 ($13.85 net of tax). For the year ended December 31, 2008, the Company granted 4 million RSUs at a weighted-average grant date fair value per RSU of $44.49 ($27.58 net of tax). For the year ended December 31, 2007, the Company granted 3 million RSUs at a weighted-average grant date fair value per RSU of $59.67 ($37.00 net of tax).
     For the year ended December 31, 2009, the Company granted 0.2 million target PSUs at a weighted-average grant date fair value per PSU of $23.67 ($14.68 net of tax). For the year ended December 31, 2008, the Company granted 0.4 million target PSUs at a weighted-average grant date fair value per PSU of $52.59 ($32.61 net of tax). For the year ended December 31, 2007, the Company granted 0.4 million target PSUs at a weighted-average grant date fair value per PSU of $58.41 ($36.21 net of tax).
Equity-Based Compensation Expense
     Compensation expense recognized for equity-based compensation plans is as follows (millions):

	Years Ended December 31,
	2009	2008	2007
Stock options	$74	$96	$108
Restricted stock, restricted stock units and performance stock units	101	96	87

Total impact on Operating Income	$175	$192	$195

Tax benefit recognized	$67	$73	$74

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
11. BENEFIT PLANS
     Time Warner and certain of its subsidiaries have both funded and unfunded defined benefit pension plans, the substantial majority of which are noncontributory, covering certain domestic employees and, to a lesser extent covering international employees. Pension benefits are determined based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. Time Warner uses a December 31 measurement date for its plans. A summary of activity for substantially all of Time Warner’s domestic and international defined benefit pension plans is as follows:
Benefit Obligation – Defined Benefit Plans (millions)

	Domestic		International
	December 31,		December 31,
	2009	2008	2009	2008

Change in benefit obligation:
Projected benefit obligation, beginning of year	$2,347	$2,324	$623	$945
Service cost	65	80	13	24
Interest cost	142	141	37	51
Plan participants contribution	3	2	4	6
Actuarial (gain)/loss	98	(51)	172	(175)
Benefits paid	(128)	(115)	(24)	(24)
Plan amendments(a)	-	(34)	-	-
Settlements/curtailments	(26)	-	(4)	-
Foreign currency exchange rates	-	-	90	(204)

Projected benefit obligation, end of year	$2,501	$2,347	$911	$623

Accumulated benefit obligation, end of year	$2,316	$2,177	$826	$557

(a)	Effective July 1, 2008, the Time Warner Pension Plan was amended to change the plan’s benefit payment formula from a monthly annuity based payment formula to a fixed lump-sum payment formula.
Plan Assets – Defined Benefit Plans (millions)

	Domestic		International
	December 31,		December 31,
	2009	2008	2009	2008
Change in plan assets:
Fair value of plan assets, beginning of year	$1,702	$2,168	$646	$1,048
Actual return on plan assets	501	(746)	135	(191)
Employer contributions	43	395	30	30
Benefits paid	(128)	(115)	(24)	(24)
Settlements	(26)	-	(3)	-
Plan participants contribution	-	-	4	6
Foreign currency exchange rates	-	-	82	(223)

Fair value of plan assets, end of year	$2,092	$1,702	$870	$646

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Funded Status (millions)

	Domestic		International
	December 31,		December 31,
	2009	2008	2009	2008

Fair value of plan assets	$2,092	$1,702	$870	$646
Projected benefit obligation	2,501	2,347	911	623

Funded status, amount recognized	$(409)	$(645)	$(41)	$23

          Amounts recognized in the consolidated balance sheet consisted of (millions):

	Domestic		International
	December 31,		December 31,
	2009	2008	2009	2008

Noncurrent asset	$-	$-	$17	$46
Current liability	(35)	(27)	(1)	(1)
Noncurrent liability	(374)	(618)	(57)	(22)

	$(409)	$(645)	$(41)	$23

Accumulated other comprehensive income:
Net actuarial loss	$882	$1,279	$212	$117
Prior service credit	(16)	(16)	-	-

	$866	$1,263	$212	$117

     Included in the change in benefit obligation table above are the following projected benefit obligations, accumulated benefit obligations, and fair values of plan assets at the end of the year for the funded and unfunded defined benefit pension plans (millions):

	Domestic Funded Plans		Domestic Unfunded Plans
	December 31,		December 31,
	2009	2008	2009	2008

Projected benefit obligation	$2,184	$2,031	$317	$316
Accumulated benefit obligation	1,982	1,838	334	339
Fair value of plan assets	2,092	1,702	-	-

	International Funded Plans		International Unfunded Plans
	December 31,		December 31,
	2009	2008	2009	2008
Projected benefit obligation	$881	$601	$30	$22
Accumulated benefit obligation	800	538	26	19
Fair value of plan assets	870	646	-	-

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Components of Net Periodic Benefit Costs from Continuing Operations (millions)

	Domestic			International
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007

Service cost	$65	$80	$81	$13	$24	$24
Interest cost	142	141	135	37	51	45
Expected return on plan assets	(131)	(176)	(168)	(42)	(71)	(64)
Amortization of prior service cost	-	5	3	-	-	-
Amortization of net loss	118	19	18	6	-	4
Settlements/curtailments	6	-	-	(1)	-	-

Net periodic benefit costs	$200	$69	$69	$13	$4	$9

     The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2010 are as follows (millions):

	Domestic	International
Actuarial loss	$70	$14
     In addition, certain domestic employees of the Company participate in multi-employer pension plans, not included in the net periodic costs above, for which the expense was $38 million in 2009, $35 million in 2008 and $47 million in 2007.
Assumptions
     Weighted-average assumptions used to determine benefit obligations at December 31:

	Domestic			International
	2009	2008	2007	2009	2008	2007

Discount rate	5.79%	6.09%	6.01%	5.83%	6.45%	5.92%
Rate of compensation increase	4.49%	4.49%	4.49%	5.59%	4.87%	4.88%
     Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Domestic				International
	2009		2008	2007	2009	2008	2007

Discount rate	6.09	%(a)	6.01%	6.00%	6.45%	5.92%	5.15%
Expected long-term return on plan assets	8.00%		8.00%	8.00%	7.13%	7.34%	6.85%
Rate of compensation increase	4.49%		4.49%	4.49%	4.87%	4.88%	4.70%

(a)	One of the domestic unfunded plans was remeasured on September 30, 2009 and December 31, 2009 using a discount rate of 5.52% and 5.43%, respectively. The remeasurements were performed in connection with plan settlements that occurred during the year.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     For domestic plans, the discount rate for the plan year ended December 31, 2007 was determined by comparison against the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation, consistent with prior periods. The resulting discount rate was supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. Effective with the plan year ended December 31, 2008, the Company refined the discount rate determination process it uses to rely on the matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds, without comparison against the Moody’s Aa Corporate Index rate. A decrease in the discount rate of 25 basis points, from 6.09% to 5.84%, while holding all other assumptions constant, would have resulted in an increase in the Company’s domestic pension expense of approximately $10 million in 2009. For international plans, the discount rate for plan years ended December 31, 2008 and 2007 was determined by comparison against country-specific Aa Corporate Indices, adjusted for the duration of the obligation. Effective for the plan year ending on December 31, 2009, the Company refined the discount rate determination process for international plans to rely on the matching of plan liability cash flows to pension yield curves constructed of a large population of high-quality corporate bonds.
     In developing the expected long-term rate of return on plan assets, the Company considered long term historical rates of return as well as the opinions and outlooks of portfolio managers. The Company also considered the findings of various investment consulting firms over a range of asset allocations. The expected long-term rate of return for domestic plans is consistent with the Company’s asset allocation policy which is further discussed below. A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s domestic pension expense of approximately $4 million in 2009. A similar approach has been utilized in selecting the expected long-term rates of return for plans covering international employees.
Plan Assets
     The following table sets forth by level, within the fair value hierarchy as described in Note 6, the domestic pension plan’s assets, including those assets related to The CW sub-plan, required to be carried at fair value on a recurring basis as of December 31, 2009 (millions):

	Fair Value Measurements at December 31, 2009
		Quoted Market
		Prices in Active		Significant
		Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)

Cash and cash equivalents(a)	$48	$-	$48	$-
Equity securities:
Domestic equities(b)(c)	1,067	1,067	-	-
International equities(c)	290	290	-	-
Fixed income securities:
U.S. government and agency securities(c)	81	61	20	-
Bonds, notes, and debentures(c)(d)	251	-	251	-
Fund investments(e)	333	2	331	-
Other investments(f)	152	-	-	152

Total(g)	$2,222	$1,420	$650	$152

(a)	Cash equivalents consist of a short-term investment fund.

(b)	Domestic equities primarily include common stocks issued in U.S. markets.

(c)	Includes securities on loan at December 31, 2009 of $74 million of domestic equities, $20 million of international equities, $18 million of U.S. government and agency bonds and $4 million of bonds, notes and debentures.

(d)	Bonds, notes and debentures primarily consist of investments in U.S. corporate bonds.

(e)	Fund investments include $116 million of collateral on securities on loan invested in a fund that invests in repurchase agreements. The underlying securities held in other fund investments primarily consist of equity and fixed income securities.

(f)	Other investments include investments in limited partnerships and hedge funds.

(g)	Total assets include collateral on securities on loan, but exclude the related liaility for the collateral due for securities on loan, and includes $14 million of assets related to The CW sub-plan’s ratable allocation of assets in the Time Warner Pension Plan.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The table below sets forth a summary of changes in the fair value of the domestic pension plan’s Level 3 assets for the twelve months ended December 31, 2009 (millions):

Balance as of January 1, 2009	$48
Actual return on plan assets:
Relating to assets still held at December 31, 2009	25
Relating to assets sold during the period	1
Purchases, sales, issuances and settlements, (net)	78
Transfers in and/or out of Level 3	-

Balance as of December 31, 2009	$152

     The following table sets forth by level, within the fair value hierarchy, the international pension plans’ assets required to be carried at fair value on a recurring basis as of December 31, 2009 (millions):

	Fair Value Measurements at December 31, 2009
		Quoted Market
		Prices in Active		Significant
		Markets for	Significant Other	Unobservable
		Identical Assets	Observable Inputs	Inputs
Asset Category	Total	(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$1	$1	$-	$-
Fund investments(a)	820	-	820	-
Insurance contracts	47	-	47	-
Other investments	2	-	2	-

Total	$870	$1	$869	$-

(a)	Fund investments primarily consist of interests in unitized investment pools of which underlying securities primarily consist of equity and fixed income securities.
     The Company’s investment policy for its domestic pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels. The Company continuously monitors the performance of the overall pension assets portfolio, asset allocation policies, and the performance of individual pension asset managers and makes adjustments and changes, as required. The Company does not manage any assets internally, does not have any passive investments in index funds, and does not directly utilize futures, options, or other derivative instruments or hedging strategies with regard to the pension plans; however, the investment mandate of some pension asset managers allows the use of the foregoing as components of their portfolio management strategies.
     As a result of the most recent review of asset allocations, the Company will transition its asset allocation from its current target of 75% equity investments and 25% fixed income investments toward a target of 50% equity investments and 50% fixed income investments to better match the assets’ characteristics with those of the Company’s pension liabilities. The changes are consistent with the Company’s investment policy and will be implemented as market conditions permit.
     The Time Warner Pension Plan’s assets included no shares of Time Warner common stock and 913,700 shares of Time Warner common stock in the amount of $28 million (2% of total plan assets) at December 31, 2009 and December 31, 2008, respectively.
Expected cash flows
     After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year. At December 31, 2009, there were no minimum required contributions for domestic funded plans. The Company did not make any discretionary cash contributions to its funded domestic defined benefit pension plans during the

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
year ended December 31, 2009. For domestic unfunded plans, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for domestic unfunded plans for 2010 are approximately $35 million. In addition, the Company currently anticipates making an additional $20 million discretionary contribution to its international plans in the fourth quarter of 2010.
     Information about the expected benefit payments for the Company’s defined benefit plans, including unfunded plans previously noted, related to continuing operations is as follows (millions):

	Domestic	International
Expected benefit payments:
2010	$150	$21
2011	146	23
2012	162	24
2013	167	27
2014	175	29
2015-2019	1,026	191
Defined Contribution Plans
     Time Warner has certain domestic and international defined contribution plans, including savings and profit sharing plans, for which the expense amounted to $103 million in 2009, $105 million in 2008 and $102 million in 2007. The Company’s contributions to the savings plans are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.
Other Postretirement Benefit Plans
     Time Warner also sponsors several unfunded domestic postretirement benefit plans covering certain retirees and their dependents. A summary for substantially all of Time Warner’s domestic postretirement benefit plans is as follows (millions):

	December 31,
	2009	2008
Benefit obligation, end of year	$156	$176
Fair value of plan assets, end of year	-	-

Funded status, amount recognized	$156	$176

Amount recognized in accumulated other comprehensive income	$(25)	$(7)

	December 31,
	2009	2008	2007
Net periodic benefit costs	$13	$14	$14
12. RESTRUCTURING COSTS
Merger Costs Capitalized as a Cost of Acquisition
     As of December 31, 2009, merger costs capitalized as a cost of acquisition was $23 million, with $4 million having been paid during the year ended December 31, 2009. As of December 31, 2009, $6 million of the remaining liability was classified as a current liability in the consolidated balance sheet, with the remaining $17 million classified as a long-term liability. Amounts classified as long-term, primarily related to lease exit costs, are expected to be paid through 2014.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Restructuring Costs Expensed
     The Company’s restructuring costs primarily related to employee termination costs and ranged from senior executives to line personnel. Restructuring costs expensed as incurred by segment for the years ended December 31, 2009, 2008 and 2007 are as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Networks	$8	$(3)	$37
Filmed Entertainment	105	142	-
Publishing	99	176	67
Corporate	-	12	10

Total restructuring costs	$212	$327	$114

	Years Ended December 31,
	2009	2008	2007

2009 restructuring activity	$198	$-	$-
2008 restructuring activity	14	329	-
2007 and prior restructuring activity	-	(2)	114

Restructuring costs	$212	$327	$114

2009 Restructuring Activity
     For the year ended December 31, 2009, the Company incurred $198 million in restructuring costs primarily related to various employee terminations and other exit activities, including $100 million at the Filmed Entertainment segment, $90 million at the Publishing segment and $8 million at the Networks segment. Employee termination costs occurred across each of the segments and ranged from senior executives to line personnel.
2008 Restructuring Activity
     For the year ended December 31, 2008, the Company incurred $329 million in restructuring costs primarily related to various employee terminations and other exit activities, including $142 million at the Filmed Entertainment segment, $176 million at the Publishing segment, and $11 million at Corporate. Employee termination costs occurred across each of the segments and ranged from senior executives to line personnel.
     In addition, during the year ended December 31, 2009, the Company incurred $5 million at the Filmed Entertainment segment and $9 million at the Publishing segment related to 2008 restructuring initiatives as a result of changes in estimates of previously established restructuring accruals.
2007 and Prior Restructuring Activity
     For the year ended December 31, 2007, the Company incurred $114 million in restructuring costs primarily related to various employee terminations and other exit activities, including $37 million at the Networks segment, $67 million at the Publishing segment, which includes $10 million of costs related to the shutdown of LIFE and Business 2.0 magazines, and $10 million at Corporate. Employee termination costs occurred across each of the segments and ranged from senior executives to line personnel, including severance related to senior management changes at HBO.
     During the year ended December 31, 2008, the Company incurred $1 million at Corporate related to 2007 restructuring initiatives. The Company also reversed a $3 million charge at the Networks segment during the year ended December 31, 2008 as a result of changes in estimates of previously established restructuring accruals.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Selected Information
     Selected information relating to accrued restructuring costs is as follows (millions):

	Employee
	Terminations	Other Exit Costs	Total
Remaining liability as of December 31, 2006	$45	$16	$61
Net accruals	107	7	114
Cash paid	(65)	(23)	(88)

Remaining liability as of December 31, 2007	87	-	87
Net accruals	242	85	327
Noncash reductions(a)	(1)	-	(1)
Noncash charges(b)	-	(17)	(17)
Cash paid	(134)	(5)	(139)

Remaining liability as of December 31, 2008	194	63	257
Net accruals	127	85	212
Cash paid	(166)	(50)	(216)

Remaining liability as of December 31, 2009	$155	$98	$253

(a)	Noncash reductions relate to the settlement of certain employee-related liabilities with equity instruments.

(b)	Noncash charges relate to the write down of certain assets, including fixed assets, prepaid marketing materials and certain contract terminations.
     As of December 31, 2009, of the remaining liability of $253 million, $152 million was classified as a current liability in the consolidated balance sheet, with the remaining $101 million classified as a long-term liability. Amounts classified as long-term are expected to be paid through 2017.
13. DERIVATIVE INSTRUMENTS
     Time Warner uses derivative instruments, principally forward contracts, to manage the risk associated with the volatility of future cash flows denominated in foreign currencies and changes in fair value resulting from changes in foreign currency exchange rates. The Company uses derivative instruments that generally have maturities of three to eighteen months to hedge various foreign exchange exposures, including the following: (i) variability in foreign currency-denominated cash flows, such as the hedges of unremitted or forecasted royalty and license fees to be received from the sale or anticipated sale of U.S. copyrighted products abroad or cash flows for certain film costs denominated in a foreign currency (i.e., cash flow hedges) and (ii) currency risk associated with foreign currency-denominated operating assets and liabilities (i.e., fair value hedges). The Company also enters into derivative contracts that economically hedge certain of its foreign currency risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting. These economic hedges are used primarily to offset the change in certain foreign currency-denominated, long-term receivables and certain foreign currency-denominated debt due to changes in the underlying foreign exchange rates. Gains and losses from hedging activities are largely offset by corresponding economic gains or losses from the respective transactions that were hedged. The Company monitors its positions with, and the credit quality of, the financial institutions that are party to any of its financial transactions.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     The following is a summary of amounts pertaining to Time Warner’s use of foreign currency derivatives at December 31, 2009 (millions):

December 31,
2009

Qualifying Hedges
Assets	$90
Liabilities	(137)

Economic Hedges
Assets	$7
Liabilities	(43)
     Netting provisions are provided for in existing International Swap and Derivative Association Inc. agreements in situations where the Company executes multiple contracts with the same counterparty. As a result, net assets or liabilities resulting from foreign exchange derivatives subject to these netting agreements are classified within prepaid expenses and other current assets or accounts payable and accrued expenses in the Company’s consolidated balance sheet. At December 31, 2009, $61 million of losses related to cash flow hedges are recorded in accumulated other comprehensive income in the Company’s consolidated balance sheet and are expected to be recognized in earnings at the same time hedged items affect earnings. Included in this amount are deferred net losses of $17 million related to hedges of cash flows associated with films that are not expected to be released within the next twelve months.
     The following is a summary of amounts pertaining to Time Warner’s use of foreign currency derivatives for the year ended December 31, 2009 (millions):

December 31,
2009
Fair Value Hedges
Gain (loss) — Effective Portion:
Costs of revenues	$17
Gain (loss) recognized in net income and excluded from effectiveness testing — Ineffective Portion:
Other income (loss), net	5

Cash Flow Hedges
Gain (loss) — Effective Portion:
Recorded to accumulated other comprehensive income	$7
Reclassified from accumulated other comprehensive income to net income:
Selling, general and administrative expense	(17)
Costs of revenues	(40)
Gain (loss) recognized in net income and excluded from effectiveness testing — Ineffective Portion:
Other income (loss), net	(12)

Economic Hedges
Gain (loss):
Costs of revenues	$(27)
Other income (loss), net	(3)
14. SEGMENT INFORMATION
     Time Warner classifies its operations into three reportable segments: Networks, consisting principally of cable television networks that provide programming; Filmed Entertainment, consisting principally of feature film, television and home video production and distribution; Publishing, consisting principally of magazine publishing.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Information as to the operations of Time Warner in each of its reportable segments is set forth below based on the nature of the products and services offered. Time Warner evaluates the performance of its businesses based on several factors, of which the primary financial measure is operating income (loss) before depreciation of tangible assets and amortization of intangible assets (“Operating Income (Loss) before Depreciation and Amortization”). Additionally, the Company has provided a summary of Operating Income (Loss) by segment.

	Year Ended December 31, 2009
	Subscription	Advertising	Content	Other	Total
	(millions)
Revenues
Networks	$7,077	$3,272	$819	$85	$11,253
Filmed Entertainment	44	79	10,766	177	11,066
Publishing	1,324	1,878	73	461	3,736
Intersegment eliminations	-	(68)	(584)	(15)	(667)

Total revenues	$8,445	$5,161	$11,074	$708	$25,388

	Year Ended December 31, 2008
	Subscription	Advertising	Content	Other	Total
	(millions)
Revenues
Networks	$6,738	$3,359	$901	$60	$11,058
Filmed Entertainment	39	88	11,030	241	11,398
Publishing	1,523	2,419	63	603	4,608
Intersegment eliminations	-	(68)	(544)	(18)	(630)

Total revenues	$8,300	$5,798	$11,450	$886	$26,434

	Year Ended December 31, 2007
	Subscription	Advertising	Content	Other	Total
	(millions)
Revenues
Networks	$6,258	$3,058	$909	$45	$10,270
Filmed Entertainment	30	48	11,355	249	11,682
Publishing	1,551	2,698	53	653	4,955
Intersegment eliminations	(1)	(73)	(608)	(14)	(696)

Total revenues	$7,838	$5,731	$11,709	$933	$26,211

Intersegment Revenues
     In the normal course of business, the Time Warner segments enter into transactions with one another. The most common types of intersegment transactions include:
•	the Filmed Entertainment segment generating Content revenues by licensing television and theatrical programming to the Networks segment; and

•	the Networks and Publishing segments generating Advertising revenues by promoting the products and services of other Time Warner segments.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     These intersegment transactions are recorded by each segment at estimated fair value as if the transactions were with third parties and, therefore, affect segment performance. While intersegment transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses or assets recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not affect consolidated results. Additionally, transactions between divisions within the same reporting segment (e.g., a transaction between HBO and Turner within the Networks segment) are eliminated in arriving at segment performance and, therefore, do not affect segment results. Revenues recognized by Time Warner’s segments on intersegment transactions are as follows:

	Years Ended December 31,

	2009	2008	2007
	(millions)

Intersegment Revenues
Networks	$89	$96	$105
Filmed Entertainment	565	520	571
Publishing	13	14	20

Total intersegment revenues	$667	$630	$696

	Years Ended December 31,

	2009	2008	2007
	(millions)

Operating Income (Loss) before Depreciation and Amortization
Networks(a)	$3,842	$3,459	$3,336
Filmed Entertainment(b)	1,447	1,228	1,215
Publishing(c)	419	(6,416)	1,104
Corporate(d)	(325)	(336)	(553)
Intersegment eliminations	35	35	(3)

Total operating income (loss) before depreciation and amortization	$5,418	$(2,030)	$5,099

(a)	For the year ended December 31, 2009, includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. For the year ended December 31, 2008, includes an $18 million noncash impairment of GameTap, an online video game business, as well as a $3 million loss on the sale of GameTap. For the year ended December 31, 2007, includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV.

(b)	For the year ended December 31, 2009, includes a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.

(c)	For the year ended December 31, 2009, includes a $33 million noncash impairment of certain fixed assets. For the year ended December 31, 2008, includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs. For the year ended December 31, 2007, includes a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the years ended December 31, 2009, 2008 and 2007, includes $30 million, $21 million and $18 million, respectively in net expenses related to securities litigation and government investigations. The year ended December 31, 2007 also includes $153 million in legal reserves related to securities litigation.

	Years Ended December 31,

	2009	2008	2007
	(millions)

Depreciation of Property, Plant and Equipment
Networks	$(338)	$(324)	$(303)
Filmed Entertainment	(164)	(167)	(153)
Publishing	(126)	(133)	(126)
Corporate	(40)	(44)	(44)

Total depreciation of property, plant and equipment	$(668)	$(668)	$(626)

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Years Ended December 31,

	2009	2008	2007
	(millions)

Amortization of Intangible Assets
Networks	$(34)	$(33)	$(18)
Filmed Entertainment	(199)	(238)	(217)
Publishing	(47)	(75)	(71)

Total amortization of intangible assets	$(280)	$(346)	$(306)

	Years Ended December 31,

	2009	2008	2007
	(millions)

Operating Income (Loss)
Networks(a)	$3,470	$3,102	$3,015
Filmed Entertainment(b)	1,084	823	845
Publishing(c)	246	(6,624)	907
Corporate(d)	(365)	(380)	(597)
Intersegment eliminations	35	35	(3)

Total operating income (loss)	$4,470	$(3,044)	$4,167

(a)	For the year ended December 31, 2009, includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India. For the year ended December 31, 2008, includes an $18 million noncash impairment of GameTap, an online video game business, as well as a $3 million loss on the sale of GameTap. For the year ended December 31, 2007, includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV.

(b)	For the year ended December 31, 2009, includes a $33 million loss on the sale of Warner Bros.’ Italian cinema assets.

(c)	For the year ended December 31, 2009, includes a $33 million noncash impairment of certain fixed assets. For the year ended December 31, 2008, includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets, a $30 million noncash impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs. For the year ended December 31, 2007, includes a $6 million gain on the sale of four non-strategic magazine titles.

(d)	For the years ended December 31, 2009, 2008 and 2007, includes $30 million, $21 million and $18 million, respectively in net expenses related to securities litigation and government investigations. The year ended December 31, 2007 also includes $153 million in legal reserves related to securities litigation.
     A summary of total assets by operating segment is set forth below:

	December 31,	December 31,
	2009	2008
	(millions)

Assets
Networks	$35,649	$35,707
Filmed Entertainment	17,078	17,083
Publishing	6,404	6,778
Corporate	6,928	3,120
Assets of discontinued operations	-	51,789

Total assets	$66,059	$114,477

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Years Ended December 31,

	2009	2008	2007
	(millions)

Capital Expenditures
Networks	$268	$349	$347
Filmed Entertainment	187	228	208
Publishing	58	90	158
Corporate	34	15	3

Total capital expenditures	$547	$682	$716

     Assets located outside the United States, which represent approximately 6% of total assets at December 31, 2009, are not material. Revenues in different geographical areas are as follows:

	Years Ended December 31,
	2009	2008	2007
	(millions)

Revenues(a)
United States	$18,113	$18,894	$18,631
United Kingdom	1,495	1,809	1,788
Germany	643	564	611
Canada	646	597	616
France	580	540	580
Japan	471	440	524
Other international	3,440	3,590	3,461

Total revenues	$25,388	$26,434	$26,211

(a)	Revenues are attributed to countries based on location of customer.
15. COMMITMENTS AND CONTINGENCIES
Commitments
     Time Warner’s total net rent expense from continuing operations amounted to $408 million in 2009, $412 million in 2008 and $446 million in 2007. Included in such amounts was sublease income of $52 million for 2009, $59 million for 2008 and $35 million for 2007. The Company has long-term noncancelable lease commitments for office space, studio facilities and operating equipment in various locations around the world. The minimum rental commitments under noncancelable long-term operating leases during the next five years are as follows (millions):

2010	$412
2011	373
2012	343
2013	332
2014	311
Thereafter	921

Total	$2,692

     Additionally, as of December 31, 2009, the Company has future sublease income commitments of $273 million.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
     Time Warner also has commitments under certain programming, network licensing, artist, franchise and other agreements aggregating $16.106 billion at December 31, 2009, which are payable principally over a ten-year period, as follows (millions):

2010	$3,975
2011-2012	5,032
2013-2014	3,860
Thereafter	3,239

Total	$16,106

     The Company also has certain contractual arrangements that would require it to make payments or provide funding if certain circumstances occur (“contingent commitments”). Contingent commitments include contingent consideration to be paid in connection with acquisitions and put/call arrangements on certain investment transactions, which could require the Company to make payments to acquire certain assets or ownership interests.
     The following table summarizes separately the Company’s contingent commitments at December 31, 2009. For put/call options where payment obligations are outside the control of the Company, the timing of amounts presented in the table represents the earliest period in which payment could be made. For other contingent commitments, the timing of amounts presented in the table represents when the maximum contingent commitment will expire, but does not mean that the Company expects to incur an obligation to make any payments within that time period. In addition, amounts presented do not reflect the effects of any indemnification rights the Company might possess (millions).

	Total
Nature of Contingent Commitments	Commitments	2010	2011-2012	2013-2014	Thereafter
Guarantees(a)	$1,589	$322	$81	$172	$1,014
Letters of credit and other contingent commitments	1,292	152	418	328	394

Total contingent commitments	$2,881	$474	$499	$500	$1,408

(a)	Amounts primarily reflect the Six Flags Guarantee and the guarantee of the AOL Revolving Facility discussed below.
     The following is a description of the Company’s contingent commitments at December 31, 2009:
•
Guarantees include guarantees the Company has provided on certain lease and operating commitments entered into by (a) entities formerly owned by the Company including the arrangements described below and (b) ventures in which the Company is or was a venture partner.

Six Flags

In connection with the Company’s former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), in 1997, certain subsidiaries of the Company (including Historic TW) agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”) for the benefit of the limited partners in such Partnerships, including the following (the “Guaranteed Obligations”): (a) making a minimum annual distribution to the limited partners of the Partnerships (the minimum was approximately $60.7 million in 2009 and is subject to annual cost of living adjustments); (b) making a minimum amount of capital expenditures each year (an amount approximating 6% of the Parks’ annual revenues); (c) offering each year to purchase 5% of the limited partnership units of the Partnerships (plus any such units not purchased pursuant to such offer in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (the “Base Valuations”) and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period (the “Cumulative LP Unit Purchase

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Obligation”); (d) making annual ground lease payments; and (e) either (i) purchasing all of the outstanding limited partnership units through the exercise of a call option upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) causing each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate amount payable in connection with an End of Term Purchase option on either Park will be the Base Valuation applicable to such Park, adjusted for changes in the consumer price index from December 1996, in the case of Six Flags Georgia, and December 1997, in the case of Six Flags Texas, through December of the year immediately preceding the year in which the End of Term Purchase occurs, in each case, reduced ratably to reflect limited partnership units previously purchased.

In connection with the Company’s 1998 sale of Six Flags Entertainment Corporation (which held the controlling interests in the Parks) to Six Flags, Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags and Historic TW entered into a Subordinated Indemnity Agreement pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that Historic TW has the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW are further secured by its interest in all limited partnership units that are held by Six Flags. To date, no payments have been made by the Company pursuant to the Six Flags Guarantee.

In connection with the TWC Separation, guarantees previously made by Time Warner Entertainment Company, L.P. (“TWE”), a subsidiary of TWC, were terminated and, pursuant to and as required under the original terms of the Six Flags Guarantee, Warner Bros. Entertainment Inc. (“WBEI”) became a guarantor. In addition, TWE’s rights and obligations under the Subordinated Indemnity Agreement have been assigned to WBEI. The Company continues to indemnify TWE in connection with any residual exposure of TWE under the Guaranteed Obligations.

In April 2009, Six Flags received notices from limited partners of the Partnerships to sell limited partnership units with an aggregate price of approximately $66 million. The general partner of the Georgia limited partnership exercised its right to purchase Six Flags Georgia units having a total purchase price of $7 million. The remaining purchase price for limited partnership units in the Parks that were put was funded through $6 million of cash that had been held in escrow to support the Six Flags Guarantee and a loan from a wholly-owned Time Warner subsidiary (TW-SF LLC) of approximately $53 million (the “TW Loan”). The TW Loan was made to SFOG Acquisition A, Inc., a Delaware corporation, SFOG Acquisition B, L.L.C., a Delaware limited liability company, SFOT Acquisition I, Inc., a Delaware corporation and SFOT Acquisition II, Inc., a Delaware corporation (collectively, the “Acquisition Companies”). The TW Loan accrues interest at 14% per annum with a final maturity date of March 15, 2011. Up to $10 million of the TW Loan has been guaranteed by Six Flags. The outstanding principal amount of the TW Loan at December 31, 2009 was approximately $27 million, reflecting payments by the Acquisition Companies during 2009.

Taking into account the limited partnership units purchased in 2009, the estimated maximum Cumulative LP Unit Purchase Obligation for 2010 is approximately $300 million. In addition, the aggregate undiscounted estimated future cash flow requirements covered by the Six Flags Guarantee over the remaining term (through 2028) of the agreements are approximately $1.15 billion (for a net present value of approximately $415 million).

On June 13, 2009, Six Flags and certain of its subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court in Delaware. Six Flags’ fourth amended joint plan of reorganization and disclosure statement has been filed with the Bankruptcy Court and voting on the plan is expected to occur in February 2010. A confirmation hearing on the plan of reorganization is scheduled in March 2010. The plan of reorganization that ultimately becomes effective is expected to result in a significant reduction in debt for Six Flags. The Partnerships holding the Parks and the Acquisition Companies were not included in the debtors reorganization proceedings.

In connection with the proposed plan of reorganization of Six Flags, in October 2009, TW-SF LLC agreed to provide the Acquisition Companies a new 5-year multiple draw credit facility of up to $150 million, which the

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Acquisition Companies would be able to use only to fund their obligations to purchase certain limited partnership units of the Partnerships. The new credit facility, which is subject to a number of conditions precedent, including a final order confirming the plan of reorganization, would be in addition to the existing TW Loan. New loans drawn under the facility would mature 5 years from their respective funding date. Interest will accrue at a rate at least equal to a LIBOR floor of 250 basis points plus a spread of 100 basis points over the applicable margin for a new Six Flags’ senior term credit facility, which will close simultaneously with the closing of this facility.

Because the Six Flags Guarantee existed prior to December 31, 2002 and no modifications to the arrangements have been made since the date the guarantee came into existence, the Company is required to continue to account for the Guaranteed Obligations as a contingent liability. Based on its evaluation of the current facts and circumstances surrounding the Guaranteed Obligations and the Subordinated Indemnity Agreement, the Company is unable to predict the loss, if any, that may be incurred under these Guaranteed Obligations and no liability for the arrangements has been recognized at December 31, 2009. Because of the specific circumstances surrounding the arrangements and the fact that no active or observable market exists for this type of financial guarantee, the Company is unable to determine a current fair value for the Guaranteed Obligations and related Subordinated Indemnity Agreement.

AOL Revolving Facility

In connection with the AOL Separation, AOL entered into a $250 million 364-day senior secured revolving credit facility (the “AOL Revolving Facility”) on December 9, 2009. Time Warner has guaranteed AOL’s obligations under the AOL Revolving Facility in exchange for which AOL is paying Time Warner an ongoing fee, subject to periodic increases, a portion of which varies with the amount of undrawn commitments and the principal amount of AOL’s obligations outstanding under the facility and changes in Time Warner’s senior unsecured long-term debt credit ratings. Also in connection with the AOL Separation, Time Warner agreed to continue to provide credit support for certain AOL lease and trade obligations of approximately $108 million ending on the earlier of December 9, 2011 and 30 days after AOL obtains the right to borrow funds under a permanent credit facility, in exchange for a fee equal to a rate per annum of 4.375% of the outstanding principal amount of such obligations, subject to periodic increases. Since the AOL Separation, AOL has replaced or released Time Warner as the source of the credit support for certain AOL lease and trade obligations or otherwise reduced Time Warner’s credit support obligations. As of February 17, 2010, the amount of credit support provided by Time Warner for AOL lease and trade obligations was $28 million.

•
Generally, letters of credit and surety bonds support performance and payments for a wide range of global contingent and firm obligations including insurance, litigation appeals, import of finished goods, real estate leases and other operational needs. Other contingent commitments primarily include amounts payable representing contingent consideration on certain acquisitions, which if earned would require the Company to pay a portion or all of the contingent amount, and contingent payments for certain put/call arrangements, whereby payments could be made by the Company to acquire assets, such as a venture partner’s interest or a co-financing partner’s interest in one of the Company’s films.

•
On March 12, 2009, TWC borrowed the full committed amount of $1.932 billion under its unsecured term loan credit facility entered into on June 30, 2008 (the “TWC Bridge Facility”), all of which was used by TWC to pay a portion of the Special Dividend. On March 26, 2009, TWC completed an offering of $3.0 billion in aggregate principal amount of debt securities and used a portion of the net proceeds from the offering to prepay in full the outstanding loans and all other amounts due under the TWC Bridge Facility, and the TWC Bridge Facility was terminated in accordance with its terms. Concurrently with the termination of the TWC Bridge Facility and pursuant to the terms of the $1.535 billion credit agreement (the “Supplemental Credit Agreement”) between the Company (as lender) and TWC (as borrower) for a two-year senior unsecured supplemental term loan facility (the “Supplemental Credit Facility”), on March 26, 2009, TWC terminated the commitments of Time Warner under the Supplemental Credit Facility, and the Supplemental Credit Agreement was terminated in accordance with its terms.

     Except as otherwise discussed above or below, Time Warner does not guarantee the debt of any of its investments accounted for using the equity method of accounting.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Programming Licensing Backlog
     Programming licensing backlog represents the amount of future revenues not yet recorded from cash contracts for the licensing of theatrical and television product for pay cable, basic cable, network and syndicated television exhibition. Because backlog generally relates to contracts for the licensing of theatrical and television product that have already been produced, the recognition of revenue for such completed product is principally dependent on the commencement of the availability period for telecast under the terms of the related licensing agreement. Cash licensing fees are collected periodically over the term of the related licensing agreements. Backlog was approximately $4.5 billion and $4.1 billion at December 31, 2009 and December 31, 2008, respectively. Included in these amounts is licensing of film product from the Filmed Entertainment segment to the Networks segment in the amount of $1.1 billion and $900 million at December 31, 2009 and December 31, 2008, respectively. Backlog excludes filmed entertainment advertising barter contracts, which are also expected to result in the future realization of revenues and cash through the sale of the advertising spots received under such contracts to third parties.
Contingencies
     Warner Bros. (South) Inc. (“WBS”), a wholly owned subsidiary of the Company, is litigating various tax cases in Brazil. WBS currently is the theatrical distribution licensee for Warner Bros. Entertainment Nederlands (“Warner Bros. Nederlands”) in Brazil and acts as a service provider to the Warner Bros. Nederlands home video licensee. All of the ongoing tax litigation involves WBS’ distribution activities prior to January 2004, when WBS conducted both theatrical and home video distribution. Much of the tax litigation stems from WBS’ position that in distributing videos to rental retailers, it was conducting a distribution service, subject to a municipal service tax, and not the “industrialization” or sale of videos, subject to Brazilian federal and state VAT-like taxes. Both the federal tax authorities and the State of São Paulo, where WBS is based, have challenged this position. The matters relating to state taxes were settled in September 2007 pursuant to a state government-sponsored amnesty program. In November 2009, WBS elected to participate in a federal tax amnesty program, called “REFIS”, which offers substantial reductions in interest and penalties for lump sum and installment payments of contested federal taxes. For the federal taxes included in REFIS, the application of prior judicial deposits to certain of the debts, the return of any excess judicial deposits, the return of a bank guarantee, and the dismissal of the underlying tax cases remain pending. In addition to the federal tax matters being resolved through REFIS, WBS continues to litigate certain other federal tax matters involving the imposition of taxes on royalties remitted outside of Brazil and the appropriate tax rate to be applied. The Company intends to defend against these remaining tax cases vigorously.
     On October 8, 2004, certain heirs of Jerome Siegel, one of the creators of the “Superman” character, filed suit against the Company, DC Comics and Warner Bros. Entertainment Inc. in the U.S. District Court for the Central District of California. Plaintiffs’ complaint seeks an accounting and demands up to one-half of the profits made on Superman since the alleged April 16, 1999 termination by plaintiffs of Siegel’s grants of one-half of the rights to the Superman character to DC Comics’ predecessor-in-interest. Plaintiffs have also asserted various Lanham Act and unfair competition claims, alleging “wasting” of the Superman property by DC Comics and failure to accord credit to Siegel, and the Company has filed counterclaims. On April 30, 2007, the Company filed motions for partial summary judgment on various issues, including the unavailability of accounting for pre-termination and foreign works. On March 26, 2008, the court entered an order of summary judgment finding, among other things, that plaintiffs’ notices of termination were valid and that plaintiffs had thereby recaptured, as of April 16, 1999, their rights to a one-half interest in the Superman story material, as first published, but that the accounting for profits would not include profits attributable to foreign exploitation, republication of pre-termination works and trademark exploitation. On October 6, 2008, the court dismissed plaintiffs’ Lanham Act and “wasting” claims with prejudice. In orders issued on October 14, 2008, the court determined that the remaining claims in the case will be subject to phased non-jury trials. The first phase trial concluded on May 21, 2009, and on July 8, 2009, the court issued a decision in favor of the defendants on the issue of whether the terms of various license agreements between DC Comics and Warner Bros. Entertainment Inc. were at fair market value or constituted “sweetheart deals.” The second phase trial was previously scheduled to commence on December 1, 2009, and the parties are awaiting a new date for the commencement of this trial. The Company intends to defend against this lawsuit vigorously.
     On October 22, 2004, the same Siegel heirs filed a second lawsuit against the same defendants, as well as Warner Communications Inc. and Warner Bros. Television Production Inc. in the U.S. District Court for the Central District of California. Plaintiffs claim that Jerome Siegel was the sole creator of the character Superboy and, as such, DC Comics has

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
had no right to create new Superboy works since the alleged October 17, 2004 termination by plaintiffs of Siegel’s grants of rights to the Superboy character to DC Comics’ predecessor-in-interest. This lawsuit seeks a declaration regarding the validity of the alleged termination and an injunction against future use of the Superboy character. On March 23, 2006, the court granted plaintiffs’ motion for partial summary judgment on termination, denied the Company’s motion for summary judgment and held that further proceedings are necessary to determine whether the Company’s Smallville television series may infringe on plaintiffs’ rights to the Superboy character. On July 27, 2007, upon the Company’s motion for reconsideration, the court reversed the bulk of its March 23, 2006 ruling, and requested additional briefing on certain issues. On March 31, 2008, the court, among other things, denied a motion for partial summary judgment that the Company had filed in April 2007 as moot in view of the court’s July 27, 2007 reconsideration ruling. The Company intends to defend against this lawsuit vigorously.
     On February 11, 2008, trustees of the Tolkien Trust and the J.R.R. Tolkien 1967 Discretionary Settlement Trust, as well as HarperCollins Publishers, Ltd. and two related publishing entities, sued New Line Cinema Corporation (“NLC Corp.”), a wholly owned subsidiary of the Company, and Katja Motion Picture Corp. (“Katja”), a wholly owned subsidiary of NLC Corp., and other unnamed defendants in Los Angeles Superior Court. The complaint alleged that defendants breached contracts relating to three motion pictures: The Lord of the Rings: The Fellowship of the Ring; The Lord of the Rings: The Two Towers; and The Lord of the Rings: The Return of the King (collectively, the “Trilogy”) by, among other things, failing to make full payment to plaintiffs for their participation in the Trilogy’s gross receipts. The suit also sought declarations as to the meaning of several provisions of the relevant agreements, including a declaration that would terminate defendants’ future rights to other motion pictures based on J.R.R. Tolkien’s works, including The Hobbit. In addition, the complaint set forth related claims of breach of fiduciary duty, fraud and for reformation, an accounting and imposition of a constructive trust. Plaintiffs sought compensatory damages in excess of $150 million, unspecified punitive damages, and other relief. In September 2009, the parties agreed to a binding term sheet, subject to definitive documentation, to resolve this matter. In accounting for the settlement, the Company allocated amounts based on its best estimate of the fair value of the rights and the claims that are the subject of the binding term sheet. The Company allocated the majority of the settlement costs to the Trilogy, and these amounts were largely accrued, as participation expense, in prior periods in the Company’s consolidated statement of operations. The remaining costs were allocated to the Company’s contractual film rights to The Hobbit and were capitalized as part of film costs in the Company’s consolidated balance sheet.
     On August 18, 2009, Redbox Automated Retail, LLC (“Redbox”) filed suit against Warner Home Video (“WHV”), a division of Warner Bros. Home Entertainment Inc., in the U.S. District Court for the District of Delaware. The complaint alleges violations of Section 1 of the Sherman Antitrust Act, copyright misuse, and a claim for tortious interference with contractual relations, all in connection with WHV’s unilateral announcement of a planned change to the terms of distribution of its DVDs. WHV filed motions to dismiss the original and amended complaints in October and December of 2009, respectively. On February 16, 2010, WHV and Redbox announced a new distribution agreement that will make Warner Bros. new release DVD and Blu-ray Disc titles available to Redbox after a 28-day window. The new agreement will run through January 31, 2012. Also on February 16, 2010, Redbox dismissed, with prejudice, its lawsuit against WHV.
     On September 9, 2009, several music labels filed a complaint, and on October 9, 2009 filed an amended complaint, in the U.S. District Court for the Middle District of Tennessee against the Company and its wholly-owned subsidiaries, Warner Bros. Entertainment Inc., Telepictures Productions Inc., and WAD Productions Inc., among other named defendants. Plaintiffs allege that defendants made unauthorized use of certain sound recordings on The Ellen DeGeneres Show, in violation of the federal Copyright Act and the Tennessee Consumer Protection Act. Plaintiffs seek unspecified monetary damages. On November 25, 2009, defendants filed motions to transfer the case to the U.S. District Court for the Central District of California. In January 2010, the Company and its subsidiaries reached an agreement with Sony Music Entertainment (“Sony”) to resolve Sony’s asserted claims on terms that are not material to the Company. The Company intends to defend against the claims by the remaining plaintiffs in the lawsuit vigorously.
     On September 20, 2007, Brantley, et al. v. NBC Universal, Inc., et al. was filed in the U.S. District Court for the Central District of California against the Company. The complaint, which also named as defendants several other programming content providers (collectively, the “programmer defendants”) as well as cable and satellite providers (collectively, the “distributor defendants”), alleged violations of Sections 1 and 2 of the Sherman Antitrust Act. Among other things, the complaint alleged coordination between and among the programmer defendants to sell and/or license programming on a “bundled” basis to the distributor defendants, who in turn purportedly offer that programming to subscribers in packaged

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
tiers, rather than on a per channel (or “à la carte”) basis. Plaintiffs, who seek to represent a purported nationwide class of cable and satellite subscribers, demand, among other things, unspecified treble monetary damages and an injunction to compel the offering of channels to subscribers on an “à la carte” basis. On December 3, 2007, plaintiffs filed an amended complaint in this action (the “First Amended Complaint”) that, among other things, dropped the Section 2 claims and all allegations of horizontal coordination. The defendants, including the Company, filed motions to dismiss the First Amended Complaint and these motions were granted, with leave to amend. On March 20, 2008, plaintiffs filed a second amended complaint (the “Second Amended Complaint”) that modified certain aspects of the First Amended Complaint. On April 22, 2008, the defendants, including the Company, filed motions to dismiss the Second Amended Complaint, which motions were denied. On July 14, 2008, the defendants filed motions requesting the court to certify its order for interlocutory appeal to the U.S. Court of Appeals for the Ninth Circuit, which motions were denied. On November 14, 2008, the Company was dismissed as a programmer defendant, and Turner Broadcasting System, Inc. was substituted in its place. On May 1, 2009, by stipulation of the parties, plaintiffs filed a third amended complaint (the “Third Amended Complaint”) and a related motion to adjudicate an element of plaintiffs’ claim. On June 12, 2009, all defendants opposed that motion and moved to dismiss the Third Amended Complaint. On the same date, the distributor defendants also filed a motion to dismiss for lack of standing. In an order dated October 15, 2009, the court denied plaintiffs’ motion and granted defendants’ motion, dismissing the Third Amended Complaint with prejudice. On October 30, 2009, plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Ninth Circuit. The Company intends to defend against this lawsuit vigorously.
     On April 4, 2007, the National Labor Relations Board (“NLRB”) issued a complaint against CNN America Inc. (“CNN America”) and Team Video Services, LLC (“Team Video”). This administrative proceeding relates to CNN America’s December 2003 and January 2004 terminations of its contractual relationships with Team Video, under which Team Video had provided electronic newsgathering services in Washington, DC and New York, NY. The National Association of Broadcast Employees and Technicians, under which Team Video’s employees were unionized, initially filed charges of unfair labor practices with the NLRB in February 2004, alleging that CNN America and Team Video were joint employers, that CNN America was a successor employer to Team Video, and/or that CNN America discriminated in its hiring practices to avoid becoming a successor employer or due to specific individuals’ union affiliation or activities. The NLRB investigated the charges and issued the above-noted complaint. The complaint seeks, among other things, the reinstatement of certain union members and monetary damages. A hearing in the matter before an NLRB Administrative Law Judge began on December 3, 2007 and ended on July 21, 2008. On November 19, 2008, the Administrative Law Judge issued a non-binding recommended decision finding CNN America liable. On February 17, 2009, CNN America filed exceptions to this decision with the NLRB. The Company intends to defend against this matter vigorously.
     On June 6, 2005, David McDavid and certain related entities (collectively, “McDavid”) filed a complaint against Turner Broadcasting System, Inc. (“Turner”) and the Company in Georgia state court. The complaint asserted, among other things, claims for breach of contract, breach of fiduciary duty, promissory estoppel and fraud relating to an alleged oral agreement between plaintiffs and Turner for the sale of the Atlanta Hawks and Thrashers sports franchises and certain operating rights to the Philips Arena. On August 20, 2008, the court issued an order dismissing all claims against the Company. The court also dismissed certain claims against Turner for breach of an alleged oral exclusivity agreement, for promissory estoppel based on the alleged exclusivity agreement and for breach of fiduciary duty. A trial as to the remaining claims against Turner commenced on October 8, 2008 and concluded on December 2, 2008. On December 9, 2008, the jury announced its verdict in favor of McDavid on the breach of contract and promissory estoppel claims, awarding damages on those claims of $281 million and $35 million, respectively. Pursuant to the court’s direction that McDavid choose one of the two claim awards, McDavid elected the $281 million award. The jury found in favor of Turner on the two remaining claims of fraud and breach of confidential information. On January 12, 2009, Turner filed a motion to overturn the jury verdict or, in the alternative, for a new trial, and, on April 22, 2009, the court denied the motion. On April 23, 2009, Turner filed a notice of appeal to the Georgia Court of Appeals and on June 15, 2009 posted a $25 million letter of credit as security pending appeal. Oral argument was held before the court on November 17, 2009. The Company has a reserve established for this matter at December 31, 2009 of approximately $302 million (including interest accrued through such date), although it intends to defend against this lawsuit vigorously.
     On March 10, 2009, Anderson News L.L.C. and Anderson Services L.L.C. (collectively, “Anderson News”) filed an antitrust lawsuit in the U.S. District Court for the Southern District of New York against several magazine publishers, distributors and wholesalers, including Time Inc. and one of its subsidiaries, Time/Warner Retail Sales & Marketing, Inc. Plaintiffs allege that defendants violated Section 1 of the Sherman Antitrust Act by engaging in an antitrust conspiracy against Anderson News, as well as other related state law claims. Plaintiffs are seeking unspecified monetary damages. On

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
December 14, 2009, defendants filed motions to dismiss the complaint. The Company intends to defend against this lawsuit vigorously.
     On January 17, 2002, former AOL Community Leader volunteers filed a class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, AOL and AOL Community, Inc. under the Employee Retirement Income Security Act of 1974. The complaint was later amended to name the Administrative Committees of the Company and AOL. While the Company has reported on this case in its notes to financial statements and still intends to defend against this lawsuit vigorously, following the separation of AOL from the Company in December 2009, the Company does not view the remaining claims brought against the Company or its Administrative Committee to be material. As a result, the Company does not intend to include disclosure regarding this matter in its future notes to financial statements.
     From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require Time Warner to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time-consuming and costly.
     The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.
16. RELATED PARTY TRANSACTIONS
     The Company has entered into certain transactions in the ordinary course of business with unconsolidated investees accounted for under the equity method of accounting. These transactions have been executed on terms comparable to those of transactions with unrelated third parties and primarily include the licensing of broadcast rights to The CW for film and television product by the Filmed Entertainment segment and the licensing of rights to carry cable television programming provided by the Networks segment.
     Income (expense) resulting from transactions with related parties consists of (millions):

	Years Ended December 31,
	2009	2008	2007

Revenues	$316	$404	$329
Costs of revenues	(37)	(29)	(35)
Selling, general and administrative	(17)	(12)	(10)

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
17. ADDITIONAL FINANCIAL INFORMATION
Cash Flows
     Additional financial information with respect to cash (payments) and receipts is as follows (millions):

	Years Ended December 31,
	2009	2008	2007

Cash payments made for interest	$(1,125)	$(1,406)	$(1,545)
Interest income received	43	65	85

Cash interest payments, net	$(1,082)	$(1,341)	$(1,460)

Cash payments made for income taxes	$(1,150)	$(691)	$(593)
Income tax refunds received	99	137	103
TWC and AOL tax sharing receipts, net(a)	241	342	1,139

Cash tax (payments) receipts, net	$(810)	$(212)	$649

(a)	Represents net amounts received from TWC and AOL in accordance with tax sharing agreements with TWC and AOL.
     The consolidated statement of cash flows for the year December 31, 2009 does not reflect approximately $40 million of common stock repurchases that were included in other current liabilities at December 31, 2009 but for which payment was not made until the first quarter of 2010. Additionally, the consolidated statement of cash flows for the year December 31, 2009 does not reflect the noncash dividends of all shares of TWC and AOL common stock held by the Company in spin-offs to Time Warner stockholders, which together reduced Time Warner Inc shareholders’ equity by $10.024 billion.
     The consolidated statement of cash flows for the year December 31, 2008 reflects approximately $33 million of common stock repurchases that were included in other current liabilities at December 31, 2007 but for which payment was not made until 2008. Additionally, the consolidated statement of cash flows for the year December 31, 2007 reflects approximately $120 million of common stock repurchases that were included in other current liabilities at December 31, 2006 but for which payment was not made until the first quarter of 2007.
     The consolidated statement of cash flows for the year ended December 31, 2007 does not reflect approximately $440 million of common stock repurchased or due from Liberty Media Corporation, indirectly attributable to the exchange of the Braves and Leisure Arts. Specifically, the $440 million represents the fair value at the time of the exchange of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.
Interest Expense, Net
     Interest expense, net, consists of (millions):

	Years Ended December 31,
	2009	2008	2007
Interest income	$138	$168	$181
Interest expense	(1,304)	(1,528)	(1,649)

Total interest expense, net	$(1,166)	$(1,360)	$(1,468)

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Other Income (Loss), Net
     Other income (loss), net, consists of (millions):

	Years Ended December 31,
	2009	2008	2007

Investment gains (losses), net	$(21)	$(60)	$75
Amounts related to the separation of TWC	14	(11)	-
Costs related to the separation of AOL	(15)	-	-
Income (loss) on equity method investees	(32)	34	(24)
Other	(13)	44	(4)

Total other income (loss), net	$(67)	$7	$47

Accounts Payable and Accrued Liabilities
     Accounts payable and accrued liabilities consist of (millions):

	December 31, 2009	December 31, 2008

Accounts payable	$677	$754
Accrued expenses	2,495	2,484
Participations payable	2,652	2,522
Programming costs payable	681	674
Accrued compensation	916	923
Accrued interest	257	265
Accrued income taxes	129	157

Total accounts payable and accrued liabilities	$7,807	$7,779

Other Noncurrent Liabilities
     Other noncurrent liabilities consist of (millions):

	December 31, 2009	December 31, 2008

Noncurrent tax and interest reserves	$2,173	$2,096
Participations payable	766	1,384
Programming costs payable	1,242	1,145
Noncurrent pension and post retirement liabilities	582	829
Deferred compensation	565	549
Other noncurrent liabilities	639	678

Total other noncurrent liabilities	$5,967	$6,681

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
Accounts Receivable and Receivables Securitized
     Accounts receivable and receivables securitized consist of (millions):

	December 31, 2009	December 31, 2008

Gross receivables	$7,317	$7,382
Securitized receivables	805	805
Allowances	(2,247)	(2,226)

Current receivables, including securitized receivables, net	5,875	5,961
Noncurrent receivables (included in other assets)	851	983

Total receivables	$6,726	$6,944

     Revenues (and related receivables) from the distribution of television product are recognized when the film or series is made available to customers for exploitation. In certain circumstances, the availability dates granted to the customers may precede the date the Company, pursuant to the terms of the applicable contractual arrangements, may bill the customers for these sales. Unbilled accounts receivable, which primarily relate to the aforementioned distribution of television product, totaled $2.105 billion and $2.283 billion at December 31, 2009 and December 31, 2008, respectively. Included in the unbilled accounts receivable at December 31, 2009 was $1.455 billion to be billed in the next twelve months.

TIME WARNER INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of
Time Warner Inc.
We have audited the accompanying consolidated balance sheets of Time Warner Inc. (“Time Warner”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2009. Our audits also included the Supplementary Information and Financial Statement Schedule II listed in the index in Exhibit 99.1. These financial statements, supplementary information and schedule are the responsibility of Time Warner’s management. Our responsibility is to express an opinion on these financial statements, supplementary information and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related Financial Statement Schedule and Supplementary Information, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
As discussed in Note 1 to the accompanying consolidated financial statements, on January 1, 2009 Time Warner adopted accounting guidance for noncontrolling interests, and accounting guidance which requires that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents be considered participating securities.
As discussed in Note 1 to the accompanying consolidated financial statements, Time Warner has retrospectively adopted the amendments to the accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Time Warner’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2010 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, NY
July 7, 2010

TIME WARNER INC.
SELECTED FINANCIAL INFORMATION
     The selected financial information set forth below for each of the three years in the period ended December 31, 2009 has been derived from and should be read in conjunction with the audited financial statements and other financial information presented elsewhere herein. The selected financial information set forth below for the years ended December 31, 2006 and December 31, 2005 has been derived from audited financial statements not included herein. Capitalized terms are as defined and described in the consolidated financial statements or elsewhere herein. Certain reclassifications have been made to conform to the 2009 presentation.

	Years Ended December 31,
	2009	2008	2007	2006	2005
	(millions, except per share amounts)

Selected Operating Statement Information:
Total revenues	$25,388	$26,434	$26,211	$24,886	$25,408
Operating income (loss)(a)	4,470	(3,044)	4,167	3,229	1,049
Amounts attributable to Time Warner Inc. shareholders:
Income (loss) from continuing operations (a)(b)	$2,088	$(5,090)	$1,889	$2,718	$471
Discontinued operations, net of tax	389	(8,308)	2,498	3,809	2,200
Cumulative effect of accounting change(c)	-	-	-	25	-

Net income (loss)	$2,477	$(13,398)	$4,387	$6,552	$2,671

Per share information attributable to Time Warner Inc. common shareholders:
Basic income (loss) per common from continuing operations	$1.76	$(4.27)	$1.52	$1.95	$0.30
Discontinued operations	0.32	(6.95)	2.02	2.73	1.42
Cumulative effect of accounting change	-	-	-	0.02	-

Basic net income (loss) per common share	$2.08	$(11.22)	$3.54	$4.70	$1.72
Diluted income (loss) per common share from continuing operations	$1.75	$(4.27)	$1.51	$1.93	$0.30
Discontinued operations	0.32	(6.95)	1.99	2.70	1.40
Cumulative effect of accounting change	-	-	-	0.02	-

Diluted net income (loss) per common share	$2.07	$(11.22)	$3.50	$4.65	$1.70
Average common shares:
Basic	1,184.0	1,194.2	1,239.6	1,394.2	1,549.4
Diluted	1,195.1	1,194.2	1,254.0	1,408.3	1,570.0

(a)	2009 includes a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India, a $33 million loss on the sale of Warner Bros.’ Italian cinema assets, a $33 million noncash impairment of certain fixed assets at the Publishing segment and $30 million in net expenses related to securities litigation and government investigations. 2008 includes a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets at the Publishing segment, an $18 million noncash impairment of GameTap, an online video game business, a $3 million loss on the sale of GameTap, a $30 million noncash impairment related to a sub-lease with a tenant that filed for bankruptcy in September 2008, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, a $5 million noncash impairment related to certain other asset write-offs and $21 million in net expenses related to securities litigation and government investigations. 2007 includes a $34 million noncash impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, a $6 million gain on the sale of four non-strategic magazine titles, $153 million in legal reserves related to securities litigation and $18 million in net expenses related to securities litigation and government investigations. 2006 includes a $200 million noncash impairment related to reduction of the carrying value of The WB Network’s goodwill, a $20 million gain on the sale of two aircraft, $650 million in legal reserves related to securities litigation and $55 million in net expenses related to securities litigation and government investigations. 2005 includes an $8 million gain related to the collection of a loan made in conjunction with the Company’s 2003 sale of Time Life, which was previously fully reserved due to concerns about recoverability, a $5 million gain related to the sale of a property in California, $3 billion in legal reserves related to securities litigation and $135 million in net recoveries related to securities litigation and government investigations. Also includes merger-related costs and restructurings of $212 million in 2009, $327 million in 2008, $114 million in 2007, $122 million in 2006 and $65 million in 2005.
(b)	Includes net gains (losses) on investments of $21 million in 2009, $(60) million in 2008, $75 million in 2007, $1.039 billion in 2006 and $127 million in 2005.
(c)	Reflects a noncash benefit of $25 million in 2006 as the cumulative effect of an accounting change upon the adoption of accounting guidance related to equity based compensation to recognize the effect of estimating the number of awards granted prior to January 1, 2006 that are ultimately not expected to vest.

TIME WARNER INC.
SELECTED FINANCIAL INFORMATION

	December 31,
	2009	2008	2007	2006	2005
	(millions, except per share amounts)
Selected Balance Sheet Information:
Cash and equivalents	$4,733	$1,082	$1,133	$1,087	$4,063
Total assets	66,059	114,477	134,825	133,716	124,503
Debt due within one year	57	2,041	51	24	25
Non-recourse debt	805	805	1,036	924	1,140
Long-term debt	15,346	19,855	23,402	20,400	15,665
Time Warner Inc. shareholders’ equity	33,396	42,292	58,536	60,389	65,105
Total capitalization at book value	49,604	64,993	83,025	81,737	81,935
Cash dividends declared per share of common stock	0.750	0.750	0.705	0.630	0.300

TIME WARNER INC.
QUARTERLY FINANCIAL INFORMATION
(Unaudited)
     The following table sets forth the quarterly information for Time Warner:

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(millions, except per share amounts)

2009 (a)(b)(d)
Total revenues	$5,996	$5,920	$6,262	$7,210
Operating income	1,024	1,001	1,240	1,205
Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$467	$430	$581	$610
Discontinued operations, net of tax	193	94	81	21

Net income	$660	$524	$662	$631

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$0.39	$0.36	$0.49	$0.52
Diluted income per common share from continuing operations	0.39	0.36	0.49	0.52
Net income per share — basic	0.55	0.44	0.56	0.54
Net income per share — diluted	0.55	0.43	0.55	0.53
Cash provided by operations from continuing operations	1,165	446	1,144	631
Common stock — high	32.94	26.49	30.14	32.82
Common stock — low	18.23	20.70	23.42	29.14
Cash dividends declared per share of common stock	0.1875	0.1875	0.1875	0.1875
See notes on following pages.

TIME WARNER INC.
QUARTERLY FINANCIAL INFORMATION
(Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(millions, except per share amounts)
2008 (b)(c)(d)(e)
Total revenues	$6,332	$6,403	$6,558	$7,141
Operating income (loss)	1,020	972	1,279	(6,315)
Amounts attributable to Time Warner Inc. shareholders:
Income (loss) from continuing operations	$384	$414	$632	$(6,520)
Discontinued operations, net of tax	387	378	436	(9,509)

Net income (loss)	$771	$792	$1,068	$(16,029)

Per share information attributable to Time Warner Inc. common shareholders:
Basic income (loss) per common share from continuing operations	$0.32	$0.35	$0.53	$(5.45)
Diluted income (loss) per common share from continuing operations	0.32	0.34	0.53	(5.45)
Net income (loss) per share — basic	0.65	0.66	0.89	(13.41)
Net income (loss) per share — diluted	0.64	0.66	0.89	(13.41)
Cash provided by operations from continuing operations	1,359	844	1,714	375
Common stock — high	50.61	49.89	50.10	39.54
Common stock — low	40.95	42.06	38.04	21.21
Cash dividends declared per share of common stock	0.1875	0.1875	0.1875	0.1875

(a)	Time Warner’s operating income (loss) per common share in 2009 was affected by certain significant transactions and other items affecting comparability. These items consisted of (i) a $33 million loss on the sale of Warner Bros.’ Italian cinema assets in the third quarter; (ii) a $52 million noncash impairment of intangible assets related to Turner’s interest in a general entertainment network in India in the third quarter and a $33 million noncash impairment of certain fixed assets at the Publishing segment in the fourth quarter; (iii) the following net restructuring costs: $36 million during the first quarter, $27 million during the second quarter, $29 million during the third quarter and $120 million during the fourth quarter (Note 12); and (iv) $7 million in net expenses related to securities litigation and government investigations in each of the first, second and third quarters and $9 million in net expenses related to securities litigation and government investigations in the fourth quarter.
(b)	The per share information attributable to Time Warner Inc. common shareholders reflects the 1-for-3 reverse stock split of the Company’s common stock that became effective on March 27, 2009. Per common share amounts for the quarters and full years have each been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period and, with regard to diluted per common share amounts only, because of the inclusion of the effect of potentially dilutive securities only in the periods in which such effect would have been dilutive.
(c)	Time Warner’s operating income (loss) per common share in 2008 was affected by certain significant transactions and other items affecting comparability. These items consisted of (i) an $18 million noncash impairment of GameTap, an online video game business, during the second quarter, a $30 million noncash asset impairment related to the sub-lease with a tenant that filed for bankruptcy in September 2008 during the third quarter, a $7.139 billion noncash impairment to reduce the carrying value of goodwill and intangible assets at the Publishing segment, a $21 million noncash impairment of Southern Living At Home, which was sold in the third quarter of 2009, and a $5 million noncash impairment related to certain other asset write-offs during the fourth quarter; (ii) the following net restructuring costs: $133 million during the first quarter, $2 million during the second quarter, $18 million during the third quarter and $174 million during the fourth quarter (Note 12); (iii) net losses from the disposal of consolidated assets of $3 million in the third quarter; and (iv) $4 million in net expenses related to securities litigation and government investigations in both the first and second quarters, $5 million in net expenses related to securities litigation and government investigations in the third quarter and $8 million in net expenses related to securities litigation and government investigations in the fourth quarter.
(d)	As a result of the legal and structural separation of AOL Inc., the Company has presented the financial condition and results of operations of its former AOL segment as discontinued operations for all periods. In 2009, this resulted in a (i) reduction of revenues of $859 million in the first quarter, $796 million in the second quarter and $769 million in the third quarter; (ii) a decrease in operating income of $150 million in the first quarter, $165 million in the second quarter and $134 million in the third quarter; and (iii) a decrease in income from continuing operations attributable to Time Warner Inc. shareholders of $95 million in the first quarter, $100 million in the second quarter and $82 million in the third quarter. In 2008, this resulted in (i) a reduction of revenues of $1.114 billion in the first quarter, $1.048 billion in the second quarter, $1.001 billion in the third quarter and $958 million in the fourth quarter; (ii) a decrease in operating income of $284 million in the first quarter, $230 million in the second quarter, $268 million in the third quarter and an increase in operating income of $1.929 billion in the fourth quarter; and (iii) a decrease in income from continuing operations attributable to Time Warner Inc. shareholders of $175 million in the first quarter, $156 million in the second quarter, $137 million in the third quarter and an increase in income from continuing operations attributable to Time Warner Inc. shareholders of $1.897 billion in the fourth quarter.
(e)	As a result of the legal and structural separation of Time Warner Cable Inc., the Company has presented the results of operations of its former Cable

TIME WARNER INC.
QUARTERLY FINANCIAL INFORMATION
(Unaudited)

segment as discontinued operations for all periods. In the fourth quarter of 2008, this resulted in a reduction of revenues, an increase in operating income and a reduction in loss from continuing operations attributable to Time Warner Inc. shareholders of $4.187 billion, $13.945 billion and $7.617 billion, respectively.

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
Overview
     Set forth below are condensed consolidating financial statements presenting the financial position, results of operations and cash flows of (i) Time Warner Inc. (the “Parent Company”), (ii) Historic TW Inc. (in its own capacity and as successor to Time Warner Companies, Inc.), Home Box Office, Inc., and Turner Broadcasting System, Inc., each a wholly owned subsidiary of the Parent Company, on a combined basis (collectively, the “Guarantor Subsidiaries”), (iii) the direct and indirect non-guarantor subsidiaries of the Parent Company (the “Non-Guarantor Subsidiaries”) on a combined basis and (iv) the eliminations necessary to arrive at the information for Time Warner Inc. on a consolidated basis. The Guarantor Subsidiaries, fully and unconditionally, jointly and severally, guarantee the securities issued under the Indentures on an unsecured basis.
     The financial information has been recast to reflect the retrospective adoption of amendments to accounting guidance pertaining to the accounting for transfers of financial assets and variable interest entities.
     There are no legal or regulatory restrictions on the Parent Company’s ability to obtain funds from any of its wholly owned subsidiaries through dividends, loans or advances.
Basis of Presentation
     In presenting the condensed consolidating financial statements, the equity method of accounting has been applied to (i) the Parent Company’s interests in the Guarantor Subsidiaries and (ii) the Guarantor Subsidiaries’ interests in the Non-Guarantor Subsidiaries, where applicable, even though all such subsidiaries meet the requirements to be consolidated under U.S. generally accepted accounting principles. All intercompany balances and transactions between the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been eliminated, as shown in the column “Eliminations.”
     The Parent Company’s accounting bases in all subsidiaries, including goodwill and identified intangible assets, have been “pushed down” to the applicable subsidiaries. Interest income (expense) is determined based on third-party debt and the relevant intercompany amounts within the respective legal entity.
     All direct and indirect domestic subsidiaries are included in Time Warner Inc.’s consolidated U.S. tax return. In the condensed consolidating financial statements, tax expense has been allocated based on each such subsidiary’s relative pretax income to the consolidated pretax income. With respect to the use of certain consolidated tax attributes (principally operating and capital loss carryforwards), such benefits have been allocated to the respective subsidiary that generated the taxable income permitting such use (i.e., pro-rata based on where the income was generated). For example, to the extent a Non-Guarantor Subsidiary generated a gain on the sale of a business for which the Parent Company utilized tax attributes to offset such gain, the tax attribute benefit would be allocated to that Non-Guarantor Subsidiary. Deferred taxes of the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been allocated based upon the temporary differences between the carrying amounts of the respective assets and liabilities of the applicable entities.
     Corporate overhead expenses have been reflected as expenses of the Parent Company and have not been allocated to the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries. Certain transfers of cash between subsidiaries and their parent companies, and intercompany dividends, are reflected as cash flows from investing and financing activities in the accompanying condensed consolidating statements of cash flows. All other intercompany activity is reflected in cash flows from operations.

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Balance Sheet
December 31, 2009
(millions)

					Time
	Parent	Guarantor	Non-Guarantor		Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$3,863	$138	$732	$-	$4,733
Receivables, net	44	641	4,385	-	5,070
Securitized receivables	-	-	805		805
Inventories	-	506	1,263	-	1,769
Deferred income taxes	670	633	477	(1,110)	670
Prepaid expenses and other current assets	148	68	429	-	645

Total current assets	4,725	1,986	8,091	(1,110)	13,692
Noncurrent inventories and film costs	-	1,814	4,055	(115)	5,754
Investments in amounts due to and from consolidated subsidiaries	41,585	20,782	11,241	(73,608)	-
Investments, including available-for-sale securities	65	392	1,603	(518)	1,542
Property, plant and equipment, net	382	496	3,044	-	3,922
Intangible assets subject to amortization, net	-	1	2,675	-	2,676
Intangible assets not subject to amortization	-	2,007	5,727	-	7,734
Goodwill	-	9,879	19,760	-	29,639
Other assets	196	69	835	-	1,100

Total assets	$46,953	$37,426	$57,031	$(75,351)	$66,059

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$657	$1,164	$6,049	$(63)	$7,807
Deferred revenue	-	13	789	(21)	781
Debt due within one year	-	12	45	-	57
Non-recourse debt	-	-	805		805
Current liabilities of discontinued operations	23	-	-	-	23

Total current liabilities	680	1,189	7,688	(84)	9,473
Long-term debt	9,979	5,335	32	-	15,346
Due (to) from affiliates	(907)	-	907	-	-
Deferred income taxes	1,607	3,147	2,658	(5,805)	1,607
Deferred revenue	-	-	360	(91)	269
Other noncurrent liabilities	2,198	2,004	3,525	(1,760)	5,967
Equity
Due (to) from Time Warner and subsidiaries	-	(19,327)	1,461	17,866	-
Other shareholders’ equity	33,396	45,078	40,399	(85,477)	33,396

Total Time Warner Inc. shareholders’ equity	33,396	25,751	41,860	(67,611)	33,396
Noncontrolling interests	-	-	1	-	1

Total equity	33,396	25,751	41,861	(67,611)	33,397

Total liabilities and equity	$46,953	$37,426	$57,031	$(75,351)	$66,059

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Balance Sheet
December 31, 2008
(millions)

					Time
	Parent	Guarantor	Non-Guarantor		Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets
Cash and equivalents	$469	$103	$510	$-	$1,082
Receivables, net	67	675	4,414	-	5,156
Securitzed receivables	-	-	805	-	805
Inventories	-	548	1,287	-	1,835
Deferred income taxes	565	450	406	(856)	565
Prepaid expenses and other current assets	215	106	410	-	731
Current assets of discontinued operations	-	-	7,215	-	7,215

Total current assets	1,316	1,882	15,047	(856)	17,389
Noncurrent inventories and film costs	-	1,737	3,726	(124)	5,339
Investments in amounts due to and from consolidated subsidiaries	59,765	38,193	11,178	(109,136)	-
Investments, including available-for-sale securities	68	382	1,404	(461)	1,393
Property, plant and equipment, net	406	499	3,195	-	4,100
Intangible assets subject to amortization, net	-	2	3,142	-	3,144
Intangible assets not subject to amortization	-	2,009	5,719	-	7,728
Goodwill	-	9,879	19,731	-	29,610
Other assets	105	101	994	-	1,200
Noncurrent assets of discontinued operations	-	-	44,574	-	44,574

Total assets	$61,660	$54,684	$108,710	$(110,577)	$114,477

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$463	$1,032	$6,371	$(87)	$7,779
Deferred revenue	-	8	876	(16)	868
Debt due within one year	2,000	12	29	-	2,041
Non-recourse debt	-	-	805	-	805
Current liabilities of discontinued operations	-	-	3,447	-	3,447

Total current liabilities	2,463	1,052	11,528	(103)	14,940
Long-term debt	14,466	5,350	39	-	19,855
Due (to) from affiliates	(847)	-	847	-	-
Deferred income taxes	1,159	2,779	2,679	(5,458)	1,159
Deferred revenue	-	-	379	(113)	266
Other noncurrent liabilities	2,127	2,330	4,045	(1,821)	6,681
Noncurrent liabilities of discontinued operations	-	-	26,249	-	26,249
Equity
Due (to) from Time Warner and subsidiaries	-	(15,308)	(30,151)	45,459	-
Other shareholders’ equity	42,292	58,481	89,921	(148,402)	42,292

Total Time Warner Inc. shareholders’ equity	42,292	43,173	59,770	(102,943)	42,292
Noncontrolling interests	-	-	3,174	(139)	3,035

Total equity	42,292	43,173	62,944	(103,082)	45,327

Total liabilities and equity	$61,660	$54,684	$108,710	$(110,577)	$114,477

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Operations
For The Year Ended December 31, 2009
(millions)

					Time
	Parent	Guarantor	Non-Guarantor		Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$-	$5,132	$20,597	$(341)	$25,388

Costs of revenues	-	(2,558)	(12,006)	329	(14,235)
Selling, general and administrative	(345)	(845)	(4,890)	7	(6,073)
Amortization of intangible assets	-	-	(280)	-	(280)
Restructuring costs	-	(8)	(204)	-	(212)
Asset impairments	-	(2)	(83)	-	(85)
Loss on sale of assets	-	-	(33)	-	(33)

Operating income (loss)	(345)	1,719	3,101	(5)	4,470
Equity in pretax income of consolidated subsidiaries	4,331	3,019	1,226	(8,576)	-
Interest income (expense), net	(738)	(434)	-	6	(1,166)
Other loss, net	(11)	(1)	32	(87)	(67)

Income from continuing operations before income taxes	3,237	4,303	4,359	(8,662)	3,237
Income tax provision	(1,153)	(1,498)	(1,571)	3,069	(1,153)

Income from continuing operations	2,084	2,805	2,788	(5,593)	2,084
Discontinued operations, net of tax	428	157	509	(666)	428

Net income	2,512	2,962	3,297	(6,259)	2,512
Less Net income attributable to noncontrolling interests	(35)	(21)	(49)	70	(35)

Net income attributable to Time Warner Inc. shareholders	$2,477	$2,941	$3,248	$(6,189)	$2,477

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Operations
For The Year Ended December 31, 2008
(millions)

					Time
	Parent	Guarantor	Non-Guarantor		Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$-	$5,049	$21,756	$(371)	$26,434

Costs of revenues	-	(2,637)	(12,642)	368	(14,911)
Selling, general and administrative	(343)	(1,097)	(5,241)	3	(6,678)
Amortization of intangible assets	-	(2)	(344)	-	(346)
Restructuring costs	(12)	3	(318)	-	(327)
Asset impairments	-	-	(7,213)	-	(7,213)
Loss on sale of assets	-	-	(3)	-	(3)

Operating income (loss)	(355)	1,316	(4,005)	-	(3,044)
Equity in pretax income (loss) of consolidated subsidiaries	(3,163)	(3,599)	1,435	5,327	-
Interest income (expense), net	(920)	(939)	499	-	(1,360)
Other income (loss), net	41	48	(64)	(18)	7

Loss from continuing operations before income taxes	(4,397)	(3,174)	(2,135)	5,309	(4,397)
Income tax provision	(693)	(1,150)	(1,433)	2,583	(693)

Loss from continuing operations	(5,090)	(4,324)	(3,568)	7,892	(5,090)
Discontinued operations, net of tax	(9,559)	(8,136)	(9,525)	17,661	(9,559)

Net loss	(14,649)	(12,460)	(13,093)	25,553	(14,649)
Less Net loss attributable to noncontrolling interests	1,251	1,174	1,267	(2,441)	1,251

Net loss attributable to Time Warner Inc. shareholders	$(13,398)	$(11,286)	$(11,826)	$23,112	$(13,398)

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Operations
For The Year Ended December 31, 2007
(millions)

					Time
	Parent	Guarantor	Non-Guarantor		Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Revenues	$-	$4,840	$21,674	$(303)	$26,211

Costs of revenues	-	(2,650)	(13,043)	300	(15,393)
Selling, general and administrative	(553)	(741)	(4,912)	3	(6,203)
Amortization of intangible assets	-	(2)	(304)	-	(306)
Restructuring costs	(10)	(37)	(67)	-	(114)
Asset impairments	-	-	(34)	-	(34)
Gain on sale of assets	-	-	6	-	6

Operating income (loss)	(563)	1,410	3,320	-	4,167
Equity in pretax income of consolidated subsidiaries	4,212	3,889	1,391	(9,492)	-
Interest income (expense), net	(955)	(1,163)	650	-	(1,468)
Other income (loss), net	52	9	37	(51)	47

Income from continuing operations before income taxes	2,746	4,145	5,398	(9,543)	2,746
Income tax provision	(859)	(1,423)	(1,863)	3,286	(859)

Income from continuing operations	1,887	2,722	3,535	(6,257)	1,887
Discontinued operations, net of tax	2,740	1,375	2,734	(4,109)	2,740

Net income	4,627	4,097	6,269	(10,366)	4,627
Less Net income attributable to noncontrolling interests	(240)	(180)	(273)	453	(240)

Net income attributable to Time Warner Inc. shareholders	$4,387	$3,917	$5,996	$(9,913)	$4,387

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Cash Flows
For The Year Ended December 31, 2009
(millions)

			Non-
	Parent	Guarantor	Guarantor		Time Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
OPERATIONS
Net income	$2,512	$2,962	$3,297	$(6,259)	$2,512
Less Discontinued operations, net of tax	428	157	509	(666)	428

Net income from continuing operations	2,084	2,805	2,788	(5,593)	2,084
Adjustments for noncash and nonoperating items:
Depreciation and amortization	40	127	781	-	948
Amortization of film and television costs	-	2,032	4,366	5	6,403
Asset impairments	-	2	83	-	85
Loss on investments and other assets, net	9	3	37	-	49
Deficiency of distributions over equity in pretax income of consolidated subsidiaries, net of cash cash distribitions	(4,331)	(3,019)	(1,226)	8,576	-
Equity in (income) losses of investee companies, net of distributions	-	(6)	80	-	74
Equity-based compensation	34	45	96	-	175
Deferred income taxes	346	376	357	(733)	346
Changes in operating assets and liabilities, net of acquisitions	826	(731)	(4,613)	(2,260)	(6,778)
Intercompany	-	1,742	(1,742)	-	-

Cash provided (used) by operations from continuing operations	(992)	3,376	1,007	(5)	3,386

INVESTING ACTIVITIES
Investments in available-for-sale securities	(2)	-	(2)	-	(4)
Investments and acquisitions, net of cash acquired	(322)	(5)	(418)	-	(745)
Capital expenditures	(33)	(125)	(389)	-	(547)
Investment proceeds from available-for-sale securities	3	-	47	-	50
Proceeds from the Special Dividend paid by Time Warner Cable Inc.	9,253	-	-	-	9,253
Advances to parent and consolidated subsidiaries	3,968	788	-	(4,756)	-
Other investment proceeds	64	35	82	-	181

Cash provided (used) by investing activities from continuing operations	12,931	693	(680)	(4,756)	8,188

FINANCING ACTIVITIES
Borrowings	3,493	-	90	-	3,583
Debt repayments	(9,983)	-	(67)	-	(10,050)
Proceeds from exercise of stock options	56	-	-	-	56
Excess tax benefit on stock options	1	-	-	-	1
Principal payments on capital leases	-	(14)	(4)	-	(18)
Repurchases of common stock	(1,158)	-	-	-	(1,158)
Dividends paid	(897)	-	-	-	(897)
Other financing activities	(57)	-	-	-	(57)
Change in due to/from parent and investment in segment	-	(4,020)	(741)	4,761	-

Cash used by financing activities from continuing operations	(8,545)	(4,034)	(722)	4,761	(8,540)

Cash provided (used) by continuing operations	3,394	35	(395)	-	3,034

Cash provided by operations from discontinued operations	-	-	1,324	-	1,324
Cash used by investing activities from discontinued operations	-	-	(763)	-	(763)
Cash used by financing activities from discontinued operations	-	-	(5,255)	-	(5,255)
Effect of change in cash and equivalents of discontinued operations	-	-	5,311	-	5,311

Cash provided by discontinued operations	-	-	617	-	617

INCREASE IN CASH AND EQUIVALENTS	3,394	35	222	-	3,651
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	469	103	510	-	1,082

CASH AND EQUIVALENTS AT END OF PERIOD	$3,863	$138	$732	$-	$4,733

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Cash Flows
For The Year Ended December 31, 2008
(millions)

			Non-
	Parent	Guarantor	Guarantor		Time Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
OPERATIONS
Net loss	$(14,649)	$(12,460)	$(13,093)	$25,553	$(14,649)
Less Discontinued operations, net of tax	(9,559)	(8,136)	(9,525)	17,661	(9,559)

Net loss from continuing operations	(5,090)	(4,324)	(3,568)	7,892	(5,090)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	43	117	854	-	1,014
Amortization of film and television costs	-	2,072	3,754	-	5,826
Asset impairments	-	-	7,213	-	7,213
(Gain) loss on investments and other assets, net	(14)	3	63	-	52
Excess (deficiency) of distributions over equity in pretax (income) loss of consolidated subsidiaries, net of cash distributions	3,163	3,599	(1,435)	(5,327)	-
Equity in (income) losses of investee companies, net of cash distributions	-	(41)	62	-	21
Equity-based compensation	44	43	105	-	192
Deferred income taxes	410	247	121	(368)	410
Changes in operating assets and liabilities, net of acquisitions	79	(1,362)	(1,871)	(2,192)	(5,346)
Intercompany	-	1,599	(1,599)	-	-

Cash provided (used) by operations from continuing operations	(1,365)	1,953	3,699	5	4,292

INVESTING ACTIVITIES
Investments in available-for-sale securities	(9)	-	(10)	-	(19)
Investments and acquisitions, net of cash acquired	(98)	(16)	(615)	-	(729)
Capital expenditures and product development costs	(15)	(145)	(522)	-	(682)
Investment proceeds from available-for-sale securities	10	-	3	-	13
Advances to parent and consolidated subsidiaries	3,072	2,988	1,256	(7,316)	-
Other investment proceeds	21	41	69	-	131

Cash provided (used) by investing activities from continuing operations	2,981	2,868	181	(7,316)	(1,286)

FINANCING ACTIVITIES
Borrowings	33,170	-	22	-	33,192
Debt repayments	(34,539)	(166)	(266)	-	(34,971)
Proceeds from exercise of stock options	134	-	-	-	134
Excess tax benefit on stock options	3	-	-	-	3
Principal payments on capital leases	-	(5)	(12)	-	(17)
Repurchases of common stock	(332)	-	-	-	(332)
Dividends paid	(901)	-	-	-	(901)
Other financing activities	(3)	-	-	-	(3)
Change in due to/from parent and investment in segment	735	(4,600)	(3,446)	7,311	-

Cash used by financing activities from continuing operations	(1,733)	(4,771)	(3,702)	7,311	(2,895)

Cash provided (used) by continuing operations	(117)	50	178	-	111

Cash provided by operations from discontinued operations	-	-	6,268	-	6,268
Cash used by investing activities from discontinued operations	-	-	(5,213)	-	(5,213)
Cash provided by financing activities from discontinued operations	-	-	3,983	-	3,983
Effect of change in cash and equivalents of discontinued operations	-	-	(5,200)	-	(5,200)

Cash used by discontinued operations	-	-	(162)	-	(162)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(117)	50	16	-	(51)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	586	53	494	-	1,133

CASH AND EQUIVALENTS AT END OF PERIOD	$469	$103	$510	$-	$1,082

TIME WARNER INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS – (Continued)
Consolidating Statement of Cash Flows
For The Year Ended December 31, 2007
(millions)

			Non-
	Parent	Guarantor	Guarantor		Time Warner
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
OPERATIONS
Net income	$4,627	$4,097	$6,269	$(10,366)	$4,627
Less Discontinued operations, net of tax	2,740	1,375	2,734	(4,109)	2,740

Net income from continuing operations	1,887	2,722	3,535	(6,257)	1,887
Adjustments for noncash and nonoperating items:
Depreciation and amortization	44	104	784	-	932
Amortization of film and television costs	-	2,042	4,034	-	6,076
Asset impairments	-	-	34	-	34
Gain on investments and other assets, net	(8)	-	(71)	-	(79)
Deficiency of distributions over equity in pretax income of consolidated subsidiaries, net of cash distributions	(4,212)	(3,889)	(1,391)	9,492	-
Equity in (income) losses of investee companies, net of cash distributions	-	(5)	54	-	49
Equity-based compensation	50	38	107	-	195
Deferred income taxes	1,296	(190)	94	96	1,296
Changes in operating assets and liabilities, net of acquisitions	32	(1,251)	(2,478)	(3,410)	(7,107)
Intercompany	-	1,836	(1,836)	-	-

Cash provided (used) by operations from continuing operations	(911)	1,407	2,866	(79)	3,283

INVESTING ACTIVITIES
Investments in available-for-sale securities	(7)	-	(87)	-	(94)
Investments and acquisitions, net of cash acquired	2	(14)	(539)	-	(551)
Capital expenditures and product development costs	(2)	(171)	(543)	-	(716)
Investment proceeds from available-for-sale securities	10	-	26	-	36
Advances to parent and consolidated subsidiaries	4,234	4,290	1,147	(9,671)	-
Other investment proceeds	(4)	29	598	-	623

Cash provided (used) by investing activities from continuing operations	4,233	4,134	602	(9,671)	(702)

FINANCING ACTIVITIES
Borrowings	6,293	-	203	-	6,496
Debt repayments	(2,722)	(546)	(86)	-	(3,354)
Proceeds from exercise of stock options	520	-	1	-	521
Excess tax benefit on stock options	71	-	-	-	71
Principal payments on capital leases	-	(8)	(8)	-	(16)
Repurchases of common stock	(6,231)	-	-	-	(6,231)
Dividends paid	(871)	-	-	-	(871)
Other financing activities	(3)	-	-	-	(3)
Change in due to/from parent and investment in segment	-	(5,016)	(4,734)	9,750	-

Cash used by financing activities from continuing operations	(2,943)	(5,570)	(4,624)	9,750	(3,387)

Cash provided (used) by continuing operations	379	(29)	(1,156)	-	(806)

Cash provided by operations from discontinued operations	-	-	5,077	-	5,077
Cash used by investing activities from discontinued operations	-	-	(3,316)	-	(3,316)
Cash used by financing activities from discontinued operations	-	-	(988)	-	(988)
Effect of change in cash and equivalents of discontinued operations	-	-	79	-	79

Cash provided by discontinued operations	-	-	852	-	852

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	379	(29)	(304)	-	46
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	207	82	798	-	1,087

CASH AND EQUIVALENTS AT END OF PERIOD	$586	$53	$494	$-	$1,133

TIME WARNER INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2009, 2008 and 2007
(millions)

	Balance at	Additions Charged		Balance at
	Beginning of	to Costs		End of
Description	Period	and Expenses	Deductions	Period
2009:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$435	$84	$(152)	$367
Reserves for sales returns and allowances	1,791	2,673	(2,584)	1,880

Total	$2,226	$2,757	$(2,736)	$2,247

2008:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$423	$117	$(105)	$435
Reserves for sales returns and allowances	1,869	3,017	(3,095)	1,791

Total	$2,292	$3,134	$(3,200)	$2,226

2007:
Reserves deducted from accounts receivable:
Allowance for doubtful accounts	$429	$70	$(76)	$423
Reserves for sales returns and allowances	1,726	2,853	(2,710)	1,869

Total	$2,155	$2,923	$(2,786)	$2,292